      As filed with the Securities and Exchange Commission on May 7, 1999

                                                        Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           ENGAGE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

        Delaware                     7372                     04-3281378
     (State or other           (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                                ---------------

                           Engage Technologies, Inc.
                             100 Brickstone Square
                        Andover, MA 01810 (978) 684-3884
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 Paul L. Schaut
                     President and Chief Executive Officer
                           Engage Technologies, Inc.
                             100 Brickstone Square
                        Andover, MA 01810 (978) 684-3884
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

        MARK G. BORDEN, ESQ.                    KEITH F. HIGGINS, ESQ.
        THOMAS S. WARD, ESQ.                         ROPES & GRAY
          HALE AND DORR LLP                    One International Place
           60 State Street                         Boston, MA 02110
          Boston, MA 02109                          (617) 951-7000
           (617) 526-6000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
       Title of each Class              Proposed Maximum          Amount of
  of Securities to be Registered   Aggregate Offering Price(1) Registration Fee
-------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share...........................          $75,000,000             $20,850
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion. Dated      , 1999.

                                        Shares

                           Engage Technologies, Inc.
[LOGO OF ENGAGE TECHNOLOGIES APPEARS HERE]
                                  Common Stock

                                  -----------

  This is an initial public offering of shares of Engage Technologies, Inc. All
of the     shares of common stock are being sold by Engage.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $ and $ . Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ENGA".

  Upon completion of this offering, CMGI, Inc. will directly own approximately % of the outstanding shares of Engage common stock and will continue to control Engage.

  Please see "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Engage............................   $       $

  The underwriters may, under certain circumstances, purchase up to an
additional     shares from Engage at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on      , 1999.

Goldman, Sachs & Co.

                               Hambrecht & Quist

                                                        Bear, Stearns & Co. Inc.

                                  -----------

                         Prospectus dated      , 1999.

                The inside front cover contains the following:

   [Graphical description of the product families offered by Engage. The page contains an image of three smaller circles surrounding and overlapping a larger circle. One small circle is labelled, "Targeted Delivery of Content and Commerce". One small circle is labelled, "Targeted Delivery of Advertising". One small circle is labelled, "Strategic Marketing Intelligence and Analysis". The larger circle is labelled, "Engage Profiling Solutions".]

   [Graphical depiction of how a profile is created and used. The page contains an image of a person sitting before a computer screen; next to the person is a box containing sample scores within a user profile. The same image is repeated three times, with the scores in the profile box changed beneath each of the images. The same image is again repeated at the bottom of the page, adjacent to which are groups of three banner advertisements, three e-commerce promotions and three types of editorial content. Arrows point from these groups to a graphic of a computer screen that has one box labelled "Ad Banner", another "Dynamic Content" and another "Promo".]

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and Engage's financial statements and the notes to those statements appearing elsewhere in this prospectus.

   This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Engage and our industry. These forward-looking statements involve risks and uncertainties. Engage's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. Engage undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                           Engage Technologies, Inc.

                                  Our Business

   Engage is a leading provider of profile-driven Internet marketing solutions. Engage has developed proprietary technology that enables it and its customers to create Web user profiles providing detailed information about individual consumer preferences without personally identifiable user information. Based on this technology, Engage has built the Engage Knowledge database, which currently contains more than 30 million anonymous consumer profiles built with data drawn from multiple, diverse Web sites. When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor with his or her profile in the profile database. The Web site can then use the profile to target advertisements, content and e-commerce offerings to that visitor based on his or her particular preferences, demographic characteristics and geographic location.

   Each Engage Knowledge profile contains interest codes that reflect a Web user's inferred preference level in hundreds of standard categories and subcategories, such as books, business, computers, fashion, sports and travel. Categories can be further customized to meet the needs of a specific customer or market. These profiles are continuously updated and refined based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions. Engage Knowledge profiles are designed to protect the privacy of Web users because they do not contain information about the identity of an individual user, such as name, home or e-mail address or domain name.

   Engage's products and services include:

  . Engage Knowledge, a service that is currently being tested with customers and will allow real-time access to Engage's centralized database of anonymous global profiles of Web users;

  . Engage ProfileServer, a software product used by customers to create and deliver site-specific profiles of Web users;

  . Accipiter AdManager, an online advertising management system that automates the scheduling, targeting and delivery of ads on Web sites and the reporting of advertising campaign results;

  . Accipiter AdBureau, an outsourced online advertising management service using AdManager technology;

  . I/PRO services, which provide outsourced Web site traffic analysis and audits; and

  . Engage DecisionSupportServer, a software product that allows customers to perform sophisticated analyses of the behavior and interests of their Web site visitors.

   As of April 30, 1999, Engage had sold its software and services to approximately 300 customers including CNET, Dell, Lycos, Microsoft and Sportsline USA.

                             Our Market Opportunity

   The Internet is capable of transforming the way businesses market and sell products. The interactive nature of the Web offers the potential for businesses to market to individuals on a one-to-one basis in real-time. Businesses are seeking to improve the effectiveness of their marketing campaigns by directing their advertisements and promotions toward the Web users they most want to reach. By targeting advertisements and promotions to the most relevant users, Internet marketers seek to improve their response rates and brand awareness and reduce costs by eliminating spending that is not directed to their desired audience.

   While the growth and interactive nature of the Internet are generating a large volume of consumer data useful for targeted marketing, Web users are increasingly concerned about the potential for loss or abuse of their privacy. To balance the desires of Internet marketers and consumers, there is a need for a solution that enables marketers to tailor their offerings effectively to individual users, while also preserving the privacy and anonymity available to individuals on the Internet.

                                  Our Strategy

   Engage's strategy includes a number of elements designed to enhance its position as a leading provider of profile-driven Internet marketing solutions:

  Exploit position as leader in profiling technology. We believe we have the opportunity to establish Engage as the recognized brand for audience targeting on the Internet by developing a family of "Engage-enabled" products and services that use our proprietary profiling technology.

  Offer multiple solutions based on open Web architecture. To promote broad acceptance of Engage profiles, we plan to continue to design our products based on an open Web architecture to work both with our own applications and third-party applications.

  Continue to enhance profiles. We intend to continue to improve the quality and usefulness of Engage Knowledge profiles by increasing our installed base of subscribers to the Engage Knowledge data service, improving our profiling algorithms and technology and refining our profile categories to provide broader, more detailed and market-specific information.

  Focus on specific markets. We plan to tailor our profiling solutions for specific markets, including Web publishers and advertising networks and vertical markets such as automotive, retail and other industry-specific markets.

  Leverage family of Engage solutions. We intend to cross-sell our products and services to our existing installed base of customers.

  Maintain position as trusted leader in Internet privacy. We plan to maintain our commitment and leadership regarding issues of consumer privacy on the Internet.

                                  Our Offices

   Engage was incorporated in Delaware on July 18, 1995. Our principal executive offices are located at 100 Brickstone Square, Andover, MA 01810. Our telephone number at that location is 978-684-3884. Our Internet address is www.engage.com. The information contained on our Web site is not incorporated by reference in this prospectus.

                                  The Offering

 Shares offered by Engage......................    shares
 Shares to be outstanding after this offering..    shares(1)
 Proposed Nasdaq National Market symbol........ ENGA
 Use of proceeds............................... For general corporate purposes, including working capital

--------
(1) Based on 19,679,569 shares of common stock outstanding as of April 30,
    1999, plus     shares of common stock issuable upon conversion of
    outstanding convertible notes and convertible preferred stock as of that date. Excludes 3,233,897 shares issuable upon the exercise of outstanding stock options as of April 30, 1999.

   Engage, the Engage logo, Accipiter, AdBureau, AdManager, ProfileServer, DSServer, Engage Knowledge, Engage Technologies, I/AUDIT and I/PRO are trademarks of Engage. All other trademarks and service marks are the property of their respective owners.

   Unless otherwise specifically stated, information throughout this prospectus assumes:

  . the underwriters' over-allotment option is not exercised;

  . the conversion of $    of indebtedness to CMGI into     shares of
    convertible preferred stock prior to the closing of this offering;

  . the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering;

  . the effectiveness of a -for- stock split immediately prior to the date of this prospectus; and

  . an initial public offering price of $    per share.

                             Summary Financial Data

   The following table summarizes our statement of operations data. This financial information reflects the results of operations of Accipiter since April 8, 1998 and does not reflect the results of operations of I/PRO, which was acquired in April 1999.

                                                                   Six Months
                                                                      Ended
                           July 18, 1995   Year Ended July 31,     January 31,
                            (inception)    --------------------  ----------------
                          to July 31, 1996   1997       1998      1998     1999
                          ---------------- ---------  ---------  ------  --------
                                                                   (unaudited)
                                 (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................      $            $      25  $   2,217  $  164  $  4,265
Cost of revenue.........          --              31      2,242     438     3,064
                              -------      ---------  ---------  ------  --------
  Gross (loss) profit...          --              (6)       (25)   (274)    1,201
Operating expenses:
 In-process research and
  development...........          --             --       9,200     --        --
 Research and
  development...........        1,796          7,261      5,925   3,460     3,878
 Selling and marketing..          155          1,566      4,031   1,279     3,732
 General and
  administrative........          428          1,429      2,333     484     1,586
 Amortization of
  goodwill and other
  intangibles...........          --             --       1,273     --      1,909
                              -------      ---------  ---------  ------  --------
  Total operating
   expenses.............        2,379         10,256     22,762   5,223    11,105
                              -------      ---------  ---------  ------  --------
Loss from operations....       (2,379)       (10,262)   (22,787) (5,497)   (9,904)
Gain on sale of product
 rights.................          --             --       9,240   9,240       --
Equity in loss of joint
 venture................          --             --         --      --       (160)
Interest expense, net...          --             --        (172)    --       (339)
                              -------      ---------  ---------  ------  --------
Net (loss) income.......      $(2,379)     $ (10,262) $ (13,719) $3,743  $(10,403)
                              =======      =========  =========  ======  ========
Pro forma basic and
 diluted net loss per
 share..................                              $   (1.64)         $  (0.62)
                                                      =========          ========
Weighted average shares
 of common stock used in
 computing pro forma
 basic and diluted net
 loss per share.........                                  8,375            16,824
                                                      =========          ========

   The following table is a summary of our balance sheet at January 31, 1999
(1) on an actual basis, (2) on a pro forma basis after giving effect to the conversion of all debt to CMGI into shares of convertible preferred stock and the conversion of all outstanding convertible preferred stock into common stock
and (3) on a pro forma as adjusted basis to reflect the sale of     shares of
common stock at an assumed initial public offering price of $    per share,
after deducting the underwriting discount and estimated offering expenses.

                                                        January 31, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Balance Sheet Data:
Cash and equivalents............................. $   --    $  --        $
Working capital (deficit)........................ (14,754)  (5,407)
Total assets.....................................  22,782   22,782
Debt to CMGI.....................................   9,347      --
Stockholders' equity.............................   4,345   13,692

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.
  We have only been in business for a short period of time and your basis for evaluating us is limited

   We were incorporated in July 1995 and we commenced operations in September 1995. You must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet market. Because we have only a limited operating history, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

      We have incurred substantial losses and anticipate continued losses

   We have never been profitable. We incurred net losses of $10.4 million for the six months ended January 31, 1999, $13.7 million for the fiscal year ended July 31, 1998 and $10.3 million for the fiscal year ended July 31, 1997. We expect to increase our spending significantly and therefore expect to continue to incur significant losses for the foreseeable future.

   We will need to generate significant additional revenue to achieve profitability. We may not achieve profitability. If our revenue grows more slowly than we anticipate or if our operating expenses either increase more than we expect or cannot be reduced in light of lower revenue, our business, financial condition and results of operations will be materially and adversely affected.

 We have recently begun to introduce our Engage Knowledge data service, and it is uncertain whether it will achieve widespread customer acceptance

   We have implemented our Engage Knowledge data service with customers on a test basis and have not yet realized any revenue from sales of this service. While we expect to implement this service on a commercial basis in July 1999, we may encounter delays or difficulties in this commercial introduction. The global profiling capabilities used to create and maintain the Engage Knowledge data service serve as the platform for most of our current and planned profile-driven products and services. We expect that a significant portion of our future revenue will depend on sales of the Engage Knowledge data service and other products and services incorporating our global profile technology. There can be no assurance that our Engage Knowledge data service, or our profiling approach for the creation of anonymous profiles, will achieve widespread customer acceptance, and any failure to do so would have a material adverse effect on our business, financial condition and results of operations.

 Profile-based targeting may not achieve its intended benefits and our revenue therefore may not grow as expected

   Our products and services are designed to enable Web publishers, advertisers and merchants to target their intended audiences more effectively. Because Engage profiling technology is new, we cannot be sure that the use of our anonymous profiles will result in more effective targeting of advertisements or other marketing and promotional activities. Our revenue would be adversely affected if advertisers and merchants do not perceive that the use of profiles will improve the effectiveness of their marketing campaigns or if our customers are otherwise unable to generate a sufficient return on investment from the use of our profiles. If the use of our profile-driven solutions does not demonstrably improve the responsiveness of Web visitors, Engage's business, financial condition and results of operations will be materially adversely affected.

    The value of Engage Knowledge depends on continued contributions of data from customers

   The anonymous user profiles currently in the Engage Knowledge database have been created from data generated by customers that are testing the Engage Knowledge data service. Engage Knowledge customers currently can elect not to contribute user data to the Engage global profile database. Customers may elect not to contribute data due to concerns relating to sharing proprietary information about their users and perceived privacy concerns. Decisions by major customers not to contribute their data would hinder the quality and growth of the Engage Knowledge database and could severely impair the effectiveness and value of the Engage Knowledge data service and our other planned profile-based products. Although customers that do not contribute their data generally are required to pay significantly higher subscription fees for use of the Engage Knowledge data service, the impact of these higher fees may be insufficient to cause customers to contribute data to the Engage Knowledge database.

  We may not be successful in developing profile-driven solutions for specific vertical markets

   We plan to develop Engage Knowledge data services that are tailored for the requirements of specific vertical markets, such as the automotive, retail and other industry-specific markets. Our success in introducing these services will depend on our ability to obtain access to the consumer information necessary to create a meaningful database of market-specific interests and preferences, as well as the ability to enter into strategic alliances with partners having expertise in these markets. There can be no assurance that we will be successful in obtaining this data or the necessary strategic alliances, and any failure to do so would impair our ability to introduce our planned products and services for these markets.

  Our quarterly operating results are subject to significant fluctuations and you should not rely on them as an indication of our future results

   Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. Future revenue is difficult to forecast and for the foreseeable future will be influenced by the timing and amount of sales to new customers, as well as user traffic levels and advertising and electronic commerce activity on our customers' Web sites.

   We are one of the first companies to offer profile-driven marketing solutions. As a result, we must educate potential customers on the use and benefits of our products and services. In addition, the implementation of the Engage Knowledge data service requires a significant commitment of resources by our customers. It can, in some cases, take our sales organization several months to finalize a sale. This makes it difficult to predict the quarter in which a sale may occur.

   Many of our expenses, particularly personnel costs and rent, are relatively fixed, and are incurred in part based on expectations of future revenue. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter.

   Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline.

  We will continue to be controlled by CMGI, Inc., whose interests may differ from other stockholders

   CMGI, Inc. currently beneficially owns approximately 96% of the outstanding shares of our common stock, and after the offering will own approximately % of the outstanding shares of our common stock. Accordingly, CMGI will continue to have the power to elect our entire board of directors and to approve or disapprove any corporate transaction or other matter submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions. The interests of

CMGI may differ from the interests of the other stockholders. Future decisions by CMGI as to the disposition of any or all of its ownership position in Engage could be influenced by the possible need of CMGI to maintain control of Engage in order for CMGI to avoid becoming a registered investment company. CMGI's ownership may have the effect of delaying or preventing a change in control of us or discouraging a potential acquiror from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock. See "Transactions and Relationship Between Engage and CMGI".

A material portion of our growth to date has been attributable to sales to CMGI affiliates

   Eleven of our customers are affiliates of CMGI. To the extent that our growth in revenue has been attributable to sales of products and services to these affiliates, there can be no assurance that our historical rate of growth is an indication of our future prospects. CMGI has been and continues to be instrumental in introducing Engage to customers and other business partners. If the relationship between Engage and CMGI ended or was fundamentally altered, our business, financial condition and results of operations could be materially adversely affected.

  Growing concerns about the use of "cookies" may limit our ability to develop user profiles

   Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time.

   Some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies.

   If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.

   Legislation or regulations may be adopted that could affect our ability to generate or use information for profiles and may hinder our ability to conduct business

   The legal and regulatory environment governing the Internet and the use of information about Web users is uncertain and may change. United States legislators in the past have introduced a number of bills that would regulate the collection and use of personal data from Internet users and additional similar bills are being considered during the current congressional session. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. In addition, Germany has imposed its own laws protecting data that can become personally identifiable through subsequent processing. Other countries may also enact limitations on the use of personal data.

   To date, these regulations have not materially restricted the use of our products. However, legislation or regulations may in the future be adopted which may limit our ability to target advertising or collect and use information in one or more countries. Further, a number of laws and regulations have been and may be adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities and our customers. Any of the foregoing developments could have a material adverse effect on our business, financial condition and results of operations.

            We may have difficulty managing our expanding operations

   We have recently experienced a period of rapid growth. Our total revenue increased from $25,000 in the fiscal year ended July 31, 1997 to $2.2 million in the fiscal year ended July 31, 1998, and the number of our employees increased from 67 as of July 31, 1997 to 209 as of April 30, 1999. A number of our senior managers have been with us for less than a year. This growth has placed a significant strain on our managerial, operational and financial resources. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations. We may not succeed in these efforts. Our failure to expand and integrate these areas in an efficient manner could have a material adverse effect on our business, financial condition and results of operations. If we continue to grow, we will need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing and sales backgrounds. These individuals are in high demand. We may not be able to attract the staff we need.

   The acceptance and effectiveness of Internet advertising is not yet fully established

   Our future success is dependent in part on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising solutions are uncertain. In addition, there are software programs that limit or prevent advertising from being delivered to a user's computer. Web users' widespread adoption of such software would significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, our business, financial condition and results of operations could be materially and adversely affected.

   There are currently no generally accepted standards for the measurement of the effectiveness of Internet advertising and standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our or third-party measurements of advertisement delivery requests from the Web sites of Web publishers using our solutions.

   The acceptance and effectiveness of the Internet as a medium for consumer transactions is not yet fully established

   Our future success is dependent in part on an increase in the use of the Internet for business transactions with consumers. The electronic commerce market is new and rapidly evolving and the extent of consumer acceptance of the Internet is uncertain. If a sufficiently broad base of consumers do not accept the use of the Internet for transacting business, our business, financial condition and results of operations could be materially and adversely affected.

      We have many competitors and may not be able to compete effectively

   The markets for Internet advertising, user targeting and Web site assessment tools are intensely competitive. We compete directly with providers of profiling technology, such as Personify, and indirectly with applications that include more limited profiling capability integrated into their solutions, such as BroadVision and Vignette. In addition, NetGravity, in concert with Aptex and MatchLogic, and businesses that offer cash or other incentives to users to voluntarily provide profile data, are expected to compete in the global profiling solutions market. The primary competitors to our advertising management software are systems provided by NetGravity and Real Media. In the outsourced ad serving market, we compete with providers of ad serving services, including AdForce and DoubleClick. Our traffic measurement and analysis services and software compete with software offered by Accrue, Andromedia, net.Genesis and WebTrends, and our audit services compete with ABC Interactive, BPA and PricewaterhouseCoopers. We also encounter competition from a number of other sources, including content aggregation companies, companies operating advertising sales networks, advertising agencies and other companies that facilitate Internet advertising and electronic commerce.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

   Companies doing business on the Internet, including ours, must also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets.

Our systems may fail or experience slowdowns and we could lose key data used in our global user profiles

   Substantially all of our communications hardware and other data center operations are located at NaviSite Inc.'s facilities in Andover, Massachusetts. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems, including losing data used to create our global user profiles. Our business, financial condition and results of operations could be materially and adversely affected if our systems were affected by any of these occurrences or if any data used in our Engage Knowledge global database were lost. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems or loss of data.

      We may need additional financing which could be difficult to obtain

   We intend to grow our business rapidly and expect to incur significant operating losses for the foreseeable future. Therefore, we may require significant external financing in the future. Obtaining additional financing will be subject to a number of factors, including:

  . market conditions;

  . our operating performance; and

  . investor sentiment, particularly for Internet-related companies.

   These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise capital to fund our growth, our business, financial condition and results of operations would be materially and adversely affected.

       Technological change may render our products and services obsolete

   The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards can render existing products and services obsolete. Our success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our services and products in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services. New services or enhancements to existing services may not adequately meet the requirements of our current and prospective customers or achieve any degree of significant market acceptance.

           We face risks associated with our international operations and plans for expansion

   We have operations in a number of international markets. We intend to continue to expand our international operations and international sales and marketing efforts. To date, we have limited experience in developing localized versions of our solutions and in marketing, selling and distributing our solutions internationally. We have established a direct sales office in the United Kingdom and a joint venture with Sumitomo to conduct operations in Japan. We intend to enter other international markets primarily by partnering with locally based third parties, including entering into joint ventures and distribution arrangements. Our success in such markets is directly dependent on the success of our business partners and our and their dedication of sufficient resources to our relationship.

   International operations are subject to other inherent risks, including:

  . compliance with the laws and regulations of different countries;

  . difficulties in enforcing contractual obligations and intellectual property rights in some countries;

  . difficulties and costs of staffing and managing foreign operations; and

  . fluctuations in currency exchange rates.

   These risks may materially and adversely affect our business, results of operations and financial condition.

   We may not be successful in acquiring and integrating new technologies or businesses

   We have acquired in the past and intend in the future to continue to acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify additional acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. We recently purchased I/PRO and may not be successful in managing its operations. In addition, the key personnel of I/PRO or other acquired companies may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

      We depend on the continued viability of the Internet infrastructure

   Our success depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Web access. Furthermore, the Web has experienced outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Web sites and the level of traffic on our customers' sites. The effectiveness of the Web may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If such new infrastructure, standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products to the new technologies.

     Our business may suffer if we cannot protect our intellectual property

   Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark law. We have filed patent applications and trademark registrations in the United States and internationally. We cannot assure you that any of our patent applications or trademark registrations will be approved, or even if approved, would not be successfully challenged by others or invalidated. In addition, we cannot assure you that we will be able to prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

   Our profiling technology collects and utilizes data derived from user activity on our customers' Web sites. This data is used for advertising and content targeting. Although we believe that we have the right to use such data and the compilation of such data in our database, we cannot assure you that any trade secret, copyright or other protection will be available for such information. In addition, others may claim rights to such information.

       Our business will suffer if we are unable to retain key personnel

   We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our Chief Executive Officer, Paul L. Schaut; our Chief Operating Officer, David A. Fish; and our Chief Technology Officer, Daniel J. Jaye. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

                  Year 2000 problems may disrupt our business

   Many currently installed computer systems and software products only accept two digits to identify the year in any date. Therefore, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations.

   The failure of any of our systems or systems maintained by third parties to be Year 2000 compliant could:

  . cause us to incur significant expenses to remedy any problems;

  . affect the availability and performance of our network; or

  . otherwise seriously damage our business.

   A significant Year 2000-related disruption to our network could cause our users, advertisers or electronic commerce partners to be dissatisfied with our network or could impose an unmanageable burden on our technical support staff. Our failure to correct a material Year 2000 problem could have a material adverse effect on our business, financial condition and results of operations.

     We will have discretion as to the use of the proceeds of this offering

   We currently have no specific uses planned for the net proceeds of this offering. As a result, our management will have broad discretion in applying the net proceeds of this offering, and could include uses with which stockholders may disagree. The failure of management to apply such funds effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds".

Our stock price is likely to be highly volatile

   Following this offering, an active trading market may not develop or be sustained for our common stock. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to a number of factors, including:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or our failure to meet securities analysts' expectations;

  . technological innovations;

  . increased competition;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

   Shares eligible for public sale after this offering could adversely affect our stock price

   After this offering, there will be outstanding     shares of our common
stock, or     shares if the underwriters' over-allotment option is exercised in
full. Of these shares, the     shares sold in this offering will be freely
tradeable except for any shares purchased by our "affiliates" as defined in
Rule 144 under the Securities Act. Of the remaining     shares of common stock
held by existing stockholders,     are subject to a 180-day lock-up agreement
with Goldman, Sachs & Co. and are eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Subject to the provisions of Rules 144, 144(k) and
701, at least     shares will be available for sale in the public market 180 days after the date of this prospectus, subject in the case of shares held by affiliates to compliance with applicable volume restrictions. Sales of a large number of shares could have an adverse effect on the market price of our common stock.

      Anti-takeover provisions could prevent or delay a change of control

   Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. See "Description of Capital Stock".

               You will suffer immediate and substantial dilution

   The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Please see "Dilution".

                                USE OF PROCEEDS

   Engage estimates that the net proceeds from its sale of     shares of common
stock will be $   , after deducting the underwriting discount and estimated
offering expenses payable by Engage. If the underwriters' over-allotment option
is exercised in full, Engage estimates that the net proceeds will be $   .

   Engage presently intends to use a portion of the net proceeds from this offering for general corporate purposes, including working capital, product development, increasing sales and marketing capabilities and expanding international operations. Engage may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Engage has no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   Engage has never declared or paid any cash dividends on its capital stock. Engage presently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Engage's board of directors after taking into account various factors, including Engage's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION


   The following table sets forth Engage's capitalization as of January 31, 1999:

  . on an actual basis after giving effect to the  -for-  common stock split;

  . on a pro forma basis to reflect the conversion of Engage's debt to CMGI into convertible preferred stock and the conversion of all of Engage's convertible preferred stock into common stock; and

  . on a pro forma as adjusted basis to reflect the conversion of Engage's debt to CMGI into convertible preferred stock, the conversion of all of Engage's convertible preferred stock into common stock and the application of the estimated net proceeds from the sale of common stock in this offering, assuming an initial public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by Engage.

   Historically, CMGI has funded Engage's operations as needed, with a corresponding increase in Engage's debt to CMGI. Customer and other receipts are transferred to CMGI and are applied to reduce Engage's obligations to CMGI. Engage expects that it will continue to borrow funds from CMGI under this arrangement until the closing of this offering and that the net obligations incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into additional shares of Engage common stock at the initial public offering price.

                                               January 31, 1999
                                      ------------------------------------------
                                                                     Pro Forma
                                       Actual        Pro Forma      As Adjusted
                                      ------------  ------------   -------------
                                       (in thousands, except share data)
Debt to CMGI......................... $      9,347   $         --          $
                                      ============   ============     =========
Stockholders' equity:
 Series A convertible preferred
  stock, par value $0.01; 1,500,000
  shares authorized, issued and
  outstanding (actual); no shares
  authorized, issued or outstanding
  (pro forma and pro forma as
  adjusted).......................... $         15   $         --     $
 Series B convertible preferred
  stock, par value $0.01; 238,597
  shares authorized, issued and
  outstanding (actual); no shares
  authorized, issued or outstanding
  (pro forma and pro forma as
  adjusted)..........................            2             --
 Common stock, par value $0.01;
  20,000,000 shares authorized
  (actual);     shares authorized
  (pro forma and pro forma as
  adjusted); 107,570 shares issued
  and outstanding (actual);
  16,989,877 and     shares issued
  and outstanding (pro forma and pro
  forma as adjusted)(1)..............            1            170
Additional paid-in capital...........       41,856         51,051
Deferred compensation................         (914)          (914)
Accumulated other comprehensive
 income..............................          148            148
Accumulated deficit..................      (36,763)       (36,763)
                                      ------------   ------------     ---------
Total stockholders' equity...........        4,345         13,692
                                      ------------   ------------     ---------
 Total capitalization................ $      4,345   $     13,692     $
                                      ============   ============     =========

--------
(1) Excludes 2,428,500 shares of common stock issuable upon exercise of outstanding options, as of January 31, 1999, at a weighted average exercise price of $3.35 per share.

                                    DILUTION

   The pro forma net tangible book value (deficit) of Engage as of January 31,
1999 was approximately ($3.1) million, or approximately $    per share of
common stock. Pro forma net tangible book value (deficit) per share represents the amount of Engage's total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, after giving effect to the conversion of Engage's debt to CMGI into convertible preferred stock and the conversion of all of Engage's convertible preferrred stock into common stock. After giving effect to the sale of the common stock offered by Engage in
this offering at an assumed initial public offering price of $    per share,
after deducting the underwriting discount and estimated offering expenses payable by Engage, the pro forma net tangible book value of Engage, as
adjusted, as of January 31, 1999 would have been approximately $    million or
approximately $    per pro forma share of common stock. This represents an
immediate increase in net tangible book value of $    per share to Engage's
existing stockholders and an immediate dilution in net tangible book value of
$    per share to new investors of common stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price..................................      $
  Pro forma net tangible book deficit per share at January 31, 1999.... $
  Increase per share attributable to this offering.....................
                                                                        ----
  Pro forma net tangible book value per share after this offering......
                                                                             ----
Dilution per share to new investors....................................      $
                                                                             ====

   The following table summarizes, on a pro forma basis, as of January 31, 1999, the number of shares of common stock purchased from Engage, the total consideration provided to Engage and the average price per share provided by existing stockholders and giving effect to the shares to be issued in connection with this offering. The calculation below is based on an assumed
initial public offering price of $    per share, before deducting the
underwriting discount and estimated offering expenses payable by Engage.

                            Shares Purchased  Total Consideration        Average
                            ----------------- ----------------------    Price Per
                            Number Percentage Amount     Percentage       Share
                            ------ ---------- ---------  -----------    ---------
Existing stockholders......               %    $                     %    $
New investors..............
                             ---     -----     ---------   ----------
  Total....................          100.0%    $                100.0%
                             ===     =====     =========   ==========

   This discussion and table assume no exercise of options outstanding under Engage's 1995 Equity Incentive Plan. As of January 31, 1999, there were options outstanding to purchase a total of 2,428,500 shares of common stock at a weighted average exercise price of $3.35 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Engage's financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The statement of operations data for the years ended July 31, 1996, 1997 and 1998 and the balance sheet data as of July 31, 1997 and 1998 are derived from the audited financial statements of Engage included in this prospectus. The statement of operations data for the six month periods ended January 31, 1998 and 1999 and the balance sheet data as of January 31, 1999 are derived from the unaudited financial statements of Engage included in this prospectus. The balance sheet data as of July 31, 1996 and the statement of operations for the period for July 18, 1995 (inception) to July 31, 1995 are derived from unaudited financial statements of Engage not included in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited periods. The historical results presented herein are not necessarily indicative of future results.

                                                                 Six Months Ended
                           July 18, 1995   Year Ended July 31,      January 31,
                            (inception)    --------------------  ------------------
                          to July 31, 1996   1997       1998      1998      1999
                          ---------------- ---------  ---------  -------- ---------
                                                                    (unaudited)
                                  (In thousands, except per share data)
Statement of Operations
 Data:
Revenue:
 Product revenue........      $    --      $      25  $   1,742  $   107  $   2,640
 Product revenue,
  related parties.......           --             --        203       47        948
 Services and support
  revenue...............           --             --        240       --        618
 Services and support
  revenue, related
  parties...............           --             --         32       10         59
                              -------      ---------  ---------  -------  ---------
 Total revenue..........           --             25      2,217      164      4,265
Cost of revenue.........           --             31      2,242      438      3,064
                              -------      ---------  ---------  -------  ---------
 Gross (loss) profit....           --             (6)       (25)    (274)     1,201
Operating expenses:
 In-process research and
  development...........           --             --      9,200       --         --
 Research and
  development...........        1,796          7,261      5,925    3,460      3,878
 Selling and marketing..          155          1,566      4,031    1,279      3,732
 General and
  administrative........          428          1,429      2,333      484      1,586
 Amortization of
  goodwill and other
  intangibles...........           --             --      1,273       --      1,909
                              -------      ---------  ---------  -------  ---------
 Total operating
  expenses..............        2,379         10,256     22,762    5,223     11,105
                              -------      ---------  ---------  -------  ---------
Loss from operations....       (2,379)       (10,262)   (22,787)  (5,497)    (9,904)
Gain on sale of product
 rights.................           --             --      9,240    9,240         --
Equity in loss of joint
 venture................           --             --         --       --       (160)
Interest expense, net...           --             --       (172)      --       (339)
                              -------      ---------  ---------  -------  ---------
Net (loss) income.......      $(2,379)     $ (10,262) $ (13,719) $ 3,743  $ (10,403)
                              =======      =========  =========  =======  =========
Pro forma basic and
 diluted net loss per
 share..................                              $   (1.64)          $   (0.62)
                                                      =========           =========
Weighted average shares
 of common stock used in
 computing pro forma
 basic and diluted net
 loss per share.........                                  8,375              16,824
                                                      =========           =========


                                                 July 31,
                                         --------------------------  January 31,
                                          1996      1997     1998       1999
                                         -------  --------  -------  -----------
                                                                     (unaudited)
                                                    (In thousands)
Balance Sheet Data:
Cash and equivalents.................... $    --  $     --  $    96   $     --
Working capital (deficit)...............  (4,427)  (14,209)  (8,609)   (14,754)
Total assets............................   2,403     1,782   22,400     22,782
Debt to CMGI............................   3,507    14,018    7,753      9,347
Stockholders' (deficit) equity..........  (2,299)  (12,539)  11,074      4,345

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with Engage's financial statements and notes to those statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Engage's actual results could differ materially from those anticipated by such forward-looking information due to certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

   References to fiscal 1996, fiscal 1997 and fiscal 1998 mean the fiscal years ended July 31, 1996, 1997 and 1998, respectively.

                                    Overview

   Engage is a leading provider of profile-driven Internet marketing solutions. Engage offers a range of software products and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness.

   Engage commenced operations in September 1995 as a wholly-owned subsidiary of CMGI. As of April 30, 1999, CMGI owned approximately 96% of the outstanding common stock of Engage.

   Engage derives its revenues from product revenue and service and support revenue. Product revenue consists of revenue from: (1) licenses of its software products, AdManager, ProfileServer and DecisionSupportServer, and (2) subscriptions to its service offerings, AdBureau, I/PRO and the Engage Knowledge data service.

   Product licenses are typically perpetual, although some have a one to three year term. The fees for licenses of AdManager vary based on the volume of advertisements served, and the fees for licenses of ProfileServer and DecisionSupportServer vary based on the volume of activity on the customer's site. Engage recognizes revenue from product licenses when a signed, non-cancellable license exists, delivery of the product has occurred and Engage's fees are fixed and determinable and collection is probable. Engage typically recognizes revenue from perpetual product licenses in the quarter in which the software is shipped and recognizes revenue from periodic licenses ratably over the period of the license.

   Subscriptions to Engage's services typically have a one year term, although some are on a quarterly basis. The subscription fees for the Engage Knowledge data service vary based on traffic to the customer's site, contributions of data by the customer and the application with which the service is used. In the future, fees may also vary based on the number of profiles used. The fees for AdBureau vary based on the number of advertisements served. Revenue is recognized ratably over the period of the subscription or, in the case of usage-based subscriptions, monthly based on actual usage. Subscription agreements typically include terms for automatic renewal unless the customer provides notice of termination.

   Engage's support and service revenue derives from its software maintenance and other professional services, including consulting, installation and training. Engage recognizes revenue from these services upon the delivery of these services or, in the case of maintenance agreements, over the term of the agreement. To date, substantially all of Engage's customers have entered into maintenance contracts.

   Engage began commercial shipments of its first software products, ProfileServer and DecisionSupportServer, in the early part of fiscal 1998. In April 1998, Engage acquired Accipiter, Inc., and began to sell the Accipiter AdManager system and subscriptions to the Accipiter AdBureau service. In April 1999, Engage acquired Internet Profiles Corporation (I/PRO) and began to sell the I/PRO line of analysis and audit products and services. As of April 30, 1999, Engage had implemented its Engage Knowledge data service with customers on a test basis.

   While Engage has not recognized any revenue from the Engage Knowledge data service through January 31, 1999, Engage expects that a significant portion of its future revenue will be attributable to this service and other products and services based on its global profiling technology. Engage expects that it will begin to implement this service on a commercial basis in July 1999. Any failure of the Engage Knowledge data service, or Engage's global profiling technology, to achieve widespread customer acceptance would have a material adverse effect on Engage's business, financial condition and results of operation.

   Engage's revenue from sales to related parties consists of sales of products and services to customers that are affiliates of CMGI. In the six months ended January 31, 1999, Engage sold products and services to 11 affiliates of CMGI.

   In August 1997, Engage sold rights to certain of its data warehouse products to Red Brick Systems, Inc. for $9.5 million in cash and 238,160 shares of Red Brick common stock, recording a pretax gain of $9.2 million on the sale. In January 1999, the Red Brick shares were exchanged for 142,896 shares of Informix Corp. due to Informix's acquisition of Red Brick.

   In April 1998, CMGI acquired Accipiter, which sells Internet advertising management solutions, in exchange for 1,263,692 shares of CMGI common stock. In August 1998, Accipiter was merged with Engage in a stock-for-stock merger in which 700,000 shares of Engage's Series A convertible preferred stock were issued to CMGI. Engage has reflected the acquisition of Accipiter in its consolidated financial statements as if it occurred in April 1998. The total purchase price for Accipiter was valued at $29.5 million. Upon consummation of the Accipiter acquisition, CMGI, in its consolidated financial statements, reported an expense of approximately $18.0 million representing acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. On May 7, 1999, CMGI announced a voluntary restatement of the in-process research and development charge related to the Accipiter acquisition to address valuation methodologies suggested by the Securities and Exchange Commission in a letter dated September 9, 1998 to the American Institute of Certified Public Accountants SEC Regulations Committee and as clarified through subsequent practice. Upon consideration of this guidance and additional practice that has developed since the Commission's letter was first made public, the $18.0 million charge as previously reported by CMGI has been reduced to $9.2 million and amounts allocated to goodwill and other intangible assets have been increased from $11.5 million to $20.3 million. Engage has reflected the Accipiter acquisition accounting in its consolidated financial statements as adjusted for the current Commission methodologies.

   Approximately $1.7 million of deferred compensation was recorded during fiscal 1998 relating to approximately 43,000 shares of CMGI common stock held in escrow to be issued to employee stockholders of Accipiter who satisfy a two-year employment continuation provision. Compensation expense is being recognized over the two-year service period beginning April 1, 1998. The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition. The portion of the purchase price allocated to goodwill and developed technology is being amortized on a straight-line basis over five years. Amounts allocated to the employee workforce and the Accipiter trade name are being amortized on a straight-line basis over two years. Amortization of goodwill and other intangibles resulting from the acquisition of Accipiter was $1.3 million and $1.9 million for fiscal 1998 and the six months ended January 31, 1999.

   In August 1998, Engage acquired, for $1.5 million in cash, 49% of the shares of Engage Technologies Japan, a joint venture with Sumitomo Corporation in Japan. The joint venture was established to sell Engage's products and services in Japan. This investment is being accounted for under the equity method of accounting. Engage's share of the joint venture's foreign currency translation adjustments is reflected in both the investment account and in shareholders' equity as a component of comprehensive income on the consolidated balance sheet. Under a separate license agreement, Engage licensed its Engage Knowledge technology to the joint venture in consideration for a non-refundable $3.0 million prepaid royalty and future royalties of 11.11% of future revenue. The initial lump sum royalty has been deferred and is being recognized as income over three years beginning in December 1998, the estimated period over which Engage expects to provide maintenance and support. In addition, Engage and the joint venture entered into a reseller agreement under which Engage granted the joint venture an exclusive right to resell its products to end users in Japan. Under the terms of the reseller agreement, the joint venture is entitled to purchase Engage's products for resale in Japan.

   In April 1999, Engage acquired I/PRO, which provides Web site traffic measurement and audit services, for approximately $30.0 million, consisting of $1.7 million in cash, $20.4 million in CMGI shares and $7.9 million in Engage shares and options. The acquisition will be accounted for using the purchase method, and, accordingly, the purchase price will be allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. Engage anticipates that a portion of the purchase price may be charged to expense as in-process research and development upon completion of a valuation of I/PRO. Goodwill and other intangibles, expected to be approximately $22.2 million, will be amortized on a straight-line basis over two or five years, depending on the asset class. In addition, CMGI must pay up to $3.0 million to I/PRO stockholders if various performance goals are met by I/PRO one year after the closing. Engage must reimburse CMGI for any such payments, at CMGI's election, in cash or by issuance of shares of Engage common stock at its then fair market value. Any additional payment will be treated as additional purchase price and amortized over the balance of the two or five year period.

   Engage's corporate headquarters are shared with CMGI and several other CMGI affiliates. CMGI allocates certain facility and services costs among these affiliates based upon headcount within each affiliate and within each department of each affiliate. Services provided by CMGI include support for human resources, systems, business development and marketing. Actual expenses could have varied had Engage been operating on a stand-alone basis. Costs allocated to Engage are considered to equal fair market value for the facilities used and services provided.

   Engage has incurred significant net losses and negative cash flows from operations since its inception, and as of January 31, 1999, had an accumulated deficit of approximately $36.8 million. These losses have been funded primarily through the issuance of preferred stock and from funds advanced by CMGI. Engage intends to continue to invest heavily in sales, marketing and promotion, technology and infrastructure development. As a result, Engage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

                             Results of Operations

Comparison of the Six Months Ended January 31, 1998 and January 31, 1999

Revenue

   Total revenue increased from $164,000 in the six months ended January 31, 1998 to $4.3 million in the six months ended January 31, 1999, primarily as a result of the commencement of sales of Accipiter AdManager and AdBureau due to the acquisition of Accipiter and, to a lesser extent, increased sales of ProfileServer and DecisionSupportServer. Revenue from product licenses accounted for approximately 94% of total revenue during the six-month period ended January 31, 1998, compared to approximately 84% during the six-month period ended January 31, 1999. Revenue from two customers accounted for approximately 11% and 10% of total revenue during the six months ended January 31, 1999.

Cost of Revenue

   Cost of product revenue includes royalties paid to various parties for the incorporation of their technology into Engage's products, as well as fees paid for outsourced data center operations. Cost of support and services revenue is primarily comprised of payroll and benefits, and allocated overhead costs associated with Engage's customer support, installation and training staff.

   Cost of product revenue increased from $7,000 in the six months ended January 31, 1998 to $580,000 in the six months ended January 31, 1999. The increase was due primarily to an increase in operational costs associated with the introduction of Engage's AdBureau services.

   Cost of service and support revenue increased from $431,000 in the six months ended January 31, 1998 to $2.5 million in the six months ended January 31, 1999. Costs in both periods exceeded the related revenue due to Engage's continued investment in service and support staff in advance of anticipated product sales. Engage's service and support staff increased from five at January 31, 1998 to 34 at January 31, 1999.

Operating Expenses

   Research and Development. Research and development expenses consist primarily of payroll and related costs, consulting and contractor fees, facility-related costs (such as rent and computer and network services) and depreciation expenses. Research and development expenses increased from $3.5 million in the six months ended January 31, 1998 to $3.9 million in the six months ended January 31, 1999. The increases were the result of the growth of Engage's research and development activities and the inclusion of Accipiter's operations. These increases in costs were partially offset by a decrease in facility and related costs that resulted from lower allocated costs from CMGI due to higher utilization rates of corporate facilities and increased staffing at other entities within CMGI.

   Selling and Marketing. Selling and marketing expenses consist primarily of payroll and related costs, consulting and professional fees and advertising expenses. Selling and marketing expenses increased from $1.3 million in the six months ended January 31, 1998 to $3.7 million in the six months ended
January 31, 1999. The increase in costs was primarily due to the continuing expansion of Engage's sales force and the inclusion of Accipiter's operations. Engage's sales and marketing staff increased from 14 at January 31, 1998 to 38 at January 31, 1999. In addition, a portion of the increase was related to increases in product advertising costs resulting from the release of new products.

   General and Administrative. General and administrative costs consist principally of payroll and related costs, consulting and professional fees, facility and related costs and depreciation expense. General and administrative expenses increased from $484,000 in the six months ended January 31, 1998 to $1.6 million in the six months ended January 31, 1999. The increase was primarily due to an increase in payroll and related costs associated with the support of growing operations as well as the inclusion of Accipiter's operations. In addition, a portion of this increase was the result of increased professional fees incurred in connection with increased contract activity and the formation of Engage's Japanese joint venture.

   Amortization of Goodwill and other Intangibles. Amortization of intangible assets was approximately $1.9 million during the six months ended January 31, 1999 due to the acquisition of Accipiter in April 1998.

Gain on Sale of Product Rights

   Gain on sale of product rights was approximately $9.2 million during the six months ended January 31, 1998 as a result of Engage's sale of certain rights to its data warehouse products to Red Brick during the first quarter of fiscal 1998.

Equity in Loss of Joint Venture

   Equity in loss of joint venture was a loss of approximately $160,000 during the six months ended January 31, 1999. In August 1998, Engage acquired 49% of the shares of Engage Technologies Japan, a joint venture with

Sumitomo Corporation in Japan. The joint venture was established to sell Engage's products and services in Japan. This investment is being accounted for under the equity method of accounting, and as such, Engage's portion of the joint venture's losses during the six months ended January 31, 1999 are included in Engage's results of operations.

Interest Expense, Net

   Interest expense, net was approximately $339,000 for the six months ended January 31, 1999. No interest expense was recorded during the six months ended January 31, 1998. In the second half of fiscal 1998, Engage entered into an arrangement with CMGI which requires Engage to accrue interest on intercompany debt at a rate of 7% per annum.

Comparison of Fiscal Years Ended July 31, 1996, 1997 and 1998

Revenue

   Total revenue increased from zero in fiscal 1996 to $25,000 in fiscal 1997 and $2.2 million in fiscal 1998. The increase in fiscal 1998 resulted from the acquisition of Accipiter in April 1998, which added Accipiter's AdManager and AdBureau products and services to Engage's product portfolio, as well as the introduction of Engage's ProfileServer and DecisionSupportServer products. All revenue during fiscal 1997 was derived from one customer, while revenue from three customers accounted for 20%, 12% and 11% of revenue during fiscal 1998.

Cost of Revenue

   Cost of product revenue was 10% of product revenue in fiscal 1998. Cost of service and support revenue exceeded services and support revenue in fiscal 1998 as Engage hired additional services and support staff throughout the year in anticipation of increased product sales. In addition, Engage's release of several new products during the year resulted in additional support costs to diagnose and correct customer-specific product issues that typically occur with the release of a new software product.

Operating Expenses

   In-Process Research and Development. In-process research and development expense in fiscal 1998 was $9.2 million, resulting from the acquisition of Accipiter. For further information concerning this expense, see "In-Process Research and Development" below.

   Research and Development. Research and development expenses increased from $1.8 million in fiscal 1996 to $7.3 million in fiscal 1997 and decreased to $5.9 million in fiscal 1998. The increase in fiscal 1997 was due to significant increases in personnel costs associated with the continued development of new products. The decrease in fiscal 1998 was primarily due to a decrease in staffing that occurred when Engage sold certain rights to its data warehouse products to Red Brick at the beginning of fiscal 1998. In addition, a portion of the decrease was the result of reassigning employees from research and development to product support, consulting and training upon the release of several of Engage's products in fiscal 1998.

   Selling and Marketing. Selling and marketing expenses increased from $155,000 in fiscal 1996 to $1.6 million in fiscal 1997 and $4.0 million in fiscal 1998. The increases were the result of significant growth in Engage's sales force during this period, as well as increased advertising expenditures in fiscal 1998.

   General and Administrative. General and administrative expenses increased from $428,000 in fiscal 1996 to $1.4 million in fiscal 1997 and $2.3 million in fiscal 1998. The increase was the result of increased payroll and related costs, as well as increased facilities costs required to support growing operations.

   Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles assets was $1.3 million in fiscal 1998, resulting from the acquisition of Accipiter in April 1998.

Gain on Sale of Product Rights

   Gain on sale of product rights was $9.2 million in fiscal 1998, as a result of the sale of rights to certain data warehouse products to Red Brick.

Interest Expense, Net

   Interest expense, net was $172,000 in fiscal 1998. In the second half of fiscal 1998, Engage entered into an arrangement with CMGI which requires Engage to accrue interest on intercompany debt at a rate of 7% per annum. No interest expense was recorded in fiscal 1997.

                     Combined Historical Quarterly Revenue

   The following table sets forth unaudited combined historical revenue for the six quarters ended January 31, 1999. Total revenue has been derived by adding the quarterly historical revenue of Engage, Accipiter and I/PRO as if Engage had acquired Accipiter and I/PRO on August 1, 1997. Engage acquired Accipiter in April 1998 and I/PRO in April 1999. This data has been derived from unaudited financial statements of Engage, Accipter and I/PRO and does not necessarily reflect the total revenue that would have been achieved if Engage had acquired Accipiter and I/PRO as of August 1, 1997. This data is not necessarily indicative of the future quarterly revenue of Engage. See "Unaudited Pro Forma Financial Data".

                                                 Three Months Ended
                         ------------------------------------------------------------------
                         October 31, January 31, April 30, July 31, October 31, January 31,
                            1997        1998       1998      1998      1998        1999
                         ----------- ----------- --------- -------- ----------- -----------
                                                   (in thousands)
Total revenue...........   $1,137      $1,352     $1,827    $2,716    $2,873      $4,090

                        Liquidity and Capital Resources

   Since its inception, Engage has financed its operations primarily through funds advanced from CMGI. In addition, Engage has funded its investing activities, specifically its acquisition of Accipiter and I/PRO, through the issuance of its convertible preferred stock.

   Net cash used in operating activities amounted to approximately $2.0 million, $9.0 million, $10.5 million for fiscal 1996, fiscal 1997 and fiscal 1998, respectively, and amounted to approximately $5.3 million and $2.1 million for the six months ended January 31, 1998 and 1999, respectively. The increase in cash used in operations has primarily been caused by increasing net operating losses, which are partially offset by non-cash depreciation and amortization charges included in the applicable net income or loss. In addition, net cash used in operating activities in fiscal 1998 included a non-cash gain on sale of product rights of $9.2 million, partially offset by the non-cash write-off of in-process research and development costs. Net cash used by operating activities during the six months ended January 31, 1998 included net income of $3.7 million, attributable primarily to the non-cash gain on sale of product rights of $9.2 million. Net cash used in operations during the six months ended January 31, 1999 included approximately $1.7 million from the increase in accrued expenses during the period, as well as $3.5 million from the increase in deferred revenue during the period. The increase in deferred revenue is the result of advance payments received from customers for Engage's products.

   Net cash used in investing activities amounted to approximately $1.6 million, $490,000 and $1.5 million during fiscal 1996, fiscal 1997 and the six months ended January 31, 1999, while investing activities provided $473,000 of cash during fiscal 1998. Investing activities used $1.6 million, $490,000, $216,000 and $118,000 during fiscal 1996, fiscal 1997 and fiscal 1998 and the six months ended January 31, 1999 to acquire property and equipment required to support the growth of the business. Investing activities during fiscal 1998 included $689,000 of net cash acquired from the acquisition of Accipiter. Investing activities during the six months ended January 31, 1999 used approximately $1.4 million in Engage's investment in a Japanese joint venture.

   Net cash provided by financing activities amounted to approximately $3.6 million,

$9.5 million, $10.1 million for fiscal 1996, fiscal 1997 and fiscal 1998, respectively and amounted to $5.3 million and $3.5 million for the six months ended January 31, 1998 and 1999, respectively. Cash provided in each period was primarily related to funds advanced from CMGI to fund Engage's operations. Cash provided by financing activities during fiscal 1997 was partially offset by the repayment of debt of $1.0 million. Cash provided by financing activities during the six months ended January 31, 1999 includes net proceeds of $1.9 million from the issuance of Series B convertible preferred stock.

   Under an arrangement with CMGI, Engage has maintained a zero balance cash account. CMGI has funded Engage's operations as needed, with a corresponding increase in Engage's obligations to CMGI. Customer and other receipts have been remitted to CMGI and have been applied to reduce Engage's obligations to CMGI. The outstanding balance of Engage's obligations to CMGI at the end of each fiscal quarter, commencing with the quarter ended January 31, 1998, have been evidenced by demand promissory notes convertible into shares of Engage convertible preferred stock at the fair market value of such stock as of the end of the applicable quarter. As of January 31, 1999, there were outstanding $9.4 million in principal amount of these notes to CMGI. Subsequent to January 31, 1999, Engage borrowed approximately $22.1 million from CMGI in connection with the acquisition of I/PRO. Engage expects that it will continue to borrow funds from CMGI under this arrangement until the closing of this offering and that the net obligations incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into Engage common stock at the initial public offering price.

   Engage has experienced a substantial increase in its expenditures since inception consistent with its growth in operations and staffing. Engage anticipates that expenditures will continue to increase for the foreseeable future as Engage accelerates the growth of its business. Additionally, Engage will continue to evaluate investment opportunities in businesses that management believes will complement its technologies and market strategies.

   Engage currently anticipates that its available cash resources, together with the net proceeds from this offering, will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the 12 months following the date of this prospectus. However, Engage may need to raise additional funds in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of Engage's stockholders will be reduced and its stockholders may experience additional dilution. Engage cannot assure you that additional financing will be available on terms favorable to Engage, or at all. If adequate funds are not available or are not available on acceptable terms, Engage's ability to fund its expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited.


                      In-Process Research and Development

   Engage acquired Accipiter on April 8, 1998 for total purchase consideration of $29.5 million. The portion of the purchase price allocated to in-process research and development was $9.2 million, or approximately 31% of the total purchase price. At the acquisition date, Accipiter's major in-process project was the development of AdManager version 4.0, which was intended to provide the ad serving functionality that customers were requiring as the use of the Internet rapidly increased and customer Web sites became more complex. In general, previous AdManager releases did not provide for the fault tolerance, redundancy and scalability that customers began to seek after AdManager versions 1.0 and 2.0 were released. Accordingly, customers' long-term product needs required Accipiter to substantially redesign the AdManager architecture (later released as version 4.0) to develop new technologies in the areas of:
(1) fault tolerance
and scalability, (2) an object-oriented user interface, (3) application programming interfaces and (4) a new report engine.

   At the date of the acquisition, management estimated that completion of the AdManager version 4.0 technology would be accomplished by June 1998. The initial development effort had commenced in late 1997. At the acquisition date, the new AdManager technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the Accipiter purchase, the AdManager version 4.0 project was approximately 71% complete.

   The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 24.5%, a slight premium over the estimated weighted-average cost of capital of 24%, and the discount rate used for developed technology was 21%.

   The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

   Accipiter recorded revenue in 1997 of less than $1 million. Because of the absence of meaningful historical revenue of Accipiter, management projected revenue for the initial year of the forecast period based on its assessment of future market potential and the ability of Accipiter to successfully launch its new product offering. After the initial year of the forecast period, revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet advertising. These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce (which is supported by independent market data), the need for e-commerce companies to serve ads over the Internet, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users to whom ads will be served) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain Accipiter technologies in conjunction with Engage's products, the marketing and distribution of the resulting products through Engage's sales force and the benefits of Engage's incremental financial support and stability.

   Engage's estimated cost of sales as a percentage of revenue is expected to be slightly lower than Accipiter's (classified as support and royalties by Accipiter) on a stand-alone basis (16% in 1997), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale through combined operations. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease by 1% each year from Accipiter's historical percentage, to a low of 11% in the fifth forecast year.

   Engage's selling, general and administrative costs are expected to be higher than Accipiter's on an absolute basis, but lower as a percentage of revenue. Due to the small revenue base in 1997 and the impact of significant costs associated with building a corporate infrastructure and building a workforce for future operations, Accipiter's selling, general and administrative costs in 1997, as a percent of revenue, are not representative of the expected costs for the combined operations of Engage and Accipiter. Efficiencies due to economies of scale through combined operations, such as consolidated marketing and advertising programs, are expected to be realized immediately.

                        Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131,

"Disclosures About Segments of an Enterprise and Related Information". SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS 131 is effective for Engage beginning with the year ended July 31, 1999. Engage is in the process of determining the impact of these standards, if any, on it's consolidated financial statements and related disclosures.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. Engage is required to adopt this standard in the first quarter of fiscal year 2000, and expects that the adoption of SOP 98-1 will not have a material impact on its financial position or its results of operations.

   In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting Costs of Start-Up Activities". Under SOP 98-5, the cost of start-up activities should be expended as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SOP 98-5 is effective for Engage's fiscal 1999 financial statements. Engage does not expect its adoption to have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. Engage is required to adopt this standard in the first quarter of fiscal year 2000, and expects that the adoption of SFAS 133 will not have a material impact on its financial position or its results of operations.

                              Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these "Year 2000" requirements or risk system failure or miscalculations causing disruptions of normal business activities. Engage is in the process of evaluating and correcting the Year 2000 compliance of its proprietary products and services and third party equipment and software that it uses, as well as its non-information technology systems, such as building security, voice mail and other systems.

State of Readiness

   Engage has made an assessment of the Year 2000 readiness of its operating, financial and administrative systems, including the hardware and software that support Engage's systems. Engage's Year 2000 compliance efforts consist of the following:

  . identification of all software products, information technology systems and non-information technology systems that may be affected by Year 2000 issues;

  . assessment of repair or replacement requirements;

  . repair or replacement;

  . testing;

  . implementation; and

  . creation of contingency plans in the event of Year 2000 failures.

   For its currently marketed software products, Engage has substantially completed its Year 2000 compliance testing efforts and believes that its products are Year 2000 compliant in all material respects. Engage also has conducted less extensive testing of older versions of its products. While Engage is not aware of any material respect in which its older products are not Year 2000 compliant, it intends to offer customers using older products the option to upgrade to current versions at no additional charge. Engage also has tested and continues to test its internal and third-party provided systems that are used to deliver customer services. Engage has received assurances from a major third-party vendor that the vendor's system will be Year 2000 ready.

   For all other systems, Engage's Year 2000 task force is currently conducting an inventory of and developing testing procedures for all software and related systems that it believes may be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that Engage uses, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. To date the internal evaluation has resulted in the identification of a small number of desktop computers whose operating systems are not Year 2000 compliant; these computers will be replaced by Engage in the third quarter of fiscal 1999. Until such testing is completed and such vendors and providers are contacted, Engage will not be able to completely evaluate whether its systems will need to be revised or replaced. The testing and implementation phases are expected to be completed by the end of June 1999.

Costs

   Through January, 1999, Engage has spent approximately $100,000 on Year 2000 compliance issues and expects to incur an additional $550,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues and replacing certain non-compliant computer hardware. Most of Engage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on Engage's business, financial condition and results of operations.

Risks

   Engage is not currently aware of any Year 2000 compliance problems relating to its products or systems that would have a material adverse effect on its business, financial condition and results of operations, without taking into account Engage's efforts to avoid or fix such problems. There can be no assurance that Engage will not discover Year 2000 compliance problems in its products or systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into Engage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of Engage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Engage's business, financial condition and results of operations. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   Engage is heavily dependent on a third-party vendor to provide outsourced data services. A significant Year 2000 related disruption of the outsourced data services that the third-party vendor provides to Engage could cause customers to consider canceling services with Engage or cause an unmanageable burden on Engage's technical support, which in turn could materially and adversely affect Engage's business, financial condition and results of operations.

   In addition, there can be no assurance that governmental agencies, utility companies,

Internet access companies, third-party service providers and others outside of Engage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Engage, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Engage from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on Engage's business, financial condition and results of operations.

Contingency Plan

   As discussed above, Engage is engaged in an ongoing Year 2000 assessment and does not have any contingency plans. The results of Engage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

                                     Engage

   Engage is a leading provider of profile-driven Internet marketing solutions. Engage offers a range of software and services that enable Web publishers, advertisers and merchants to target the delivery of advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness. Engage has generated most of its revenue to date through sales of its advertising management software and outsourced services, as well as its services for measuring and analyzing Web site traffic. Engage is currently testing its Engage Knowledge data service with customers, and plans to implement this service on a commercial basis in July 1999. Engage Knowledge will provide real-time access to Engage's database of more than 30 million anonymous global profiles of Web users for more effective targeting of online advertising, promotions and content. Engage expects that a significant portion of its future growth will be attributable to sales of subscriptions to the Engage Knowledge data service and other products and services that will be based upon Engage's profiling technology. As of April 30, 1999, Engage had sold its products and services to approximately 300 customers, including CNET, Dell, Lycos, Microsoft and Sportsline USA.

                              Industry Background

Growth of the Internet and Internet Marketing, Commerce and Analysis

   The Internet has emerged as a significant global communications medium. The growth in the number of Web users is expected to continue as Internet access becomes more widely available, bandwidth increases and Internet content improves and incorporates more multimedia capabilities. International Data Corporation (IDC) has estimated that the number of Web users worldwide will increase from approximately 97 million at the end of 1998 to approximately 320 million by the end of 2002, representing a compound annual growth rate of 35%.

   As the Internet grows, advertisers and marketers have the opportunity to reach broad, global audiences. Jupiter Communications has estimated that spending for advertising on the Internet in the United States will increase from approximately $1.9 billion in 1998 to $7.7 billion by 2002, representing a compound annual growth rate of 42%. The Direct Marketing Association has estimated that spending on Internet direct marketing to consumers will grow from an estimated $224 million in 1998 to $2.0 billion in 2003, representing a compound annual growth rate of 55%. Due to the growth in the number of Web users, the interactive nature of the Web and the Web's global reach, advertisers and marketers are increasing their use of the Internet to promote their products, services and brands. In particular, the Web allows advertisers and marketers to target an advertisement or offering to each user in real-time and receive direct user feedback.

   The Internet also has emerged as a significant global medium for the electronic transaction of business, or e-commerce. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States will increase from approximately $8 billion in 1998 to approximately $76 billion in 2002, representing a compound annual growth rate of 76%. Consumers can benefit from the faster, more convenient and potentially less expensive transactions that e-commerce can provide, while merchants can cost-effectively reach a global audience. The Internet is also playing an increasingly important role in facilitating offline transactions by providing more and better information to consumers. For example, although very few automobiles are actually sold online, Forrester Research has estimated that in 1998 approximately 2.0 million Web households, representing 13% of all new car purchases, used the Internet to research and select a vehicle before visiting the dealer and that 6.4 million households, representing 41% of all new car purchases, will use the Internet prior to purchasing a vehicle by 2002. As electronic commerce expands, traditional and Internet merchants are turning to the Web to locate customers, advertise and market their products and facilitate transactions.

   By knowing more about their customers and their customers' preferences, Web publishers and merchants can improve their sites to address the interests of their audience. The interactive nature of the Web allows businesses to gather a wealth of information. However, there are few tools currently available that effectively use that data to measure and analyze the activities and behavior of Web site visitors to facilitate strategic decision making.

Increasing Demand for Targeting Capabilities

   Early Internet marketing efforts were directed primarily at placing advertisements on the most frequently visited Web sites and pages within those sites. As the Internet has matured, businesses have sought to improve the effectiveness of their marketing campaigns by directing their advertisements and promotions toward the Web users they most want to reach. By targeting advertisements and offerings to the most relevant users, Internet marketers seek to improve their response rates and brand awareness and reduce costs by eliminating spending that is not directed at their intended audience.

   As marketers have become more sophisticated in their approach to marketing over the Internet, an increasing number of advertising-supported sites have been established, increasing the number of competitors offering advertising impressions and exerting downward pressure on advertising prices. In March 1999, Jupiter Communications estimated that between 70% and 80% of the advertising inventory on Web sites was unsold. Web publishers are seeking to sell more inventory at higher rates by offering advertisers the ability to target advertisements based on the interests and demographic characteristics of the visitor, rather than simply the content of the page being viewed.

   Increasingly, Internet marketers are demanding a better return on investment, or ROI. ROI is favorably affected by either increasing response rate or brand awareness (return) or reducing costs of advertisements or transactions (investment). Because the response rate for Internet advertising is typically very low, businesses that can attain even a small absolute increase in the advertising response rate can increase ROI substantially. In addition, the large number of Web users and the global nature of the Internet can lead to inefficient spending when merchants deliver untargeted advertisements or promotional offerings to Web users. These merchants expect to improve their ROI by targeting their advertising and offerings to those Web users who meet their desired criteria. Although marketers can indirectly target their messages by delivering advertisements to a specific Web site or Web page, many businesses desire to improve their ROI further by directly targeting advertisements, e-commerce offerings and other content using detailed data about a visitor's preferences and demographic characteristics.

   In addition, Web publishers and merchants are seeking to increase the frequency and duration of Web user visits to their sites to enable them to sell more advertising inventory and increase e-commerce revenue. By customizing the content of Web pages to reflect users' interests and preferences, Web publishers and merchants are seeking to attract more traffic to their Web sites, increase visitor loyalty and improve the appeal of their e-commerce offerings.

The Need for Solutions to Distinguish Web Users While Respecting Their Privacy

   The Web offers the potential for Web publishers, advertisers and merchants to better understand their respective audiences and to capitalize on the individual targeting capability, real-time feedback and other marketing advantages offered by the Internet. Significant information about Web site visitors can be derived from an analysis of:

  . the Web sites and page views selected by users;

  . the pattern in which users move from one site or page to another;

  . the duration of a user's visit to a site or page;

  . the purchasing and other activities of users while at a Web site; and

  . the responses of visitors to specific advertisements and promotions.

   While the Internet offers the opportunity to collect a wide variety of information that could be used to improve audience targeting, Web users are increasingly concerned about the potential for loss or abuse of their privacy. Although Web site visitors can obtain significant benefits from a Web publisher's or merchant's ability to personalize content and target e-commerce offerings based on the user's tastes and preferences, many consumers do not want specific identifiable information about themselves, such as their name, home or e-mail address, made available to third parties.

   To balance the desires of marketers and consumers, there is a need for a solution that will enable Internet marketers to tailor offerings effectively to each user while at the same time preserving the privacy and anonymity available to individuals on the Internet.

                              The Engage Solution

   Engage is a leading provider of profile-driven Internet marketing solutions. Engage has developed proprietary technology that enables it and its customers to create Web user profiles providing detailed information about individual consumer preferences without personally identifiable user data. Based on this technology, Engage has built the Engage Knowledge database, which currently contains more than 30 million anonymous consumer profiles. Customers can use these global profiles drawn from multiple, diverse Web sites to target relevant advertisements, content and e-commerce offerings to individual Web users based on their particular preferences, demographic characteristics and geographic location.

   Engage's profiling technology can create local and global user profiles. Local profiles, which are created and maintained by Engage's customers, contain data derived from the customer's own Web site and typically map preferences based on particular interest codes designed by the customer and demographic characteristics. Global profiles, which are compiled from data contributed to the centralized Engage Knowledge database from the Web sites of all participating Engage customers, are provided to customers on a subscription basis and provide a broader and more detailed description of users' interests. These global profiles do not contain personally identifiable information of individual users, such as name, home or e-mail address, IP address or domain name.

   Each Engage global profile contains a series of standardized interest codes, as well as demographic and geographic information. The interest codes reflect each Web user's inferred preference level in hundreds of standard categories and subcategories, such as books, business, computers, fashion, sports and travel. Categories can be further customized to meet the needs of a specific customer or market. Engage software uses sophisticated proprietary algorithims and methodologies to continuously update and refine these global profiles based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions. Engage global profiles also incorporate anonymous demographic and geographic information reported voluntarily by a visitor, such as data from an onsite registration form.

   When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor with his or her profile in the global profile database. The profile is transmitted in real-time to the subscribing Engage Knowledge customer site, which can then use the profile to target advertisements, content and e-commerce offerings to that visitor. Based on past user behavior at other Web sites, an Engage customer can determine the interests and tailor the experience of even first-time visitors to its Web site.

   The following is an example of what a portion of an anonymous user profile might contain:


 Anonymous Web User Profile--ID#: 23987CKF87E99

  Interest Categories                                                   Score(1)
  -------------------                                                   --------
  Automobile...........................................................   .75
   Automobile--Auto Types--Sport Utility Vehicle.......................   .73
   Automobile--Type of Need--Accessories...............................   .23
  Entertainment........................................................   .35
   Entertainment--Music................................................   .35
   Entertainment--Music--Classical.....................................   .21
  Fashion..............................................................   .39
   Fashion--Footwear...................................................   .26
   Fashion--Business Clothing..........................................   .38
  Major Events.........................................................   .44
   Major Events--Move within State.....................................   .44
  Money & Finance......................................................   .64
   Money & Finance--Type of Need--Online Banking.......................   .59
   Money & Finance--Investment Types--IRA/401K.........................   .34
  Response Tendency....................................................   .81
   Response Tendency--Commerce.........................................   .60
   Response Tendency--Commerce--Online Purchases.......................   .76
  Demographic Data ....................................................
   Gender--Female......................................................   .91
   Age--35-44 years....................................................   .75
  Geographic Data .....................................................
   Metro Statistical Areas (MSA)--Atlanta, GA..........................   .97

--------------------------------------------------------------------------------
 (1)Interest level, based on a scale from 0 to 1.00.

   Engage believes that its profiling technology provides a significantly more meaningful picture of Web user preferences than other available targeting solutions because:

  . Engage builds and constantly updates its profiles based on a user's Web browsing behavior, resulting in more detailed and current profiles than could be created with registration or other declared data only;

  . Engage profiles classify visitor information across hundreds of interest categories and subcategories, allowing Web publishers, advertisers and merchants to identify more precisely their target audience;

  . Engage global profiles are developed from data gathered from many diverse
    Web sites, generating more detailed and comprehensive information about Web users than could be gathered from any single site; and

  . The Engage Knowledge database currently contains more than 30 million user profiles, enabling the use of targeting applications for a significant proportion of Web site visitors.

   Engage profiles are designed to work with other Engage applications, third-party software or customers' internally developed solutions, allowing customers flexibility as the uses of profiling and related applications develop and evolve.

   Building upon its profiling capabilities, Engage offers the following profile-driven marketing solutions:

Targeted Delivery of Advertising

   Engage's advertising management software and services allow Web publishers and advertising networks to target advertising campaigns using either local profiles or profiles from the Engage Knowledge global database. Engage also offers a turnkey outsourced advertising management service that allows Web sites to gain the advantage of profile-based advertising without making a significant upfront investment of cash and personnel. By allowing advertisers to target advertisements based not only on the content of the Web page being viewed, but also on the visitor's profile, these advertising solutions are designed to enable Web publishers and advertising networks to sell more of their advertising inventory and to allow advertisers to improve their ROI. Engage's advertising management products, when used in conjunction with its profiling products and services, can schedule and serve advertisements in real-time while simultaneously optimizing the impact of a message by, for example, showing a minivan advertisement to a visitor interested in family subjects and a sport utility vehicle advertisement to an outdoor enthusiast. In addition, if it is known that a user is a likely minivan buyer, specific ads can be served when the visitor is in an unrelated site or section of a site.

Targeted Delivery of Content and Commerce

   Engage's profiling software and global profiles allow Web publishers and merchants to customize the content of Web pages and target e-commerce offerings and promotions based on each individual user's interests. By providing Web site visitors information that is more relevant to them, Web publishers and merchants can strengthen visitor loyalty and increase the likelihood that a visitor will stay at the site and make a purchase. A Web site focusing on music can dynamically alter a Web page to present, for example, a special offer on a jazz CD only to those visitors whose profiles indicate strong interests in jazz and offer a different promotion to visitors with classical music interests.

Strategic Marketing Intelligence and Analysis

   Engage's analysis and traffic measurement products and services allow Web publishers and merchants to collect, manage and analyze data about visitors and their behavior. By analyzing how users behave and react to specific advertising, pages or specific content areas, Web publishers can better understand their visitors and improve the effectiveness of their Web sites. Engage offers a range of solutions, from a basic outsourced reporting service to sophisticated software enabling analysis of large amounts of data. Engage also offers a comprehensive range of auditing services, including total site traffic audits and internal reporting verification. Engage's auditing services allow Web publishers to provide advertising buyers with the standardized verification from an independent third party that these buyers increasingly require before they will purchase Internet advertising inventory.

                                    Strategy

   Our objective is to enhance our position as a leading provider of profile-driven Internet marketing solutions for Web publishers, advertisers and merchants. Our strategy to achieve this objective includes the following key elements:

Exploit Position as Leader in Profiling Solutions

   We believe that we have the opportunity to establish Engage as the recognized brand for profile-driven marketing solutions on the Internet. To capitalize on this opportunity, we are creating a family of "Engage-enabled" products and services that incorporate our profiling technology to serve a broad array of customer targeting needs on the Internet. Expanding from the initial use of our profiling technology in targeting the delivery of advertisements through our Accipiter advertisement management software, we plan to integrate our profiling technology with our I/PRO market intelligence services so that customers can better measure and analyze audience behavior at their Web sites. We also plan to develop Engage-enabled solutions that will allow Web publishers, advertisers and merchants to more effectively reach customers in specific vertical markets, such as automotive retail and other industry-specific markets. By implementing our solutions across a broad spectrum of customers and customer applications, we will seek to establish our profiling technology as the most widely-used platform for the targeting of advertisements, content and e-commerce offerings on the Web.

Offer Multiple Solutions Based on Open Web Architecture

   We offer multiple products and services based on an open architecture that facilitates the use of Engage's solutions with third-party applications. For example, our customers can use Engage Knowledge to target advertisements in conjunction with either our own Accipiter products or advertising management software provided by other vendors. By enabling customers to choose applications from third-party vendors, we believe we will be able to broaden the market for Engage-enabled solutions and increase the quantity and quality of the profiles compiled in the Engage Knowledge database.

   [Graphic consists of a box at bottom labelled "Engage Profiles" with arrows immediately above it pointing upward at a box labelled "Engage or Third-Party Applications" and within this box are subheadings labelled "Advertising Delivery", "Content Publishing" and "E-Commerce Server". This box has arrows immediately above it pointing toward three boxes labelled "Targeted Ad", "Personalized Content" and "Customized Offer".]

Continue to Enhance Engage Global Profile Database

   Each user visit to the Web site of a participating subscriber to the Engage Knowledge data service contributes to the depth of the global profile database and enhances its value to all customers. We will continue to increase the quality and usefulness of Engage Knowledge profiles by:

  . expanding the number of consumer profiles through an increase in our installed base of subscribers and contributors to the Engage Knowledge data service;

  . developing new profiling algorithms to glean additional knowledge about
    Web users from data compiled for each profile; and

  . refining our interest categories and subcategories to provide more detailed and market-specific user profiles.

Focus on Specific Markets

   We plan to develop and sell specific Internet marketing solutions for different markets. We are initially focusing on Web publishers and advertising networks that derive revenue from advertising on the Web. For this market, we are Engage-enabling our Accipiter advertising management software and services to allow Web publishers and advertising networks to use global profiles to optimize utilization of their advertising space. In addition, we will seek to increase our customers' advertising revenue by allowing them to offer a new program to advertisers in which an advertiser will pay for the delivery of advertising impressions only to those Web site visitors whose Engage profile matches designated criteria. Our fees for this program will consist of a portion of the advertising revenue generated when one of our profiles is used.

   We also plan to focus on specific vertical markets, such as automotive, retail and other industry-specific markets. For each vertical market, we plan to develop and market tailored versions of our Engage Knowledge database that will measure interest levels in categories specific to those markets. For the automobile market, we will work with key automotive sites to capture specific and detailed information about automotive users presently in the purchase cycle and to provide manufacturers the ability to study consumer preferences for specific automobiles or features. For the retail market, we will continue to refine geographic-targeting capabilities so that national retailers can address specific needs and preferences within each local audience through the Internet.

   We also will aggressively pursue indirect channel opportunities with systems integration partners and independent software vendors who can deploy our profiling technologies for specific markets. Through these indirect channels, we will seek to extend the deployment of Engage technology and expand our customer base.

Leverage Family of Engage Solutions

   We will seek to increase our sales to our installed base of customers by offering a range of software and services that utilize common

Engage profiling technology. For example, if a customer uses Accipiter AdManager software to deliver Web advertisements, we will seek to sell a subscription to the Engage Knowledge data service to enable the customer to improve advertising response rates and brand awareness. We may also offer the customer a subscription to our I/PRO services to measure and better understand visitor behavior. Using our complementary line of software and services, a customer can rely upon Engage Knowledge profiles to perform a wide range of functions and thus avoid the time and expense otherwise required to collect, process and store large volumes of user data multiple times for multiple functions.

Maintain Position as Trusted Leader in Internet Privacy

   We believe that concerns about loss of privacy are increasingly important to Internet users and therefore have designed the Engage Knowledge database with the goal of being a leader in the protection of the privacy of individuals. We have been an active participant in the establishment of technology, industry and regulatory frameworks for Internet privacy and plan to continue to be aggressive in promoting our commitment to privacy.

Expand into International Markets

   We currently market our products and services worldwide through a sales office in London, our U.S. headquarters and through a joint venture in Japan established with Sumitomo in July 1998. In addition, we plan to open an office in Germany in 1999. As of April 30, 1999, we had 22 customers in Europe and seven elsewhere outside the United States. We plan to expand our penetration of the international market primarily through joint ventures with partners abroad.

                             Products and Services

   Engage offers a range of software and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness.

   The following table shows the products and services offered by Engage:


       Products and
         Services                Description                          Benefits
------------------------------------------------------------------------------------------------
  Profiling

  Engage Knowledge        Service providing real-    Allows targeted online advertising, content
   Data Service(1)        time access to anonymous   and e-commerce offerings, which can improve
                          global profiles of Web     response rates, brand awareness and
                          users                      customer loyalty and reduce marketing costs

  Engage ProfileServer    Software to create and     Permits customization of interest
                          deliver site-specific      categories to track preferences specific to
                          local profiles of Web      the customer's business. Can be used alone
                          users                      or together with Engage Knowledge global
                                                     profiles

------------------------------------------------------------------------------------------------
  Advertising Management

  Accipiter AdManager     Automated online           Automates online advertising management for
                          advertising delivery and   Web sites, including scheduling, targeting
                          management software        and serving of ads and reporting of
                                                     campaign results

  Accipiter AdBureau      Outsourced online          Delivers the capabilities of Accipiter
                          advertising management     Admanager without requiring the customer to
                          service using AdManager    make the investment needed to create an
                          technology                 advertising management infrastructure

------------------------------------------------------------------------------------------------
  Market Intelligence
   Services

  I/PRO NetLine Service   Outsourced Web site        Enables Web sites to better understand user
                          traffic measurement and    traffic and behavior and thereby improve
                          analysis service           their Web sites

  Nielsen I/PRO I/Audit   Outsourced service         Allows media sellers to prove Web site
   Services               providing audits of site   traffic volume and campaign results to
                          traffic and ad campaign    media buyers
                          results

  I/PRO Research Services Custom consulting          Provides customized analysis and
                          services providing         interpretation of visitor behavior to help
                          audience behavior          customers formulate their Web strategies
                          analysis

  Engage                  Site-based data            Allows customers to perform sophisticated
   DecisionSupportServer  warehouse software for     analysis of the behavior and profiles of
                          audience analysis          their Web site visitors

  Engage Knowledge        Consulting services        Allows customers to gain valuable market
   Database Research      based on global profile    research by analyzing Web-wide user
   Services(2)            database                   behavior, interest trends and patterns
                                                     across the Engage Knowledge global database

--------------------------------------------------------------------------------
 (1) Currently being tested with customers and expected to be implemented on a commercial basis in July 1999.
 (2) Expected to be introduced in July 1999.

Engage Knowledge Data Service

   The Engage Knowledge database contains anonymous user profiles collected from participating sites across the Web. Engage Knowledge is based on Engage's advanced database technology and proprietary systems and has been designed to create, refine and deliver millions of profiles in real-time to meet the demands of multiple Web-sites. These profiles omit personally identifiable information of individual users such as name, home or e-mail address, IP address or domain name. The database assigns a computer-generated identifier (currently stored as a browser cookie on the Web user's computer) to distinguish each Web visitor. This Engage Knowledge identifier is correlated with site-specific identifiers using a proprietary technique called "dual blind" identification. This technique protects the privacy of the individual because the participating Web site cannot access the Engage Knowledge identifier and Engage does not maintain any personally identifiable information that may have been gathered at the Web site.

   Engage Knowledge global profiles contain a series of standardized interest codes, as well as demographic and geographic information, with scores that indicate the level of the consumer's interest in a category or the accuracy of a demographic or geographic attribute. The categories are hierarchical, with the top level representing a broad interest area such as "Books", and lower levels representing increased specificity, such as "Children's Books". Engage also maintains anonymous demographic and geographic information for each profile by using declared information reported voluntarily by the visitor, such as data contained on an online registration form, and by using computer algorithms that infer demographic characteristics or geographic locations based on Web browsing behavior. Each Web page at a customer site is classified to indicate the interest categories that will be attributed to visitors to that page.

   When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor to his or her profile in the global profile database. The profile is then transmitted in real-time to the subscribing Engage Knowledge customer site, which can then use the profile to target advertisements, content and e-commerce offerings to that visitor.

   As a Web visitor browses through any Engage-enabled Web site, Engage's software dynamically updates and refines the profile of that visitor based on the recency, frequency and duration of the consumer's browsing behavior in each interest category. The Engage Knowledge database can be integrated with third-party data sources, such as geographic databases, to further enhance the consumer profiles. Unlike profiles based solely on static registration data, Engage Knowledge profiles are constantly changing to more accurately reflect the current interests of an individual.

   Engage Knowledge profiles can be used to enhance third-party software applications by providing targeting capabilities. These applications include advertising management, content delivery and e-commerce offerings. Engage provides software tools and services to facilitate the integration of Engage Knowledge profiles with these third-party applications.

   An Engage Knowledge subscription is combined with a license to the Engage software modules necessary to identify visitors anonymously, collect and transfer behavior records and access profile information. Periodic subscriptions are usually offered on a quarterly basis and the fees vary depending on traffic to the customer's site and the application with which the service is used. Engage expects that fees in the future will also vary based on the number of profiles used. Engage believes that most customers will contribute their clickstream data to the Engage Knowledge global database in exchange for reduced subscription rates and to enhance the quality of future global profiles. Although data contribution is not required, customers who do not contribute their site clickstream data to Engage Knowledge are required to pay significantly higher fees for use of the Engage Knowledge profiles. Monthly fees can range from a few thousand dollars for a low volume Web site to hundreds of thousands of dollars for a large customer with multiple Web sites.

   As of April 30, 1999, Engage had implemented the Engage Knowledge data service with customers on a test basis. Engage expects to implement the Engage Knowledge data service on a commercial basis in July 1999.

Engage ProfileServer

   Engage ProfileServer software collects Web visitor behavior data and self-reported user information to create and deliver profiles of individual Web site visitors. The system enables customers to create their own local profile database, which is maintained at the customer's site, and to use these local profiles to target advertisements, content and e-commerce offerings. The ProfileServer system permits customers to customize the interest categories in the local profiles so that they track preferences specific to the customer's market. For example, a clothing retailer could create size and style subcategories. Customers can also use the system to collect proprietary user data, including identifying information supplied voluntarily by visitors to their sites. The local databases created with ProfileServer, which do not become part of the Engage Knowledge database, can be used by customers either alone or in conjunction with the Engage Knowledge data service.

   ProfileServer is offered to customers under perpetual or annual subscription licenses with fees that vary based on the volume of visitor activity on the customer's sites. ProfileServer software typically ranges in price from $12,000 for a basic configuration at a small Web site to up to $100,000 for a complete feature installation at a high volume site.

Online Advertising Systems and Services

   Engage's Accipiter ad management systems and services are designed to manage and deliver advertising and direct marketing promotions on individual Web sites and networks of Web sites.

   Accipiter AdManager. Accipiter AdManager automates online advertising management for Web sites by scheduling and targeting ads, automatically rotating ad inventory and generating up-to-the-minute, customized reports. AdManager tracks all active advertising campaigns and Web site visitors and optimizes scheduling of advertisements in real-time to ensure that each campaign is delivered on schedule to qualified visitors or to the specified content areas of a site.

   AdManager allows sites to deliver relevant advertising to individual visitors using a wide range of targeting criteria, including:

  . Engage global and local profiles;

  . area of content that a visitor is viewing;

  . geographic location of users;

  . key-word or key-phrase searches; and

  . time of day or day of week.

   AdManager provides versatile easy-to-use scheduling features. Advertisements within a campaign can be scheduled by the total number of impressions or clicks, by specific time frames specified by the advertiser or any combination of counts and date ranges. The campaign reservation system can lock in portions of available inventory for upcoming campaigns.

   Customers can access a variety of reports to see how well a campaign is performing. Reports can detail, for example, how many impressions and clicks were generated both from the entire site and by each ad and advertiser. AdManager also enables customers to securely assign access privileges for specific functions or information to a variety of users at different levels from different organizations. For example, a single system can provide different levels of access to advertising agencies, web site advertising sales representatives, and third party advertising sales representatives. AdManager can be distributed across multiple servers to expand ad serving capacity and provide high availability to handle the volume requirements of the largest Web sites.

   AdManager is offered to customers under perpetual licenses or annual subscription licenses, with fees that vary based on the number of advertisements served. A typical AdManager installation ranges in cost from $12,000 to more than $100,000, with an additional monthly fee for access to the Engage Knowledge database.

   Accipiter AdBureau. Accipiter AdBureau is Engage's turnkey, outsourced advertisement management service based on AdManager technology. By subscribing to AdBureau, a customer can obtain the advertisement management capabilities of AdManager without the need to invest in on-site and management hardware, server and administrative software or databases.

   AdBureau is marketed primarily to start-up and mid-sized Web sites, as well as advertising networks. AdBureau is offered to customers under an annual agreement providing for fees based on the number of advertisements served, with a $3,500 one-time set up fee and monthly fees based on the number of advertisments served, ranging from $1,000 per month for the smallest Web sites to more than $15,000 per month for high volume sites.

Market Intelligence Services

   Engage's I/PRO services and DecisionSupportServer software provide Web site traffic measurement and analysis and verification of site traffic and advertising results. Through its I/PRO services, Engage currently measures over seven billion page views per month across over 350 Web sites.

   I/PRO NetLine. I/PRO NetLine is an outsourced traffic measurement service that continuously measures Web site traffic and delivers results on a daily basis to the customer. This service enables customers to access reports immediately, combine data from multiple sites and standardize information for meaningful comparisons. I/PRO provides a wide range of standard reports and enables users to customize their reports and the data to be tracked. I/PRO provides standard reports that contain key data about traffic at a Web site, including information about the number of users to visit a Web site, the duration of user visits and the most frequently visited pages of the site. Customized reports can include information regarding specific pages, directories and clicks and other in depth data. I/PRO NetLine is priced based on the volume of traffic at the sites being measured and the number of reports that are requested, and fees typically range from $2,500 to $5,000 per month. I/PRO also offers extensive support by professional service account managers and custom research capabilities.

   Engage plans to offer I/PRO NetLine in conjunction with Engage Knowledge services for global audience analysis. Using profile information from the Engage Knowledge database, customers of I/PRO NetLine will be able to customize reports to include more detailed and comprehensive user information, which will enhance the I/PRO NetLine traffic measurement service.

   Nielsen I/PRO I/Audit. Nielsen I/PRO I/Audit outsourced services include audits of circulation on total audience, specific advertisements or advertising campaigns, internal management systems and co-operative marketing arrangements. Nielsen I/PRO I/Audit verifies information directly at the specific Web site rather than relying on a sample from a panel or other indirect methods. Engage believes that I/PRO was the first company to offer Web site specific audits of Web site traffic and advertising campaigns. Engage believes that over 70% of the 50 most visited sites currently use Nielsen I/PRO I/Audit. Nielsen I/PRO I/Audit reports are guaranteed to be delivered within ten days of I/PRO's receipt of the necessary data. Nielsen I/PRO I/Audit services are priced based on the volume of traffic at the sites being audited and fees typically range from $2,000 to $4,000 per month. I/PRO has a co-branding and reselling agreement with Nielsen Media Research and pays royalties to Nielsen on sales of I/PRO services.

   I/PRO Research Services. I/PRO offers custom consulting services to help clients meet their Web marketing goals. These services combine analysis of Web audience data with customized research. Consultants produce in-depth reports and detailed analyses that allow customers to measure audience behavior, monitor results against strategic objectives and more effectively manage their Web strategies. Clients contract for research services on a project basis or at a stated daily rate.

   Engage DecisionSupportServer. Engage DecisionSupportServer is a data warehouse management and analysis solution that is implemented at the customer's site. DecisionSupportServer supports a complex, visitor-focused marketing analysis of Web site usage details and profiles. Web marketers can monitor standard Web site usage and visitor reports or use Engage's Web marketing analysis application to answer critical and sophisticated business questions about visitors, their behavior and their profiles. DecisionSupportServer can be used in conjunction with a variety of decision support applications from Business Objects and other data warehousing vendors. In addition, customers with unique requirements can retain professional services from Engage or one of its system integration partners to customize the data warehouse.

   Engage DecisionSupportServer is offered to customers under perpetual licenses or annual subscriptions with fees that vary based on the volume of visitor activity on the customer's sites. Engage customizes and operates DecisionSupportServer in-house for specific market segments and customer-specific analytic consulting engagements. The license fee for DecisionSupportServer typically ranges from $40,000 to more than $100,000.

   Engage Knowledge Database Research Services. Engage plans to offer Engage Knowledge Database Research Services, consisting of custom analysis, research and consulting services that use information contained in the Engage Knowledge global database. Using this service, customers can obtain analysis of Web-wide user behavior to identify emerging trends.

Consulting, Maintenance and Support Services

   Engage offers comprehensive services and product support to its customers. Engage's service and support organization, consisting of 46 service professionals as of April 30, 1999, assists customers in implementing, administering and maintaining Engage products and services.

   Professional Services. Engage's team of service professionals provides customers with consulting services, project implementation and integration services and training. Engage's service professionals assist customers with strategic site assessments and deployment planning in order to optimize each customer's use of Engage products. These professionals also help customers implement Engage products and integrate them into the customer's existing technology infrastructure. Engage's professional services are generally billed at a daily rate for each consultant employed on a project.

   Maintenance and Support Services. Engage provides maintenance and support services to customers pursuant to annual maintenance agreements. These services include software version updates and maintenance, as well as telephone and on-site support. Engage provides regular functional releases to its customers, as well as maintenance releases as needed. Engage offers a variety of support services, including "help desk" telephone support on a 14 hours per day, five days per week basis and a dedicated technical support Web site on a 24 hours per day, seven days per week basis. Engage's maintenance and support activities are supplemented by training programs for customers, including introductory training courses for new users and custom designed seminars for experienced users of Engage products.

   Engage's annual fees for maintenance and support services are based on a percentage of the list price for the customer's software license fee, typically ranging from 18% to 25%. To date, substantially all of Engage's customers have entered into maintenance contracts.

                                   Customers

   Engage licenses its software products to Web publishers and merchants for use at their Web sites. Engage also offers customers outsourced solutions through its AdBureau advertising management service and its I/PRO NetLine traffic management service. Engage had approximately 300 customers as of April 30, 1999, including the following:

       Advertising                                    Market Intelligence
  Management Solutions         Profiling Solutions         Services
                             ADSmart                Chicago Tribune
 Ancestry.com                AdValue                Dell
 beeb.com (BBC               Ancestry.com           InfoSpace
 Worldwide)                  Carlton Online         MediaOne
 CNET                        Gallop + Gallop        News Corporation (Fox)
 Cyberian Outpost            Lycos                  Quokka Sports
 E!Online                    Magnitude Network      Sportsline USA
 LookSmart                   NetNoir                Wall Street Journal
 Microsoft                   Planet Direct          Online
 NBC Videoseeker             Ticketmaster           Weather.com
 Sony Online                                        24/7 Media
 Entertainment
 WebTV Networks
                             Customer Case Studies

   The following customer case studies illustrate the selection, use and implementation of Engage products and services by some of Engage's significant clients.

Ancestry.com -- Profile Driven Advertising and Analysis

   Ancestry.com, an affiliate of CMGI, is a comprehensive genealogy resource on the Web, providing users with a large online repository of family and historic data. Site visitors have free access to genealogical records online. For a nominal fee, subscribers have complete access to the site's 1,500 databases.

   Ancestry.com needed a set of integrated tools for strategic market intelligence, user profiling and ad management to enhance the online experience for site visitors and to increase the effectiveness of promotions and advertising at its site. Specifically, the site wanted to understand more about its visitors, convert unregistered visitors to registered visitors and deliver personalized advertising to its online audience. Ancestry.com installed Engage Accipiter AdManager advertising management software to serve online ads and intends to deliver personalized offers through Engage ProfileServer. To expand its targeting capabilities beyond site-specific customer information, the site has also subscribed to Engage Knowledge data services. In addition, Ancestry.com is installing Engage DecisionSupportServer, Engage's strategic market intelligence tool, to analyze the collected local profile data, and uses the Nielsen I/PRO I/Audit services for third-party verification of its site traffic data.

   Through the use of Engage products and services, Ancestry.com will own a growing proprietary database of local user profiles which it expects will enable it to better understand the behavioral patterns of its online visitors. Ancestry.com plans to use the Engage Knowledge data service to deliver targeted advertising to its online audience.


Ticketmaster -- Profile Based Targeting of Electronic Commerce and Content

   Ticketmaster Online is a leading automated ticketing services company. Ticketmaster uses Engage ProfileServer to personalize online retailing based on declared profiles and to target advertising based on both declared and observed behavior online. In July 1998, Ticketmaster was seeking to address the personalization requirements of its MyTicketmaster site, and needed a solution that permitted profiles to drive other vendors' personalization applications. Ticketmaster selected Engage because it offered application-independent profiling technology that could meet its targeting requirements. Engage worked with Ticketmaster to integrate a third party's content management application with Engage's ProfileServer software. Ticketmaster currently has plans to integrate another third party's advertising managment system. Engage ProfileServer software captures registration details at the MyTicketmaster area of the site and the clickstream behavior of visitors throughout its site. Engage ProfileServer creates user profiles based on declared and behavior data and maintains them in a centralized proprietary repository for visitor data. In addition, Ticketmaster installed Engage's DecisionSupportServer strategic market intelligence tool to analyze the collected data.

   With its growing proprietary database of local user profiles, Ticketmaster expects to be able to enhance the online experience of its repeat site visitors by recommending events and providing customized offers that appeal to them individually, thereby increasing the revenue potential of its site.

Weather.com -- Strategic Marketing Intelligence

   Weather.com is the online arm of The Weather Channel. Weather.com uses I/PRO NetLine to increase advertising revenue, to make resource allocation decisions and to drive strategic partnerships. By understanding the total circulation of different areas of the site, weather.com is able to charge a premium for high traffic areas. I/PRO/NetLine reports user requests for weather information by zip codes allowing weather.com to sell these impressions as highly targeted advertising opportunities at a premium. I/PRO NetLine's ability to report activity at the most detailed level facilitates resource allocation decisions by allowing weather.com to understand the resources required to maintain different parts of its site and the revenue each part generates. Weather.com also uses I/PRO NetLine to help assess the opportunities for strategic alliances that will increase traffic at its site and to monitor the performance of these arrangements on an ongoing basis.

   Weather.com also subscribes to the monthly Nielsen I/PRO I/Audit. The audit report is used in sales presentations to existing and new advertisers to prove traffic volumes and campaign results.

                              Sales and Marketing

United States

   Our sales and marketing strategy in the United States is to sell:

  . directly to prominent Web publishers, large advertisers and Web site networks;

  . through OEM, reseller and co-marketing arrangements to reach other customers; and

  . through Web design and systems integration firms.

   As of April 30, 1999, our sales and marketing organization consisted of 66 employees. Our field sales organization is supported by sales representatives and systems engineers located throughout the United States. Sales representatives handle incoming calls, help generate qualified leads and generally advance the sales process. Systems engineers provide comprehensive pre-sales technical services and support (including creating and delivering technical and architectural presentations, product demonstrations and product training) as well as post-sales telephone support, problem escalation management, patch distribution and publication of technical notes. Our sales and marketing employees are located in four offices throughout the United States.

   The sales teams for our Accipiter ad management systems and I/PRO services are organized as dedicated groups focused on sales in specific geographic regions. A subset of the sales force for Engage Knowledge and Engage profiling products are targeted to specific industry groups, thereby enabling them to develop an in-depth understanding of the evolving needs of a particular industry and the Web publishers, advertising networks and Web sites focused on that industry. In addition, each sales force identifies cross-selling opportunities for other Engage products.

   An important element of our sales strategy is to form business relationships with third parties to assist us in marketing and selling our products. We will seek to enter into OEM relationships that permit us to embed our software products within products sold by other vendors, such as e-commerce and Web serving software and hardware systems. In addition, some of our indirect sales channels will consist of either reseller arrangements, in which our partner resells and possibly customizes our products, or co-marketing arrangements, in which we will work together with our partner to promote and generate sales referrals for each others' respective products. We also expect to develop relationships with Internet systems integrators who often recommend advertising and marketing management and other Internet solutions to their clients as part of their design, procurement and deployment work.

   To support our sales efforts and actively promote the Engage brand, we conduct comprehensive marketing programs, including public relations, print advertisements, online advertisements, seminars, trade shows and ongoing customer communications programs.

International

   We maintain a sales office in London and expect to open an additional office in Germany in 1999. We intend to expand our operations outside the United States primarily by partnering with locally-based third parties, including entering into joint ventures and distribution arrangements. We have formed a joint venture for the Japanese market with Sumitomo Corporation, which is the leading investor in Japan's largest Internet service provider. As part of this joint venture, Sumitomo markets a Japanese language version of Engage software products and the Engage Knowledge data service throughout Japan.

                                    Privacy

   The Web offers the potential for privacy by allowing parties to communicate one-to-one without knowing each others' identity. However, Web users are increasingly concerned about privacy and the ability of third parties to gather personal data about them from their activities on the Web. For this reason, the Engage Knowledge global database of profiles has been designed to operate anonymously and does not store personal information of individual users such as name, home or e-mail address, IP address or domain name.

   We maintain this level of privacy through a proprietary methodology known as "dual blind" identification. We assign an anonymous numerical identifier (currently stored as a browser cookie on the Web user's computer) to each Web visitor and match this "blind" identifier only with information relating to online usage of a specific computer and do not store or otherwise use any personally identifying information. Each Web visitor also is assigned a different identifier for each Engage-enabled Web site visited. This technique is known as "dual blind" identification because a Web site does not have access to the Engage Knowledge identifier and cannot correlate the information it may have with information from other Web sites. Conversely, we do not maintain any information identifying particular users that a Web site may have correlated with a visitor's local Web site identifier.

   We also protect Web user privacy by contractually prohibiting Web sites subscribing to Engage Knowledge from using global profiles other than for the purpose of tailoring the experience of the visitor. Customers may not store the information, correlate it to personal information or use it to try to infer the physical identity of the visitor. In addition, since October 1998, Engage has required new contributors to Engage Knowledge to post a privacy policy statement on their Web sites disclosing their participation in Engage Knowledge. The policy statement must include a link to the Engage Web site where a Web users may opt out of the Engage Knowledge database by clicking on a link that automatically replaces the Engage Knowledge identifier on the user's computer. We believe that these protections and our dual blind identification technology are essential to allow sites to responsibly use global anonymous profiles for their own enterprise applications.

   We actively participate in the development of privacy standards for the Internet and are a key contributor to industry groups that are developing industry standards for privacy. For example, we are a co-author of several of the specifications of the World Wide Web Consortium's Platform for Privacy Preferences Project, (supported by AOL/Netscape, AT&T, IBM, Microsoft and others), which seeks to develop an industry standard that will allow Web users to express their privacy preferences about the type and amount of information they are willing to share with Web applications. We believe our products will support the standards that are ultimately produced by this project. We have also authored a proposed protocol for the distribution of privacy labels for Web cookies as part of privacy standards developed by the Internet Engineering Task Force. We are a participant on the board of advisors of TRUSTe, of which we are a corporate sponsor, and are a member of the Online Privacy Alliance. We actively monitor proposed privacy laws and regulations and seek to comply with all applicable privacy requirements, both in the United States and throughout the world.

                            Operating Infrastructure

   Engage's operating infrastructure has been designed to support the combined volumes of its largest Web site customers. Engage's data center operations are provided by NaviSite, an affiliate of CMGI, and are located in Andover, Massachusetts. Engage's infrastructure is designed for maximum reliability, including redundant network access, backup power pools and advanced network security. NaviSite provides comprehensive facilities management services, including monitoring and support 24 hours per day, seven days per week.

   Engage operations are run by a variety of Sun Enterprise servers of various sizes to support its AdBureau and Engage Knowledge operations. All of Engage's production data is archived nightly to offline, offsite storage.

   NaviSite's facilities are powered by multiple uninterruptible power supplies and contain smoke and heat detection, fire suppression, fluid detection and other disaster protection systems. Engage's data center operations are controlled using strict password management and physical security measures.

                             Intellectual Property

   We have filed for patents covering our profiling algorithm and our dual-blind methodology for protecting end-user privacy. The profiling algorithm patent application covers the process and algorithm for creating user interest profiles from behavioral data. The dual-blind methodology patent application covers the process of identifying visitors uniquely at each Web site while maintaining a central database of cross-referenceable identifiers and allowing Web sites to access globally-derived data only via their local identifier. There can be no assurance that any of our patent applications will be granted. Even if they are granted, these patents may be successfully challenged by others or invalidated.

   The Engage Knowledge database contains detailed information about millions of Web users. We believe we have rights to this database's entire data content, all records and all derived information from the database as a whole, all updating routines and quality assurance processes and all underlying data warehousing technology. However, there can be no assurance that any patent, trade secret or other intellectual property protection will be available for such information.

   We rely upon a combination of patent, trade secret, copyright and trademark laws to protect our intellectual property. We also limit access to and distribution of our proprietary information. However, the steps we take to protect our intellectual property may not be adequate to deter misappropriation of our proprietary information. In addition, we may be unable to detect unauthorized uses of and take appropriate steps to enforce our intellectual property rights.

   Although we believe that our services and products do not infringe on the intellectual property rights of others, we are subject to the risk that such a claim may be asserted against us in the future.

                                  Competition

   The market for Internet marketing solutions, including consumer profiling, online advertising services and systems, and Web site traffic analysis is new, rapidly evolving and intensely competitive. Engage expects competition to increase both from existing competitors and new market entrants for various components of its services. Engage competes primarily on the basis of its product features and performance, such as its scalable, application-independent technology and the anonymity and quality of its global database of profiles, level of service and, to a lesser extent, on price.

Profiling Solutions

   Engage competes directly with providers of profiling technology, such as Personify, and indirectly with applications that include more limited profiling capability integrated into their solution, such as BroadVision and Vignette. NetGravity, through a partnership with Aptex and MatchLogic, and businesses that offer cash or other incentives to users to voluntarily provide profile data have indicated their intent to compete in the global profiling solutions market. Engage also competes with companies such as DoubleClick and MatchLogic that have the ability to aggregate large quantities of customer behavior data across the Web.

Online Advertising Systems and Services

   The primary competitors to Engage's Accipiter AdManager software are providers of ad serving systems, such as NetGravity and Real Media. In the outsourced ad serving market, Engage's Accipiter AdBureau service competes with providers of ad serving services, such as those offered by Adforce and DoubleClick.

Market Intelligence Services

   The primary competitors for I/PRO's NetLine Web measurement service and the Engage DecisionSupportServer product are companies offering outsourced solutions or software solutions, such as Accrue, Andromedia, net.Genesis and WebTrends. Nielsen I/PRO I/Audit service competes with auditing services from ABC Interactive, BPA and PricewaterhouseCoopers.

   Many of Engage's current competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than Engage. Engage's current and potential competitors also may have more extensive customer bases and larger proprietary databases. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to more effectively distribute their products or to enhance their product and service offerings.

   In addition to these current and potential commercial competitors, Engage also faces competition from the internal capabilities of some potential customers. Some of the largest Web publishers use internally developed interactive marketing solutions rather than the commercial solutions offered by Engage and its competitors. There can be no assurance that Engage will be able to compete successfully with these internally developed solutions.

   Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on Engage's business, financial condition and results of operations. There can be no assurance that Engage will be able to compete successfully against existing or potential competitors or that competitive pressures will not have a material adverse effect on Engage's business, financial condition and results of operations.

                                   Employees

   As of April 30, 1999, Engage had 209 employees and 40 contractors. Employees included 57 in development, 63 in customer support and operations, 66 in selling and marketing, and 23 in administration. Of these, 203 employees were located in the United States and 6 in Europe. Included in the 40 contractors are 11 offshore contract developers in India.

   Engage believes that its future success is dependent on attracting and retaining highly skilled engineering, sales and marketing, and senior management personnel. Competition for such personnel is intense, and there can be no assurance that Engage will continue to be able to attract and retain high-caliber employees. Engage believes that the use of offshore developers gives it access to scarce technical talent at a favorable cost.

   Engage is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

                                   Facilities

   Engage's principal executive offices are located in Andover, Massachusetts, with an engineering center in Raleigh, North Carolina, and offices in Redwood City and San Francisco, California and a sales office in London. Consisting of an aggregate of approximately 55,000 square feet, these facilities are currently leased to the Company under leases which are allocated to Engage from CMGI on a headcount basis or expire in 1999, 2002 and 2004, respectively. Engage also leases space for its sales and marketing efforts in New York and the United Kingdom. Engage believes that suitable additional space to accommodate the anticipated growth will be available in the future on commercially reasonable terms.

                               Legal Proceedings

   Engage is not a party to any material legal proceedings.

                                   MANAGEMENT

                        Directors and Executive Officers

   The following table sets forth the directors and executive officers of Engage, their ages and their positions with Engage as of April 30, 1999.

Name                        Age                    Position
--------------------------- --- -----------------------------------------------
Paul L. Schaut.............  39 Chief Executive Officer, President and Director
David A. Fish..............  44 Chief Operating Officer
Daniel J. Jaye.............  34 Chief Technology Officer
Stephen A. Royal...........  43 Chief Financial Officer and Treasurer
David S. Wetherell.........  44 Chairman of the Board of Directors
Edward A. Bennett..........  52 Director
Christopher A. Evans.......  33 Director
Craig D. Goldman...........  55 Director
Andrew J. Hajducky III.....  45 Director

   Paul L. Schaut has served as Chief Executive Officer, President and a director of Engage since December 1997. Prior to joining Engage, Mr. Schaut was Vice President of Strategic Partnering for Open Market, Inc., a provider of electronic commerce software, from January 1997 until November 1997. Prior to joining Open Market, Mr. Schaut served as Vice President of Sales and Marketing for ONTOS, Inc., a software company, from March 1995 until December 1996 and as Managing Director of InterSystems Corporation, a software database company, from April 1988 until March 1995.

   David A. Fish has served as Chief Operating Officer of Engage since January 1999 and served as Vice President of Marketing from April 1998 until December 1998. Mr. Fish is the founder of Rocket Science Software, Inc. and served as its full time President from October 1997 until April 1998. Prior to that, Mr. Fish was Division Manager of Knowledge Services at Context Media, LLC, a knowledge management consulting and software company, from June 1996 until September 1997. From August 1993 until May 1996, Mr. Fish served as President and Chief Executive Officer of Narrowcast Technologies Inc., an electronic publishing and multimedia consulting company, which he founded. Prior to that, from October 1990 until July 1993, he was Engineering Director of the One Source Division at Lotus Development Corporation, a software company. Mr. Fish was Vice President of Marketing of Articulate Systems, Inc., a voice recognition start-up company, from March 1989 until September 1990. From June 1980 until February 1989, he occupied various positions at Epsilon Data Management, Inc., a provider of marketing database services.

   Daniel J. Jaye has served as Engage's Chief Technology Officer since September 1995. Prior to joining Engage, Mr. Jaye was Director of High Performance Computing for Fidelity Investments, a financial services firm, from February 1993 until September 1995. Prior to joining Fidelity Investments, Mr. Jaye was a technical manager for Epsilon Data Management, a provider of marketing database services, from 1991 until 1993 and a Senior Consultant for Andersen Consulting from 1987 until 1991.

   Stephen A. Royal has served as Chief Financial Officer and Treasurer of Engage since March 1998. Prior to joining Engage, Mr. Royal was Senior Vice President and Chief Financial Officer and later Chief Administrative Officer of Omega Performance Corporation, an interactive multimedia training software and consulting company, from January 1992 until March 1998.

   David S. Wetherell has served as a director and Chairman of the Board of Engage since July 1995. Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI since 1986 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, and President of CMG@Ventures, Inc., the managing partner of CMG@Ventures I, LLC, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are also strategic investment and development venture capital subsidiaries or affiliates of CMGI. From 1982 until joining CMGI in 1986, Mr. Wetherell was a co-founder and President of Softrend, Inc., a microcomputer software publisher. Mr. Wetherell is also the founder of BookLink Technologies, Inc., a CMGI subsidiary that was sold to America Online in 1994.

   Edward A. Bennett has served as a director of Engage since January 1999 and as President of Bennett Media Collaborative, a media consulting company, from January 1997 until the present. From April 1995 until July 1996, Mr. Bennett was Chief Executive Officer of Prodigy, Inc., an online service provider. Prior to joining Prodigy, he served as President and Chief Executive Officer of VH-1 cable music channel, a division of Viacom, Inc., from 1989 until 1993 and as Executive Vice President and Chief Operating Officer of Viacom Cable, a division of Viacom from 1979 until 1989.

   Christopher A. Evans has served as a director of Engage since January 1999. Since May 1999 Mr. Evans has served as a private consultant to Engage. From April 1998 to May 1999, Mr. Evans managed Engage's Accipiter business unit. From October 1992 until June 1996, Mr. Evans was the principal owner of Hotlinx, LLC, a printing and online publishing company. Prior to that, from 1985 until 1992, Mr. Evans served as Executive Vice President of DaVinci Systems, a software company, which he co-founded.

   Craig D. Goldman has served as a director of Engage since March 1998 and as President and Chief Executive Officer of Cyber Consulting Services Corp. since March 1996. Prior to that, Mr. Goldman held various positions at The Chase Manhattan Bank, including Chief Information Officer from 1991 until February 1998.

   Andrew J. Hajducky, III has served as a director of Engage since December 1995. Mr. Hajducky has served as Chief Financial Officer and Treasurer of CMGI since October 1995 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are strategic investment and development venture capital subsidiaries or affiliates of CMGI. From April 1984 to October 1995, Mr. Hajducky was the Entrepreneurial Services Partner of the Merger and Acquisition division of Ernst & Young LLP. Previously, Mr. Hajducky was the Chief Financial Officer of Mountain International Company/AccuTel, Inc., a telecommunications and software company.

                               Board Composition

   The board of directors is currently fixed at six members. Effective with this offering, Engage will divide the board of directors into three classes. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Engage.

   Each executive officer is elected by, and serves at the discretion of, the board of directors. Each of Engage's executive officers and directors, other than nonemployee directors, devotes his full time to the affairs of Engage. There are no family relationships among any of the directors or executive officers of Engage.

                               Board Committees

   Engage has an audit committee and compensation committee of the board of directors. The audit committee reviews the results and scope of audits and other services provided by Engage's independent accountants. The audit committee also reviews Engage's system of internal accounting and financial controls. The audit committee consists of Messrs. Bennett, Goldman and Hajducky.

   The compensation committee of the board of directors reviews and recommends to the Board the compensation and benefits of all executive officers of Engage, administers Engage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of Engage. The compensation committee consists of Messrs. Bennett, Goldman and Wetherell. Except as set forth in "Transactions and Relationship Between Engage and CMGI", no interlocking relationships exist between Engage's board of directors or compensation committee and the board of directors or compensation committee of any other company.

                             Director Compensation

   Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or of any committee thereof. Engage intends to grant Mr. Evans an option to purchase 25,000 shares of its common stock, to vest over a five-year period, at an
exercise price of $   per share. Mr. Goldman has been granted an option to
purchase 50,000 shares of Engage common stock, vesting over a four-year period, at an exercise price of $0.48 per share. Mr. Bennett has been granted an option to purchase 25,000 shares of Engage common stock, vesting over a four-year period, at an exercise price of $8.38 per share.

   In May 1999, Engage and Mr. Evans entered into a consulting, invention and non-disclosure agreement under which Mr. Evans provides programming and other technical services to Engage. This agreement may be terminated at any time upon 90 days notice by Mr. Evans or Engage.

   No director who is an employee of Engage receives separate compensation for services rendered as a director.

                             Executive Compensation

   The following table sets forth the total compensation paid or accrued for the fiscal year ended July 31, 1998 for Messrs. Schaut and Jaye, who were the only Engage executive officers whose salary and bonus for such fiscal year were in excess of $100,000.

                           Summary Compensation Table

                                                          Long-term
                             Annual Compensation        Compensation
                             -------------------    ---------------------    All other
Name and Principal Position   Salary     Bonus             Awards           compensation
---------------------------  -------------------    ---------------------   ------------
                                                    Securities Underlying
                                                         Options(1)
Paul L. Schaut
 Chief Executive Offi-
 cer...................      $ 109,375 $  25,000           300,000(ENGA)       $   --
                                                            40,000(CMGI)(2)
Daniel J. Jaye
 Chief Technology Offi-
 cer...................        118,295   115,500(3)             --              3,529(4)

---------------------
(1) Mr. Schaut received options to purchase Engage common stock (designated in the table as ENGA) and CMGI common stock (designated in the table as CMGI).
(2) Reflects a two-for-one CMGI stock split effective January 11, 1999.
(3) Includes $100,000 bonus paid to Mr. Jaye for his contribution in the sale of some of Engage's technology to Red Brick Systems, Inc.
(4) Represents the amount of matching contributions made by Engage under the CMGI 401(k) plan.

                       Option Grants In Last Fiscal Year

   The following table sets forth grants of stock options to Mr. Schaut for the fiscal year ended July 31, 1998. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (five years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect Engage's estimate of future stock price growth. Mr. Jaye received no options to purchase either Engage common stock or CMGI common stock in fiscal 1998.
                       Option Grants In Last Fiscal Year

                                        Individual Grants
                         --------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                         Number of    Percent of Total                          Annual Rates of
                         Securities       Options                           Stock Price Appreciation
                         Underlying      Granted to    Exercise                 for Option Term
                          Options        Employees       Price   Expiration ------------------------
Name                      Granted      in Fiscal Year  Per Share    Date        5%          10%
------------------------ ----------   ---------------- --------- ---------- ----------- ------------
Paul L. Schaut..........  300,000(1)        18.2%        $0.37    11/09/02  $    30,669 $     67,766
                           40,000(2)         2.9          4.63    10/26/02       51,116      112,943

---------------------
(1) Represents grants of options to purchase Engage common stock, exercisable as to 25% of the shares after the first year and the remaining 75% vesting monthly for the next 36 months thereafter.
(2) Represents grants of options to purchase CMGI common stock, exercisable as to 25% of the shares after the first year and the remaining 75% vesting monthly for the next 36 months thereafter. Reflects a two-for-one CMGI stock split effective January 11, 1999.
   In fiscal 1998, Engage granted to Mr. Fish an option to purchase 100,000 shares of common stock at an exercise price of $0.48 per share and to Mr. Royal an option to purchase 50,000 shares of common stock at an exercise price of $0.48 per share and an option to purchase 25,000 shares of common stock at an exercise price of $4.75 per share.

          Aggregate Option Exercises and Fiscal Year End Option Values

   The following table sets forth information regarding exercisable and unexercisable stock options held as of July 31, 1998 by Messrs. Schaut and Jaye. There was no public trading market for our common stock as of July 31, 1998. Accordingly, the value of Engage options has been calculated by determining the difference between the exercise price per share and an assumed
initial public offering price of $    per share.
          Aggregate Option Exercises and Fiscal Year End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                  Shares                    Options at          In-the-Money Options at
                                 Acquired                 Fiscal Year-End           Fiscal Year-End
                                    on     Value     ------------------------- --------------------------
Name                     Company Exercise Realized   Exercisable Unexercisable Exercisable  Unexercisable
------------------------ ------- -------- --------   ----------- ------------- -----------  -------------
Paul L. Schaut.......... Engage      --    $   --            0      300,000      $    --     $
                         CMGI        --        --            0       40,000(1)        --      1,777,500(2)
Daniel J. Jaye.......... Engage      --        --      191,665      108,335
                         CMGI     4,000    43,625(3)     6,999        5,001(1)   215,875(2)     154,249(2)

---------------------
(1) Reflects a two-for-one CMGI stock split effective January 11, 1999.
(2) Based on the difference between the option exercise price and $34.0625, which was the closing price of the CMGI common stock on July 31, 1998.
(3) Based on the closing price of the CMGI common stock on the date of exercise less the option exercise price.

                                  Stock Plans

1995 Equity Incentive Plan

   The 1995 Equity Incentive Plan provides for the issuance of a maximum of 3,544,737 shares of common stock. Under the 1995 Equity Incentive Plan, Engage is authorized to grant incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock awards to employees, consultants and directors. In general, options granted pursuant to the 1995 Equity Incentive Plan are exercisable within five years of the original grant date. The board of directors or an appropriate committee of the Board has the right, at its discretion, to accelerate the vesting of unexercisable options upon a change of control of Engage. Options are not assignable or transferable except by will or the laws of descent or distribution. As of April 30, 1999, an aggregate of 3,233,897 shares of common stock at a weighted average price of $4.31 per share were outstanding under the 1995 Equity Incentive Plan.

1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan is expected to be adopted by our board of directors and approved by the stockholders in May 1999, to be effective upon the closing of this offering. The 1999 Employee Stock Purchase Plan provides
for the issuance of a maximum of     shares of common stock.

   The 1999 Employee Stock Purchase Plan will be administered by the compensation committee. All employees of Engage whose customary employment is
for more than   hours per week and for more than   months in any calendar year
are eligible to participate in the 1999 Employee Stock Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of Engage's stock immediately after the grant of the option may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount (not less than one percent nor more than 10 percent of a participant's total cash compensation) from his or her pay during quarterly payment periods. The exercise price for the option granted in each payment period is 85% of the lesser of the last reported sale price of the common stock on the first or last business day of the payment period.

1999 Director Stock Option Plan

   The 1999 Director Stock Option Plan is expected to be adopted by the board of directors and approved by the stockholders in May 1999. Under the terms of the 1999 Director Stock Option Plan, directors who are not employees of Engage or any subsidiary of Engage receive nonstatutory options to purchase shares of
Engage's common stock. A total of     shares of common stock may be issued upon
exercise of options granted under the plan.

                     TRANSACTIONS AND RELATIONSHIP BETWEEN
                                ENGAGE AND CMGI
   Engage was incorporated in July 1995 as a wholly owned subsidiary of CMGI. CMGI currently owns approximately 96% of Engage's common stock (assuming the conversion of the convertible note and shares of convertible preferred stock held by CMGI as of January 31, 1999) and will own % upon the closing of this offering.

   CMGI has the power to elect the entire board of directors of Engage and to approve or disapprove any corporate transactions or other matters submitted to Engage stockholders for approval, including the approval of mergers or other significant corporate transactions. CMGI also holds a majority ownership position in many of Engage's customers and in NaviSite, which provides data center operations to Engage.

   Upon the completion of this offering, Engage and CMGI will enter into a number of agreements for the purpose of defining various present and prospective arrangements and transactions between them. These agreements were negotiated between a parent and its subsidiary and therefore are not the result of negotiations between independent parties. Engage and CMGI intend that these agreements and the transactions provided for in such agreements, taken as a whole, accommodate their respective interests in a manner that is fair to both Engage and CMGI. However, because of the complex nature of the various relationships between Engage, CMGI and various CMGI subsidiaries and affiliates, there can be no assurance that each of the agreements described below, or the transactions provided for in the agreements, were effected on terms at least as favorable to Engage as Engage could have obtained from unaffiliated third parties.

   Engage, CMGI and their respective subsidiaries may enter into additional or modified arrangements and transactions in the future. Engage, CMGI or their respective subsidiaries, as the case may be, will negotiate the terms of such arrangements and transactions. Engage expects to adopt a policy that all future arrangements between Engage and CMGI and their respective subsidiaries will be on terms that Engage believes are no less favorable to Engage than the terms Engage believes would be available from unaffiliated parties and must be approved by a majority of Engage's directors who are not employees of CMGI (even though such directors may be less than a quorum).

   The following is a summary of the material arrangements and transactions between Engage and CMGI.

                                Debt Conversion

   In July 1998, Engage issued 800,000 shares of its Series A convertible preferred stock to CMGI in exchange for (i) cancellation of $8 million of intercompany debt and (ii) shares of common stock of Engage previously held by CMGI. In July 1998, Engage issued 700,000 shares of its Series A convertible preferred stock to CMGI pursuant to the merger agreement between Engage and Accipiter. CMGI currently owns 1,500,000 shares of Engage's Series A convertible preferred stock at an average purchase price of $5.34 per share. Each share of Series A convertible preferred stock will convert into 10 shares of common stock upon the consummation of this offering.

   Engage has issued a secured convertible demand note to CMGI in exchange for the cancellation of all intercompany debt incurred by Engage to CMGI prior to February 1, 1999. This note provides that CMGI may elect to convert amounts payable under the note into Series C convertible preferred stock at any time. The amount of each borrowing represented by the note is convertible into shares of Series C convertible preferred stock at the fair market value of such shares as of the end of the fiscal quarter in which the borrowing was made. In April 1999, Engage borrowed $22,086,307 from CMGI in connection with the acquisition of I/PRO. Such borrowings are convertible into Series C convertible preferred stock at a common equivalent price of $10.11 per share. Additional intercompany debt incurred after February 1, 1999 accrues interest at a rate of 7% per year compounded monthly until the day CMGI elects to convert the debt into shares of Series C convertible preferred stock.

It is expected that all notes held by CMGI prior to the closing of this offering will be converted into Series C convertible preferred stock no later than the closing of this offering. Each share of Series C convertible preferred stock will convert into ten shares of common stock upon the completion of this offering.

   The following table illustrates the amount of indebtedness of Engage to CMGI as of April 30, 1999 and the terms on which it is convertible into Series C convertible preferred stock:

                                                Number of Shares of Series C Per Share Common
                                                  Preferred Stock Issuable      Equivalent
Date of Incurrence       Amount of Indebtedness       Upon Conversion        Conversion Price
------------------------ ---------------------- ---------------------------- ----------------
April 30, 1998..........      $ 5,334,605                 112,307                 $ 4.75
July 31, 1998...........        2,418,456                  34,798                   6.95
October 31, 1998........          598,117                   7,037                   8.50
January 31, 1999........          996,273                  10,229                   9.74
April 7, 1999...........       22,086,307                 218,460                  10.11

   Engage expects to borrow additional amounts from CMGI to fund its operations prior to the closing of this offering, and such borrowings and accrued interest, net of any repayments, will be converted into additional shares of common stock at the initial public offering price upon the closing of this offering.

                        Administrative Support Agreement

   Upon the closing of this offering, Engage and CMGI will enter into an administrative support agreement under which CMGI will continue to provide various services to Engage, including tax administration, computer and information systems, telecommunications, utilities and employee benefits administration.

   Each service under the administrative support agreement will be provided by CMGI indefinitely. Either party may terminate the administrative support agreement upon prior written notice. The administrative support agreement automatically terminates upon the date CMGI owns less than 50% of Engage's outstanding common stock.

   Engage will pay CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of Engage's employees and consultants on the last day of that month.

   In fiscal 1998 and the six months ended January 31, 1999, Engage paid CMGI $339,000 and $217,000 for services similar to those provided under the administrative support agreement.

                               Sublease Agreement

   Upon the closing of this offering, Engage and CMGI will enter into a sublease agreement for the sublease by Engage of headquarter office space from
CMGI at CMGI's Andover facility. The sublease will have a term of   years,
subject to renewal, and will provide for rental payments of $    per year.

                         Registration Rights Agreement

   Upon the closing of the offering, Engage and CMGI will enter into a registration rights agreement under which Engage will grant CMGI registration rights. Under this agreement, CMGI and its assignees will have the right to
demand, on up to   occasions, that Engage register under the Securities Act the sale of all or part of their shares of Engage common stock. CMGI and its assignees are also entitled to include shares of Engage common stock in a registered offering of securities by Engage for its own account, subject to certain limitations and restrictions. Engage will pay all costs associated with such registration of shares pursuant to this agreement, other than underwriting discount and commission and various other expenses.

                    Other Transactions with CMGI Affiliates

   Engage outsources its data center operations for Engage Knowledge and its

AdBureau advertising management service to NaviSite, a CMGI affiliate. For Engage Knowledge, Engage leases computer equipment and space for equipment from NaviSite. Engage pays NaviSite fees based on the amount of space and amount of telecommunications services used by NaviSite to support Engage Knowledge. For AdBureau, NaviSite provides comprehensive operational and facilities support. Engage pays NaviSite a percentage of AdBureau revenue. Engage also leases office computer equipment from NaviSite. Engage expects to continue to outsource its data center operations to NaviSite and to lease computer equipment and space for such equipment from NaviSite. In fiscal 1998 and the six months ended January 31, 1999, Engage paid a total of $886,000 and $912,000 to NaviSite for these services.

   Engage sells its products and services to customers affiliated with CMGI. In fiscal 1998 and the six months ended January 31, 1999, revenue of Engage from sales to these affiliated companies totalled $235,000 and $1.0 million.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDER AND MANAGEMENT
                             Principal Stockholder

   The following table sets forth information with respect to beneficial ownership of Engage common stock by CMGI as of April 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered by Engage in this offering. CMGI is the only person or entity that owns beneficially more than 5% of the outstanding shares of common stock. The shares of common stock shown as held by CMGI include shares issuable upon conversion of convertible preferred stock and convertible notes held by CMGI as of April 30, 1999. See "Transactions and Relationship Between Engage and CMGI --Debt Conversion".

                                                        Percentage of
                                                      Outstanding Shares
                                                      Beneficially Owned
Name and Address of      Shares of Common Stock ------------------------------
Beneficial Owner           Beneficially Owned   Before Offering After Offering
------------------------ ---------------------- --------------- --------------
CMGI, Inc. .............       18,828,310            95.7%              %
100 Brickstone Square
Andover, MA 01810

                                   Management

   The following table sets forth information with respect to beneficial ownership of the common stock of Engage and CMGI, as of April 30, 1999, for (i) each director of Engage; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of Engage as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of April 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 19,679,569 shares of common stock outstanding as of April 30, 1999, after giving effect to the conversion of outstanding convertible notes and convertible preferred stock.

                                           Percentage                 Percentage
                          Shares of Engage Ownership  Shares of CMGI  Ownership
Name                        Common Stock   of Engage   Common Stock    of CMGI
------------------------  ---------------- ---------- --------------  ----------
Paul L. Schaut..........        118,750(1)       *          2,500(1)        *
Daniel J. Jaye..........        258,333(1)     1.3%         2,666(1)        *
David S. Wetherell......     18,828,310(2)    95.7      5,386,112(3)     11.2%
Edward A. Bennett.......              0          *              0           *
Christopher A. Evans....         35,000(1)       *              0           *
Craig D. Goldman........         15,625(1)       *         37,600(1)        *
Andrew J. Hajducky,
 III....................     18,828,310(2)    95.7         34,371(4)        *
All directors and
 executive officers as a
 group (9 persons)......     19,307,060(5)    95.8%     5,463,249(6)     11.3%

---------------------
 * Denotes less than 1% beneficial ownership.
(1) Consists of shares issuable upon the exercise of options exercisable within 60 days of April 30, 1999.

(2) Consists of shares owned by CMGI on an as converted basis. Messrs. Wetherell and Hajducky disclaim beneficial ownership of all 18,828,310 shares.
(3) Includes 1,152,944 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999. Includes 850,866 shares held in trust for the benefit of Mr. Wetherell's minor children and 11,686 shares held by Mr. Wetherell and his wife as trustees for the David
    S. Wetherell Charitable Trusts, for which 862,552 shares Mr. Wetherell disclaims beneficial ownership.
(4) Includes 23,995 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.
(5) Includes 478,750 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.
(6) Includes 1,219,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK
   Effective upon the closing of this offering and the filing of Engage's amended and restated certificate of incorporation, the authorized capital stock
of Engage will consist of     shares of common stock, par value $.01 per share,
and     shares of preferred stock, par value $.01 per share.

   The following summary description of Engage's capital stock, as of the closing of this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to Engage's amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.

                                  Common Stock

   As of April 30, 1999, there were 19,679,569 shares of common stock outstanding and held of record by 82 stockholders, after giving effect to the conversion of all convertible demand notes held by CMGI into convertible preferred stock and outstanding shares of convertible preferred stock into common stock upon the closing of this offering. Based upon the number of shares outstanding as of April 30, 1999 and giving effect to the issuance of the
shares of common stock offered by Engage hereby, there will be     shares of
common stock outstanding upon the closing of this offering. In addition, as of April 30, 1999, there were outstanding stock options for the purchase of a total of 3,233,897 shares of common stock.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Engage, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Engage available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable. The shares of common stock to be issued by Engage in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Engage may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

                                Preferred Stock

   The board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from
time to time up to an aggregate of     shares of preferred stock, in one or
more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   Engage has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attemping to acquire, a majority of the outstanding common stock of Engage.

                              Registration Rights

   The Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 1998 provides that the holders of 238,597 shares are entitled to rights with respect to the registration of such shares under the Securities Act. If Engage proposes to register any of its securities under the Securities Act, either for its own account or for the account of another securityholder, the holders are entitled to notice of such registration and to include their registrable shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration. These rights terminate for a holder at such time as such holder could sell all of its shares under Rule 144(k) under the Securities Act. See "Transactions and Relationship Between Engage and CMGI --
 Registration Rights Agreement" for information concerning registration rights granted to CMGI.

     Anti-Takeover Effects of Provisions of Engage's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware Law

   Engage's amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that could discourage, delay or prevent a change in control of Engage or an acquisition of Engage at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

   The certificate of incorporation provides for the division of the board of directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, it provides that, from and after such time as CMGI (or a transferee acquiring majority ownership of Engage from CMGI) holds less than a majority of the outstanding shares of Engage common stock, directors may be removed only for cause. Newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by a majority of the directors then in office, even though less than a quorum may then be in office. These provisions may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Engage, or attempting to change the composition or policies of the Board.

   The certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by a majority of the Board, the President and, as long as CMGI (or a transferee acquiring majority ownership of Engage from CMGI) holds at least a majority of the outstanding shares of Engage common stock, by CMGI or such transferee. The certificate of incorporation and the by-laws also provide that, after such time as CMGI (or a transferee acquiring majority ownership of Engage from CMGI) holds less than a majority of the outstanding shares of common stock, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, may in the future prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

   The by-laws also provide that any action required or permitted to be taken by the stockholders of Engage at any annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting. In order for any matter to be considered properly brought before the meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to Engage.

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The certificate of incorporation requires, after such time as CMGI (or a transferee acquiring majority ownership of Engage from CMGI) holds less than a majority of the outstanding shares of common stock, the affirmative vote of the holders of at least 75% of the issued and outstanding shares of capital stock of Engage entitled to vote to amend or repeal any of the foregoing provisions. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

   The certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts certain business combinations involving interested stockholders (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years) or their affiliates. Because of such election, Section 203 will not apply to Engage.

                  Limitation of Liability and Indemnification

   The certificate of incorporation provides that no director of Engage shall be personally liable to Engage or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as it exists or may later be amended.

   The certificate of incorporation further provides for the indemnification of Engage's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, Engage plans to enter into indemnification agreements with its directors containing provisions which may require Engage, among other things, to indemnify its directors against certain liabilities that may arise by virtue of their status or service as directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                              Stock Transfer Agent

   The transfer agent and registrar for the common stock is EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since some shares of common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144
under the Securities Act. Of the remaining     shares,       are "restricted
securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

                               Lock-Up Agreements

   Stockholders holding an aggregate of     shares of common stock, including
all of our officers and directors, have signed lock-up agreements with the underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

  . with the prior written consent of Goldman, Sachs & Co.;

  . in the case of transfers to affiliates;

  . as a bona fide gift; or

  . to any trust.

   Upon expiration of the lock-up period, 180 days after the date of this
prospectus,     shares will be available for resale to the public in accordance with Rule 144.

   In addition, stockholders holding an aggregate of 505,092 shares have signed lock-up agreements with CMGI under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock until April 7, 2000. CMGI has agreed not to waive these restrictions for a period of 180 days after the date of this prospectus, without the consent of Goldman Sachs & Co.

                                    Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of

Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

                              Registration Rights

   Upon completion of this offering, the holders of     shares of our common
stock or their transferees, including CMGI, will be entitled to various rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock --Registration Rights" and "Transactions and Relationship Between Engage and CMGI --Registration Rights Agreement".

                                 Stock Options

   Ninety days after this offering, Engage intends to file a registration
statement under the Securities Act covering     shares of common stock reserved
for issuance under our 1995 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Director Stock Option Plan. Such registration statement is expected to be filed and become effective 90 days after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and any applicable lock-up agreements, be available for sale in the open market 90 days after the effective date of this offering.

   As of April 30, 1999, options to purchase 3,233,897 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements
described above, at least     shares of common stock will be subject to vested
options, based on options outstanding as of April 30, 1999.
                            VALIDITY OF COMMON STOCK

   The validity of the common stock offered hereby will be passed upon for Engage by Hale and Dorr LLP, Boston, Massachusetts and for the underwriters by Ropes & Gray, Boston, Massachusetts.
                                    EXPERTS

   The consolidated balance sheets of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity and cash flows for the three years in the period ended July 31, 1998 have been included in reliance on the reports of KPMG Peat Marwick LLP, Engage's independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Accipiter Inc. as of December 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity and cash flows for the two years in the period ended July 31, 1998 and the period from April 4, 1996 (inception) to December 31, 1996 have been included in reliance on the reports of KPMG Peat Marwick LLP, Accipiter's independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Internet Profiles Corporation as of December 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1998 have been included in reliance on the reports of PricewaterhouseCoopers LLP, Internet Profiles Corporation's independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION
   Engage has filed with the Securities and Exchange Commission, a registration statement on Form S-1 (including the exhibits and schedules to the registration statement) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Engage and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information Engage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Engage's Commission filings, including the registration statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

                         Index to Financial Statements

Engage Technologies, Inc.                                                   Page

Independent Auditors' Report .............................................   F-2
Consolidated Balance Sheets as of July 31, 1997 and 1998,
 and January 31, 1999 (unaudited) ........................................   F-3
Consolidated Statements of Operations for the three years ended July 31,
 1998
 and for the six months ended January 31, 1998 and 1999 (unaudited) ......   F-4
Consolidated Statements of Changes in Stockholders' Equity for the three years ended
 July 31, 1998 and for the six months ended January 31, 1998 and 1999 (un-
 audited) ................................................................   F-5
Consolidated Statements of Cash Flows for the three years ended July 31,
 1998
 and for the six months ended January 31, 1998 and 1999 (unaudited) ......   F-6
Notes to Consolidated Financial Statements ...............................   F-7

Accipiter, Inc.

Independent Auditors' Report .............................................  F-22
Balance Sheets as of December 31, 1996 and 1997, and March 31, 1998 (unau-
 dited) ..................................................................  F-23
Statements of Operations for the period from April 14, 1996 to December
 31, 1996, for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 (unaudited) ...............................  F-24
Statements of Stockholders' Deficit for the two years ended December 31,
 1997 and for the three months ended March 31, 1998 (unaudited) ..........  F-25
Statements of Cash Flows for the period from April 14, 1996 to December
 31, 1996, for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 (unaudited) ...............................  F-26
Notes to Financial Statements ............................................  F-27

Internet Profiles Corporation

Report of Independent Accountants ........................................  F-32
Balance Sheets as of December 31, 1997 and 1998 ..........................  F-33
Statements of Operations for the two years ended December 31, 1998 .......  F-34
Statements of Stockholders' Equity (Deficit) for the two years ended
 December 31, 1998 .......................................................  F-35
Statements of Cash Flows for the two years ended December 31, 1998 .......  F-36
Notes to Financial Statements ............................................  F-37

Unaudited Pro Forma Combined Condensed Financial Data for Engage
 Technologies, Inc., Accipiter, Inc. and Internet Profiles Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 31,
 1999 ....................................................................  F-49
Unaudited Pro Forma Condensed Consolidated Statements of Operations for
 the year ended July 31, 1998 and for the six months ended January 31,
 1999 ....................................................................  F-51

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Engage Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1998, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

April 9, 1999, except as to note 16
which is as of May 5, 1999
Boston, Massachusetts

                           ENGAGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                         July 31,                     Pro forma
                                     ------------------  January 31, January 31,
                                       1997      1998       1999        1999
                                     --------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
                                         (In thousands, except par value)
Assets
Current assets:
 Cash..............................  $    --   $     96   $    --
 Available-for-sale securities.....       --        567      1,563
 Accounts receivable, less
  allowance for doubtful accounts
  of $0, $360 and $352 at July 31,
  1997 and 1998 and January 31,
  1999, respectively...............        30     1,824      1,903
 Prepaid expenses..................        82       230        217
                                     --------  --------   --------
 Total current assets..............       112     2,717      3,683
                                     --------  --------   --------
Property and equipment, net........     1,670       789        665
Investment in joint venture........       --        --       1,609
Goodwill and other intangible
 assets, net of accumulated
 amortization of $1,380 and $3,449
 at July 31, 1998 and January 31,
 1999, respectively................       --     18,894     16,825
                                     --------  --------   --------
 Total assets .....................  $  1,782  $ 22,400   $ 22,782
                                     ========  ========   ========
Liabilities and Stockholders'
 Equity (Deficit)
Current liabilities:
 Debt to CMGI......................  $ 14,018  $  7,753   $  9,347
 Accounts payable..................       --        499        863
 Accrued expenses..................       288     1,614      3,295
 Deferred revenue..................        15     1,460      4,932
                                     --------  --------   --------
 Total current liabilities.........    14,321    11,326     18,437
                                     --------  --------   --------
Commitments and contingencies (note
 8)
Stockholders' equity
 Series A Preferred Stock, $.01 par
  value, 1,500 shares authorized,
  1,500, 1,500 and 0 shares issued
  and outstanding at July 31, 1998,
  January 31, 1999 and January 31,
  1999 (pro forma), respectively
  (liquidating preference of
  $15,000).........................       --         15         15         --
 Series B Preferred Stock, $.01 par
  value, 239 shares authorized, 239
  and 0 shares issued and
  outstanding at January 31, 1999
  and January 31, 1999 (pro forma),
  respectively (liquidating
  preference of $2,000)............       --        --           2         --
 Common Stock, $.01 par value,
  20,000 shares authorized, 8,094,
  108, 108 and 16,991 shares issued
  and outstanding at July 31, 1997
  and 1998, January 31, 1999, and
  January 31, 1999 (pro forma),
  respectively.....................        81         1          1         170
 Additional paid-in capital........        21    39,916     41,856      51,051
 Deferred compensation.............       --     (1,305)      (914)       (914)
 Accumulated other comprehensive
  income (loss)....................       --     (1,193)       148         148
 Accumulated deficit...............   (12,641)  (26,360)   (36,763)    (36,763)
                                     --------  --------   --------    --------
 Total stockholders' equity
  (deficit)........................   (12,539)   11,074      4,345    $ 13,692
                                     --------  --------   --------    ========
                                     $  1,782  $ 22,400   $ 22,782
                                     ========  ========   ========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Six months ended
                                  Year ended July 31,          January 31,
                               ---------------------------  ------------------
                                1996      1997      1998     1998      1999
                               -------  --------  --------  -------- ---------
                                                               (unaudited)
                                  (In thousands, except per share data)
Revenue:
  Product revenue............. $   --   $     25  $  1,742  $   107  $   2,640
  Product revenue, related
   parties....................     --        --        203       47        948
  Services and support
   revenue....................     --        --        240      --         618
  Services and support reve-
   nue, related
   parties....................     --        --         32       10         59
                               -------  --------  --------  -------  ---------
    Total revenue.............     --         25     2,217      164      4,265
                               -------  --------  --------  -------  ---------
Cost of revenue:
  Cost of product revenue.....     --         31       185        7        580
  Cost of services and support
   revenue....................     --        --      2,057      431      2,484
                               -------  --------  --------  -------  ---------
    Total cost of revenue.....     --         31     2,242      438      3,064
                               -------  --------  --------  -------  ---------
    Gross (loss) profit.......     --         (6)      (25)    (274)     1,201
                               -------  --------  --------  -------  ---------
Operating expenses:
  In-process research and
   development................     --        --      9,200      --         --
  Research and development....   1,796     7,261     5,925    3,460      3,878
  Selling and marketing.......     155     1,566     4,031    1,279      3,732
  General and administrative..     428     1,429     2,333      484      1,586
  Amortization of goodwill and
   other
   intangibles................     --        --      1,273      --       1,909
                               -------  --------  --------  -------  ---------
    Total operating expenses..   2,379    10,256    22,762    5,223     11,105
                               -------  --------  --------  -------  ---------
Loss from operations..........  (2,379)  (10,262)  (22,787)  (5,497)    (9,904)
Other income (expense):
  Gain on sale of product
   rights.....................     --        --      9,240    9,240        --
  Equity in loss of joint
   venture....................     --        --        --       --        (160)
  Interest expense, net.......     --        --       (172)     --        (339)
                               -------  --------  --------  -------  ---------
Net (loss) income............. $(2,379) $(10,262) $(13,719) $ 3,743  $ (10,403)
                               =======  ========  ========  =======  =========
Unaudited pro forma basic and
 diluted net loss per share...                    $  (1.64)          $   (0.62)
                                                  ========           =========
Pro forma weighted average
 number of basic and diluted
 shares outstanding...........                       8,375              16,824
                                                  ========           =========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      Series A           Series B                                                             Accumulated
                   Preferred Stock    Preferred Stock     Common Stock   Additional                              Other
                   -----------------  ------------------  --------------  Paid-in     Deferred   Accumulated Comprehensive
                   Shares    Amount   Shares    Amount    Shares  Amount  Capital   Compensation   Deficit   Income (Loss)
                   --------  -------  -------   --------  ------  ------ ---------- ------------ ----------- -------------
                                                                (In thousands)
Balance at July
31, 1995.........       --    $   --       --    $    --     --    $--    $   --      $   --      $    --       $   --
 Issuance of
 common stock....       --        --       --         --   8,000     80       --          --           --           --
 Net loss........       --        --       --         --     --     --        --          --        (2,379)         --
                   --------   -------  -------   -------- ------   ----   -------     -------     --------      -------
Balance at July
31, 1996.........       --        --       --         --   8,000     80       --          --        (2,379)         --
 Exercise of
 stock options...       --        --       --         --      94      1        21         --           --           --
 Net loss........       --        --       --         --     --     --        --          --       (10,262)         --
                   --------   -------  -------   -------- ------   ----   -------     -------     --------      -------
Balance at July
31, 1997.........       --        --       --         --   8,094     81        21         --       (12,641)         --
 Reorganization
 (see Note 10)...       800         8      --         --  (8,000)   (80)    7,992         --           --           --
 Acquisition of
 Accipiter (see
 Note 7).........       700         7      --         --     --     --     31,903      (1,731)         --           --
 Deferred
 compensation
 related to the
 the acquisition
 of Accipiter....       --        --       --         --     --     --        --          426          --           --
 Exercise of
 stock options...       --        --       --         --       1    --        --          --           --           --
 Unrealized loss
 on available for
 sale
 securities......       --        --       --         --     --     --        --          --           --        (1,193)
 Net loss........       --        --       --         --     --     --        --          --       (13,719)         --
                   --------   -------  -------   -------- ------   ----   -------     -------     --------      -------
Balance at July
31, 1998.........     1,500        15      --         --      95      1    39,916      (1,305)     (26,360)      (1,193)
 Issuance of pre-
 ferred stock,
 net of
 issuance costs
 of $66
 (unaudited).....       --        --       239          2    --     --      1,932         --           --           --
 Foreign currency
 translation
 adjustment (un-
 audited)........       --        --       --         --     --     --        --          --           --           345
 Deferred compen-
 sation related
 to the acquisi-
 tion of Accipi-
 ter
 (unaudited).....       --        --       --         --     --     --        --          391          --           --
 Exercise of
 stock options
 (unaudited).....       --        --       --         --      13    --          8         --           --           --
 Unrealized gain
 on available for
 sale securities
 (unaudited).....       --        --       --         --     --     --        --          --           --           996
 Net loss
 (unaudited).....       --        --       --         --     --     --        --          --       (10,403)         --
                   --------   -------  -------   -------- ------   ----   -------     -------     --------      -------
Balance at Janu-
ary 31, 1999
(unaudited)......     1,500   $    15      239   $      2    108   $  1   $41,856     $  (914)    $(36,763)     $   148
                   --------   -------  -------   -------- ------   ----   -------     -------     --------      -------
                    Total
                   ---------
Balance at July
31, 1995.........  $    --
 Issuance of
 common stock....        80
 Net loss........    (2,379)
                   ---------
Balance at July
31, 1996.........    (2,299)
 Exercise of
 stock options...        22
 Net loss........   (10,262)
                   ---------
Balance at July
31, 1997.........   (12,539)
 Reorganization
 (see Note 10)...     7,920
 Acquisition of
 Accipiter (see
 Note 7).........    30,179
 Deferred
 compensation
 related to the
 the acquisition
 of Accipiter....       426
 Exercise of
 stock options...       --
 Unrealized loss
 on available for
 sale
 securities......    (1,193)
 Net loss........   (13,719)
                   ---------
Balance at July
31, 1998.........    11,074
 Issuance of pre-
 ferred stock,
 net of
 issuance costs
 of $66
 (unaudited).....     1,934
 Foreign currency
 translation
 adjustment (un-
 audited)........       345
 Deferred compen-
 sation related
 to the acquisi-
 tion of Accipi-
 ter
 (unaudited).....       391
 Exercise of
 stock options
 (unaudited).....         8
 Unrealized gain
 on available for
 sale securities
 (unaudited).....       996
 Net loss
 (unaudited).....   (10,403)
                   ---------
Balance at Janu-
ary 31, 1999
(unaudited)......  $  4,345
                   ---------

         See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLIGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Six months ended
                                  Years ended July 31,         January 31,
                                ---------------------------  -----------------
                                 1996      1997      1998     1998      1999
                                -------  --------  --------  -------  --------
                                                               (unaudited)
                                     (In thousands, except par value)
Cash flows from operating
 activities:
 Net (loss) income............. $(2,379) $(10,262) $(13,719) $ 3,743  $(10,403)
 Adjustments to reconcile net
  (loss) income to net cash
  used for operating
  activities:
  Depreciation and
   amortization................     530       947     1,745      186     2,311
  Equity in loss of joint
   venture.....................     --        --        --       --        160
  Provision for bad debts......     --        --        240      --        --
  Deferred compensation........     --        --        426      --        391
  Gain on sale of product
   rights......................     --        --     (9,240)  (9,240)      --
  In process research and
   development.................     --        --      9,200      --        --
  Changes in operating assets
   and liabilities:
   Accounts receivable.........     --        (30)   (1,439)    (119)      (79)
   Prepaid expenses............    (276)      194      (147)    (927)       13
   Accounts payable............     --        --        475      442       364
   Accrued expenses............     151       137       835      640     1,681
   Deferred revenue............     --         15     1,117       (9)    3,472
                                -------  --------  --------  -------  --------
    Net cash used for operating
     activities................  (1,974)   (8,999)  (10,507)  (5,284)   (2,090)
                                -------  --------  --------  -------  --------
Cash flows from investing
 activities:
 Investment in joint venture...     --        --        --       --     (1,424)
 Net cash acquired on
  acquisition of Accipiter.....     --        --        689      --        --
 Purchases of property and
  equipment....................  (1,613)     (490)     (216)     (44)     (118)
                                -------  --------  --------  -------  --------
    Net cash (used for)
     provided by investing
     activities................  (1,613)     (490)      473      (44)   (1,542)
                                -------  --------  --------  -------  --------
Cash flows from financing
 activities:
 Net change in debt to CMGI....   3,587    10,511    10,129    5,328     1,594
 Proceeds from option
  exercises....................     --         22         1      --          8
 Issuance of preferred stock,
  net of issuance costs........     --        --        --       --      1,934
 Principal payments on notes...     --     (1,044)      --       --        --
                                -------  --------  --------  -------  --------
    Net cash provided by
     financing activities......   3,587     9,489    10,130    5,328     3,536
                                -------  --------  --------  -------  --------
Net increase (decrease) in
 cash..........................     --        --         96      --        (96)
Cash, beginning of period......     --        --        --       --         96
                                -------  --------  --------  -------  --------
Cash, end of period............ $   --   $    --   $     96  $   --   $    --
                                =======  ========  ========  =======  ========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   All information included in these footnotes for the periods subsequent to
                          July 31, 1998 is unaudited

(1) Description of Business

   Engage is a leading provider of profile-driven Internet marketing solutions. Engage offers a range of software products and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness.

(2) Summary of Significant Accounting Policies

Basis of Presentation

   The Company is a majority owned subsidiary of CMGI, Inc. ("CMGI"). The accompanying consolidated financial statements, which have been prepared as if the Company had operated as a separate stand-alone entity for all periods presented, include only revenue and expenses attributable to the Company since it commenced operations in September 1995.

   The consolidated financial statements include certain allocations from CMGI for certain general and administrative expenses such as rent, legal services, insurance and employee benefits. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had the Company operated independently of CMGI.

Principles of Consolidation

   The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries, Accipiter and Engage UK LTD., after elimination of all significant intercompany balances and transactions.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

   Prior to August 1, 1998, revenue from sales of product licenses to customers were generally recognized when the product was shipped, provided no significant obligations remain and collectibility is probable, in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Effective August 1, 1998, the Company adopted the provisions of SOP 97-2, Software Revenue Recognition. For transactions after August 1, 1998, revenues from software product licenses to customers are generally recognized when (i) a signed noncancelable software license exists, (ii) delivery has occurred,
(iii) the Company's fee is fixed or determinable, and (iv) collectibility is probable. Revenue from license agreements that have significant customizations and modifications of the software product is deferred and recognized using the percentage of completion method. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

                           ENGAGE TECHNOLOGIES, INC.

   Revenue from periodic subscriptions is recognized ratably over the subscription term, typically twelve months. Revenue from usage based subscriptions is recognized monthly based on actual usage.

   Service and support revenue includes software maintenance and other professional services revenues, primarily from consulting, implementation and training. Revenue from software maintenance is deferred and recognized ratably over the term of each maintenance agreement, typically twelve months. Revenue from professional services is recognized as the services are performed, collectibility is probable and such revenues are contractually non-refundable.

   Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue.

Cash

   Under an arrangement with CMGI, the Company maintains a zero balance cash account. Cash required by the Company for the funding of its operations is provided as needed with a corresponding increase to the "Debt to CMGI" account. Customer receipts and other cash receipts of the Company are remitted to CMGI upon receipt by the Company and serve to reduce the "Debt to CMGI" account. Cash on hand at July 31, 1998 is held by the Company's subsidiaries.

   During fiscal 1998, non-cash investing activities included the sale of data warehouse product rights in exchange for available-for-sale securities and the repayment of approximately $8,400,000 of debt due to CMGI. In addition, non-cash investing activities also include the acquisition of Accipiter, in which the Company acquired Accipiter (see note 7) in exchange for 700,000 shares of the Company's Series A Convertible Preferred Stock.

   During fiscal 1998, non-cash financing activities included the issuance of 800,000 shares of the Company's Series A Convertible Preferred Stock in exchange for 8,000,000 shares of the Company's common stock and an $8,000,000 reduction in the debt to CMGI (see note 10).

Marketable Securities

   The appropriate classification of marketable securities is determined at the time of acquisition and reevaluated at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, based on quoted market prices, with unrealized gains and losses included in other comprehensive income on the consolidated balance sheets.

Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.

Investment in Joint Venture

   The Company's investment in the common stock of a Japanese joint venture is accounted for by the equity method.

                           ENGAGE TECHNOLOGIES, INC.

Intangibles

   Intangibles relate to the Company's purchase of Accipiter, Inc. in April 1998 (see note 7). Such costs are being amortized on a straight-line basis over either two or five years, depending on the periods expected to be benefited.

Accounting for Impairment of Long-Lived Assets

   The Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including costs in excess of net assets of companies acquired. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets based upon events or circumstances which have occurred since acquisition.

Research and Development Costs and Software Costs

   Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, there have been no capitalized software development costs to date. Additionally, at the date of acquisition or investment, the components of the purchase price of each acquisition or investment are evaluated to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

Foreign Currency Translation

   The functional currency for the Company's foreign subsidiary and its investment in joint venture is its local currency. The financial statements of this subsidiary and the joint venture are translated into United States dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in other comprehensive income on the consolidated balance sheets. Net gains and losses resulting from foreign currency transactions arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies are included in the consolidated statements of operations and were immaterial for all periods presented.

Income Taxes

   The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using

                           ENGAGE TECHNOLOGIES, INC.

enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is currently greater than 80% owned by CMGI, and as such, CMGI realizes the full benefit of all federal and part of the state net operating losses that have been incurred by the Company. Therefore, such net operating losses incurred by the Company will have no future benefit to the Company. CMGI is not obligated to reimburse the Company for the benefits utilized that are attributable to the Company.

Advertising Costs

   The Company expenses advertising costs as incurred. The Company did not incur any advertising costs during the year ended July 31, 1996. Advertising expense was approximately $40,000 and $175,000 for the fiscal years ended July 31, 1997 and 1998, respectively.

Stock-Based Compensation Plans

   The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). As permitted by SFAS 123, the Company measures compensation cost in accordance with in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on earnings has been disclosed in the notes to the consolidated financial statements as required by SFAS 123 (see note 11).

Unaudited Pro Forma Basic and Diluted Net Loss per Share

   Unaudited pro forma basic earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period. Unaudited pro forma diluted earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus additional weighted average common equivalent shares outstanding during the period, computed using the "if-converted method". Common equivalent shares have been excluded from the computation of diluted loss per share in each period, as their effect would have been anti-dilutive in each period presented.

   As described in note 16, conversion of all preferred stock and amounts due to CMGI will occur upon the completion of a qualified public offering of the Company's common stock. The unaudited pro forma basic and diluted net loss per share information included in the accompanying statements of operations for the year ended July 31, 1998 and the six months ended January 31, 1999 reflects the impact on unaudited pro forma basic and diluted net loss per share of such conversion as of the beginning of each period or date of issuance, if later, using the if-converted method.

   Historical basic and diluted net loss per share have not been presented because they are irrelevant due to the significant change in the Company's capital structure and resultant basic and diluted loss per share that will result upon conversion of the convertible preferred stock and debt to CMGI.

                           ENGAGE TECHNOLOGIES, INC.

   The reconciliation of the numerators and denominators of the unaudited pro forma basic and unaudited pro forma diluted loss per share computation for the Company's reported net loss is as follows:

                  PRO FORMA BASIC AND DILUTED LOSS PER SHARE

                                     Year Ended            Six Months Ended
                                    July 31, 1998          January 31, 1999
                                  ------------------     --------------------
                                  (In thousands, except per share data)
Numerator:
  Loss...........................   $          (13,719)      $          (10,403)
                                    ------------------       ------------------
Denominator:
  Common shares outstanding......                7,699                      104
  Assumed conversion of preferred
   stock.........................                  395                   15,214
  Assumed conversion of amounts
   due to CMGI...................                  281                    1,506
                                    ------------------       ------------------
  Weighted average number of
   diluted shares outstanding....                8,375                   16,824
                                    ------------------       ------------------
Basic and diluted loss per share
 ................................   $           (1.64)       $            (0.62)
                                    ==================       ==================

   See note 16.

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS 131 is effective for the Company beginning in fiscal 1999. The Company is in the process of determining the impact of these standards, if any, on its consolidated financial statements and related disclosures.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The Company is required to adopt this standard in the first quarter of fiscal 2000, and expects that the adoption of SOP 98-1 will not have a material impact on its financial position or its results of operations.

   In April 1998, the AcSEC issued Statement of Position 98-5, "Reporting Costs of Start-Up Activities" ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SOP 98-5 is effective for the Company's fiscal 2000 financial statements. The Company does not expect its adoption to have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and

                           ENGAGE TECHNOLOGIES, INC.

reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal 2000, and expects that the adoption of SFAS 133 will not have a material impact on the its financial position or its results of operations.

Unaudited Interim Financial Information

   The consolidated financial statements for the six months ended January 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future period.

(3) Sale of Product Rights

   In August 1997, the Company sold certain rights to its data warehouse software to Red Brick Systems, Inc. ("Red Brick") for $9,500,000 in cash and 238,160 shares of Red Brick Common Stock, recording a pretax gain of $9,240,000 on the sale. The cash component was received directly by CMGI and Debt to CMGI was reduced by a corresponding amount. In January 1999, the Red Brick shares were exchanged for 142,896 shares of Informix Corp. due to Informix's acquisition of Red Brick.

(4) Available-for-Sale Securities

   Available-for-sale securities at July 31, 1998 consists of 238,160 shares of Red Brick common stock received as part of the Company's sale of product rights to Red Brick (see note 3). These securities are carried at fair value based on quoted market prices. A $1,193,000 unrealized holding loss was recorded on the Red Brick shares at July 31, 1998 based on the change in market value since the date of acquisition. The unrealized holding loss is presented in the equity section of the Company's consolidated balance sheet as a component of accumulated other comprehensive income. Subsequent to July 31, 1998, the Red Brick shares were exchanged for 142,896 common shares of Informix Corp. due to Informix's acquisition of Red Brick.

(5) Property and Equipment

                                                                 July 31,
                                            Estimated         ---------------
                                           Useful Life         1997     1998
                                     ------------------------ -------  ------
                                                              (In thousands)
Office furniture and computer
 equipment..........................        3-5 years         $   911  $  940
Software licenses...................         3 years            2,131     273
Leasehold improvements.............. 4 years or life-of-lease     105     105
                                                              -------  ------
                                                                3,147   1,318
Less: Accumulated depreciation and
 amortization.......................                           (1,477)   (529)
                                                              -------  ------
                                                              $ 1,670  $  789
                                                              =======  ======

                           ENGAGE TECHNOLOGIES, INC.

(6) Investment in Joint Venture

   In August 1998, the Company acquired for $1.47 million in cash, 49 percent of the shares of Engage Technologies Japan (the "Joint Venture"), a joint venture with Sumitomo Corporation in Japan. The Joint Venture was established to sell the Company's products and services in Japan. The Joint Venture is authorized to solicit additional investors so long as the new investors' ownership interests do not exceed 30% on a fully diluted, aggregate ownership basis. If the Joint Venture requires funds in excess of $4 million (excluding the parties' initial capital contributions) for its operations, the Company is required to provide a bank guarantee in an amount proportionate to its ownership interest. This investment is being accounted for under the equity method of accounting. The Company's share of the Joint Venture's foreign currency translation adjustments is reflected in both the investment account and shareholders' equity on the consolidated balance sheet.

   Under a separate license agreement, the Company licensed its Engage Knowledge technology to the Joint Venture in consideration for a non-refundable $3 million prepaid royalty and royalties of 11.11% of all future revenues. The initial prepaid royalty has been recorded as deferred revenue and is being recognized as income over three years, the estimated period over which the Company expects to provide maintenance and support. In addition, the Company and the Joint Venture entered into a reseller agreement under which the Company granted the joint venture an exclusive right to resell its products to end users in Japan. Under the terms of the reseller agreement, the Joint Venture is entitled to purchase the Company's products for resale in Japan.

(7) Acquisition of Accipiter, Inc.

   In April 1998, CMGI acquired Accipiter, Inc. ("Accipiter"), a company specializing in Internet advertising management solutions, in exchange for 1,263,692 shares of CMGI Common Stock. In August 1998, Accipiter was legally merged with the Company in a stock-for-stock merger in which consideration of 700,000 shares of the Company's Series A Convertible Preferred Stock was issued to CMGI. The Company has reflected in its consolidated financial statements and the acquisition of Accipiter as if they occurred in April 1998. The total purchase price for Accipiter was valued at $29,489,000, including acquisition costs of $198,000. The value of the CMGI shares included in the purchase price was recorded net of a weighted average 15% market value discount to reflect the restrictions on transferability. Of the purchase price, $9,200,000 was allocated to in-process research and development which has been charged to operations during the year ended July 31, 1998.

   Approximately $1,700,000 of deferred compensation was recorded during fiscal 1998 relating to approximately 43,000 shares of CMGI common stock issued to the then employee stockholders of Accipiter, which are being held in escrow. These shares are subject to forfeiture upon termination of employment over a two-year period. Compensation expense is being recognized over the two-year service period beginning August 1, 1998.

   The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The amount of the purchase prices allocated to goodwill and developed technology is being amortized on a straight-line basis over five years. The amount of the purchase price allocated to other identifiable intangible assets is being amortized on a straight line basis over two years. Amortization of developed technology is charged to cost of revenue while both goodwill and other identifiable intangible assets are reflected as separate components within operating expenses.

                           ENGAGE TECHNOLOGIES, INC.

   The purchase price was allocated as follows (in thousands):

     Working capital deficit, net of cash acquired of $689............ $  (249)
     Property and equipment...........................................     262
     Other assets.....................................................       2
     In-process research and development..............................   9,200
     Goodwill.........................................................  18,394
     Developed technology.............................................   1,600
     Other identifiable intangible assets.............................     280
                                                                       -------
     Purchase price................................................... $29,489
                                                                       =======

   The following table represents the unaudited pro forma results of operations of the Company for the years ended July 31, 1997 and 1998, as if the Accipiter acquisition had occurred at the beginning of the respective periods. These pro forma results include adjustments for the amortization of goodwill and other intangibles and deferred compensation. They have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the respective periods or of results that may occur in the future.

                                                          Year Ended July 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
                                                         (in thousands, except
                                                            per share data)
                                                              (unaudited)
     Net revenues....................................... $      428  $    3,375
     Net loss...........................................    (16,472)    (18,557)
     Net loss per share.................................      (1.10)      (1.21)

(8) Leases

   The Company has entered into noncancelable operating leases covering certain of its office facilities and equipment which expire through 2002. In addition, the Company pays CMGI for office facilities used as the Company's headquarters for which it is charged based upon an allocation of the total costs for the facilities at market rates.

   The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received.

   Total rent expense amounted to $36,000, $305,000 and $483,000 for the years ended July 31, 1996, 1997 and 1998, respectively. Rent expense for office facilities paid to CMGI amounted to approximately $35,000, $274,000 and $258,000 for the years ended July 31, 1996, 1997 and 1998, respectively. Rent expense for equipment paid to a subsidiary of CMGI amounted to approximately $1,000, $31,000 and $125,000 for the years ended July 31, 1996, 1997 and 1998, respectively.

   Minimum annual rental commitments, in thousands, are as follows at July 31, 1998:

     1999.................................................................. $214
     2000..................................................................   95
     2001..................................................................   73
     2002..................................................................    1
                                                                            ----
                                                                            $383
                                                                            ====

                           ENGAGE TECHNOLOGIES, INC.

(9) Income Taxes

   No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At July 31, 1998, the Company had no significant net operating loss carryforwards available to offset future federal taxable income as the Company's parent, CMGI, has utilized substantially all of the Company's net operating losses through July 31, 1998. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of federal deferred tax assets (liabilities) are comprised of the following:

                                                             July 31,
                                                       -----------------------
                                                       1996    1997     1998
                                                       -----  -------  -------
                                                          (In thousands)
     Deferred tax assets:
       Research credits............................... $ --   $   212  $    72
       Deferred revenue...............................   --       --       288
       Accruals and other reserves....................    44       84      377
       Loss carryforwards.............................    96      692    1,862
       Depreciation and amortization..................    43       31      345
       Basis difference in available for sale
        securities....................................   --       --       821
                                                       -----  -------  -------
     Total deferred tax assets........................   183    1,019    3,765
       Less: Valuation allowance......................  (183)  (1,019)  (3,765)
                                                       -----  -------  -------
       Net deferred tax assets........................ $ --   $   --   $   --
                                                       =====  =======  =======

   Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of July 31, 1996, 1997 and 1998 will be allocated as follows:

                                                             July 31,
                                                       -----------------------
                                                       1996    1997     1998
                                                       -----  -------  -------
                                                          (In thousands)
     Income tax benefit that would be recognized in
      the consolidated statements of
      operations...................................... $ 183  $ 1,019  $ 2,085
     Goodwill and other non-current intangible
      assets..........................................   --       --     1,189
     Accumulated other comprehensive income (loss)....   --       --       491
                                                       -----  -------  -------
                                                       $ 183  $ 1,019  $ 3,765
                                                       =====  =======  =======

   The Company has net operating loss carryforwards for Massachusetts tax purposes of approximately $1.7 million, $1.2 million and $10.7 million as of July 31, 1996, 1997 and 1998, respectively. The net operating loss carryforwards will expire from 2001 through 2003. In addition, the

                           ENGAGE TECHNOLOGIES, INC.

Company has net operating loss carryforwards for North Carolina tax purposes of approximately $4.4 million as of July 31, 1998, which will expire from 2001 through 2003, of which $2.7 million is related to losses incurred by Accipiter, Inc. prior to its acquisition by the Company and the related tax benefit will be recorded, if realized, as a decrease in goodwill and other non-current intangible assets. The Company also has $2.7 million of federal net operating loss carryforwards, which will expire from 2011 through 2012, related to losses incurred by Accipiter, Inc. prior to its acquisition of the Company, the tax benefit of which, if realized, will be recorded as a decrease in goodwill and other non-current intangible assets. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of prior and future ownership changes.

(10) Stockholders' Equity

   In July 1998, the Company's shareholders authorized 5,000,000 shares of preferred stock, of which 1,500,000 have been designated as Series A convertible preferred stock ("Series A Preferred Stock") and 238,597 shares have been designated as Series B convertible preferred stock ("Series B Preferred Stock"). The remaining authorized shares have not been designated.

Series A Preferred Stock

   In July 1998, the Board of Directors authorized and issued 800,000 shares of Series A Preferred Stock in exchange for 8,000,000 shares of common stock and $8,000,000 in principal amount of due to CMGI. The Series A Preferred Stock is entitled to receive annual dividends at 7%, as and if declared. As of and prior to July 31, 1998, no dividends had been declared or paid by the Company. The Series A Convertible Preferred Stock is fully participating, voting, and is convertible into ten shares of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a liquidation preference of $10 per share, plus cumulative dividends of 7% compounded annually beginning on February 1, 1998. The Series A Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering, as defined.

   In July 1998, the Board of Directors authorized the issuance of an additional 700,000 shares of Series A Preferred Stock to CMGI in connection with the Company's acquisition of Accipiter, Inc.

   At July 31, 1998, 15,000,000 shares of common stock have been reserved for issuance upon the conversion of the Series A Preferred Stock.

Series B Preferred Stock

   In August 1998, the Board of Directors designated and issued 238,597 shares of Series B Preferred Stock. Proceeds from the sale were $1,934,000, net of issuance costs of $66,000. The Series B Convertible Preferred Stock is fully participating, voting, and is convertible into one share of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock has a liquidation preference of $8.38 per share, subject to the prior payment of the liquidation preference on Series A Preferred Stock. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering, as defined in the stock purchase agreement. See note 16.

Unaudited Pro Forma Balance Sheet

   Upon the closing of a qualifying initial public offering, amounts due to CMGI will convert to Series C Preferred Stock, and all of the outstanding shares of Series A Preferred Stock, Series B

                           ENGAGE TECHNOLOGIES, INC.

Preferred Stock and Series C Preferred Stock will convert to 15,238,597 shares of the Company's common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of January 31, 1999. See note 16.

(11) Stock Option Plans

Engage 1995 Equity Incentive Plan

   In August 1995, the Company's Board of Directors and Stockholders approved the 1995 Equity Incentive Plan (the "1995 Plan"). Under the 1995 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its affiliates' employees, as defined, up to a maximum number of shares of common stock not to exceed 2,894,737 shares. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. Options granted under the 1995 Plan typically vest over a four year period, with 25% of options granted becoming exercisable one year from the date of grant and the remaining 75% vesting monthly for the next thirty-six
(36) months. The following table reflects activity and historical prices of stock options under the Company's 1995 Plan for the three years ended July 31, 1998:

                                 1996               1997                1998
                          ------------------ ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                          Number of Exercise Number of  Exercise Number of  Exercise
                           Shares    Price    Shares     Price    Shares     Price
                          --------- -------- ---------  -------- ---------  --------
Options outstanding,
 beginning of year......        --   $ --    1,287,750   $0.31   1,195,500   $0.48
Granted.................  1,287,750   0.31     451,750    1.19   1,645,250    2.91
Exercised...............        --     --      (93,750)   0.23        (800)   0.87
Cancelled...............        --     --     (450,250)   0.77    (765,923)   1.14
                          ---------          ---------           ---------
Options outstanding, end
 of year................  1,287,750  $0.31   1,195,500   $0.48   2,074,027   $2.17
                          =========  =====   =========   =====   =========   =====
Options exercisable, end
 of year................        --   $ --      303,089   $0.24     319,722   $0.61
                          =========  =====   =========   =====   =========   =====
Options available for
 grant, end of year.....    712,250            710,750             726,160
                          =========          =========           =========

   The following table summarizes information about stock options under the Company's 1995 Plan outstanding at July 31, 1998:

                                    Options Outstanding              Options Exercisable
                          --------------------------------------- --------------------------
                                        Weighted
                                        Average
                                       Remaining      Weighted                   Weighted
                            Number    Contractual     Average       Number       Average
Range of Exercise Prices  Outstanding Life (years) Exercise Price Outstanding Exercise Price
------------------------  ----------- ------------ -------------- ----------- --------------
        $0.01 -
          $0.84            1,209,500      3.6          $0.40        280,291       $0.32
        $0.85 -
          $1.68               40,500      3.2           1.42         18,300        1.42
        $1.69 -
          $3.35               20,000      3.2           2.04          7,953        2.03
        $4.20 -
          $5.87              779,027      4.4           4.75         13,178        4.75
        $5.88 -
          $8.38               25,000      4.5           8.38            --          --
                           ---------                                -------
                           2,074,027      3.9          $2.17        319,722       $0.61
                           =========                                =======

                           ENGAGE TECHNOLOGIES, INC.

CMGI 1986 Stock Option Plan

   Certain Engage employees have been granted stock options under the CMGI 1986 Stock Option Plan (the "1986 Plan"). Options under the 1986 Plan are granted at fair market value on the date of the grant and are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Outstanding options under the 1986 Plan expire through 2007. Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to CMGI's or its subsidiaries' employees, as defined. The Board of Directors of CMGI administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. The following table reflects activity and historical prices of stock options granted to Company employees under CMGI's 1986 Plan for the three years ended July 31, 1998:

                                 1996               1997               1998
                          ------------------ ------------------ ------------------
                                    Weighted           Weighted           Weighted
                                    Average            Average            Average
                          Number of Exercise Number of Exercise Number of Exercise
                           Shares    Price    Shares    Price    Shares    Price
                          --------- -------- --------- -------- --------- --------
Options outstanding,
 beginning of year......    52,680   $0.16     80,160   $1.82     90,620   $2.51
Granted.................    38,000    3.67     24,400    3.89     40,000    4.63
Exercised...............   (10,520)   0.16    (10,940)   0.30    (53,146)   1.68
Cancelled...............       --      --      (3,000)   3.44     (7,084)   3.69
                           -------            -------            -------
Options outstanding, end
 of year................    80,160   $1.82     90,620   $2.51     70,390   $4.22
                           =======   =====    =======   =====    =======   =====
Options exercisable, end
 of year................    21,173   $0.44     41,799   $1.62      9,301   $3.52
                           =======   =====    =======   =====    =======   =====

   The following table summarizes information about stock options under the CMGI 1986 Stock Plan outstanding at July 31, 1998:

                                    Options Outstanding              Options Exercisable
                          --------------------------------------- --------------------------
                                        Weighted
                                        Average
                                       Remaining      Weighted                   Weighted
                            Number    Contractual     Average       Number       Average
Range of Exercise Prices  Outstanding Life (years) Exercise Price Outstanding Exercise Price
------------------------  ----------- ------------ -------------- ----------- --------------
          $0.92                564        1.17         $0.92             2        $0.92
        $3.22 -
          $3.89             28,040        2.69          3.51         8,846         3.31
          $4.63             40,000        4.24          4.63           --           --
          $7.53              1,786        2.32          7.53           453         7.53
                            ------                                   -----
                            70,390        3.55         $4.22         9,301        $3.52
                            ======                                   =====

   SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1996, 1997 and 1998 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS 123, the pro forma effect on the Company's net loss would have been as follows:

                   Year Ended            Year Ended             Year Ended
                  July 31, 1996         July 31, 1997          July 31, 1998
              --------------------- ---------------------  ---------------------
              As Reported Pro Forma As Reported Pro Forma  As Reported Pro Forma
              ----------- --------- ----------- ---------  ----------- ---------
                                       (In thousands)
Net loss.....   $(2,379)   $(2,402)  $(10,262)  $(10,385)   $(13,719)  $(14,077)

                           ENGAGE TECHNOLOGIES, INC.

   The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1996, 1997 and 1998, respectively: volatility of 80.30%, 66.69% and 90.07%; risk-free interest rate of 5.81%, 6.19% and
5.48%; expected life of options of 4.0, 4.0 and 3.4 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1996, 1997 and 1998 was $0.19, $0.68 and $1.72, respectively.

   The fair value of each stock option granted under the CMGI 1986 Plan has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1996, 1997 and 1998, respectively: volatility of 80.30%, 66.69% and 90.07%; risk-free interest rate of 5.81%, 6.19% and 5.50%; expected life of options of 4.0, 6.2 years and 4.2 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1996, 1997 and 1998 was $2.02, $2.60 and $3.16, respectively.

(12) Comprehensive Income

   Effective August 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive loss for the Company include net loss, the net change in foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities. The financial statements of prior periods have been reclassified for comparative purposes.

   The components of comprehensive loss, net of income taxes, are as follows:

                                  Year Ended July 31,         Six Months Ended
                              ------------------------------    January 31,
                                1996      1997       1998           1999
                              --------  ---------  ---------  ----------------
                                             (In thousands)
   Net loss.................. $ (2,379) $ (10,262) $ (13,719)    $ (10,403)
   Foreign currency adjust-
    ments....................      --         --         --            345
   Net unrealized holding
    gain (loss) arising dur-
    ing the period...........      --         --      (1,193)          996
                              --------  ---------  ---------     ---------
   Comprehensive loss........ $ (2,379) $ (10,262) $ (14,912)    $  (9,062)
                              ========  =========  =========     =========

   The components of accumulated comprehensive income (loss) are as follows:

                                                                   Accumulated
                                         Foreign     Unrealized       Other
                                        Currency   Gains (Losses) Comprehensive
                                       Adjustments on Securities     Income
                                       ----------- -------------- -------------
                                                    (In thousands)
   Balance, July 31, 1997............     $--         $   --         $   --
   Activity, fiscal 1998.............      --          (1,193)        (1,193)
                                          ----        -------        -------
   Balance, July 31, 1998............      --          (1,193)        (1,193)
   Activity, six months ended January
    31, 1999.........................      345            996          1,341
                                          ----        -------        -------
   Balance, January 31, 1999.........     $345        $  (197)       $   148
                                          ====        =======        =======

                           ENGAGE TECHNOLOGIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


(13) Concentration of Credit Risk

   Amounts included in the consolidated balance sheets for accounts receivable, due to CMGI, accounts payable and accrued expenses approximate their fair value due to their short maturities. Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations. The Company's revenue for the year ended July 31, 1997 was derived from one customer. Sales to three customers accounted for 20%, 12% and 11% of total revenues for the year ended July 31, 1998. Sales to four customers accounted for 33%, 29%, 15% and 15% for the six months ended January 31, 1998 and sales to two customers accounted for 11% and 10% of revenues for the six months ended January 31, 1999. Accounts receivable at July 31, 1997 was due from one customer. Accounts receivable due from three customers approximated 23%, 12% and 12% of total accounts receivable at July 31, 1998. No customer receivable was in excess of 10% of total receivables at January 31, 1999. The Company's customer base consists of geographically diverse customers across many industries.

(14) Related Party Transactions

   CMGI has provided the Company with systems and related services ("enterprise services") at amounts that approximated the fair value of services received in each of the periods presented in these financial statements. The Company also occupies facilities that are leased by CMGI, whereby CMGI charges the Company for its share of rent and related facility costs through an allocation based upon the company's headcount in relation to total headcount for all CMGI companies located in the premises. The Company has also purchased certain employee benefits (including 401(k) plan participation by employees of the Company) and insurance (including property and casualty insurance) through CMGI and CMGI has guaranteed the Company's obligations under a lease for office space used for research and development, sales and service operations. Amounts due CMGI are included in "Debt to CMGI" on the consolidated balance sheets. See note 16. The following summarizes the expenses allocated to the Company by CMGI for enterprise services, rent and facilities, and human resources:

                                                             Year Ended July 31,
                                                             -------------------
                                                             1996   1997   1998
                                                             ------------ ------
                                                               (In thousands)
   Enterprise services...................................... $  -- $  129 $  201
   Rent and facilities...................................... $  35 $  312 $  366
   Human resources.......................................... $  -- $   11 $   30

   In addition, beginning in fiscal 1998, the Company outsources data center operations to one of CMGI's affiliates, for which fees were charged at estimated fair value of $889,000 and $912,000 during the year ended July 31, 1998 and the six months ended January 31, 1999, respectively.

   The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received (see note 8).

   The Company sells its products and services to companies that CMGI has an investment interest or a significant ownership interest. The Company sold no products to related parties in fiscal 1996 and 1997. Total revenue realized from sales to related parties were $235,000 and $1,097,000 for the fiscal year ended July 31, 1998 and the six months ended January 31, 1999. The related cost of revenue is consistent with the costs incurred on similar transactions with unrelated parties.

(15) Geographic Information

   The Company currently has offices in the United States and the United Kingdom. The Company markets its products worldwide. Revenues are grouped into three main geographic areas; United States, Europe and Rest of world. Revenue was distributed by geography as follows:

                                                            Year Ended July 31,
                                                           ---------------------
                                                            1996  1997    1998
                                                           ------ --------------
                                                              (In thousands)
   United States.......................................... $  --  $  25 $  1,584
   Europe.................................................    --    --        71
   Rest of world..........................................    --    --       562
                                                           ------ ----- --------
                                                           $  --  $  25 $  2,217
                                                           ====== ===== ========

(16) Subsequent Events

Acquisition of I/PRO

   In April 1999, Engage acquired I/PRO, a provider of Web-site traffic measurement and audit services, for approximately $30.0 million, consisting of $1.7 million in cash, $20.4 million in CMGI shares and $7.9 million in Engage shares and options. The acquisition will be accounted for using the purchase method, and, accordingly, the purchase price will be allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition. Engage anticipates that a portion of the purchase price may be charged to expense as in-process research and development upon completion of a valuation of I/PRO. Goodwill and other intangible assets, expected to be approximately $22.2 million, will be amortized on a straight-line basis over their estimated useful lives. In addition, CMGI must pay up to $3.0 million to I/PRO stockholders if stated performance goals are met by I/PRO one year after the closing. Engage must reimburse CMGI for any such payments in cash or by issuance of shares of Engage's Series C convertible preferred stock at its then fair market value, at CMGI's election. Any additional payment will be treated as additional purchase price.

Authorized Share Increase under 1995 Stock Option Plan

   In March 1999, the Board of Directors approved an increase in the number of authorized shares issuable under the 1995 Plan from 2,894,737 to 3,544,737.

Designation of Series C Convertible Preferred Stock

   In May 1999, the Board of Directors approved the designation of 2,000,000 shares of the Company's preferred stock as Series C Convertible Preferred Stock ("Series C Preferred Stock"). The Series C Preferred Stock is entitled to receive noncumulative annual dividends, payable when, as and if declared at the rate of 7% per annum. In the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock ranks senior to the Series B Preferred Stock and pari passu with the Series A Preferred Stock, and has a liquidation preference equal to its purchase price plus dividends computed at 7% per share per annum. The Series C Preferred Stock is fully participating, voting, and is convertible at the option of the holder into ten shares of common stock at fair market value, subject to certain adjustments. Upon the closing of a qualifying initial public offering, all outstanding shares of Series C Preferred Stock will convert into common stock.

Debt to CMGI

   In May 1999, the Company formalized its borrowing arrangement with CMGI and executed a secured convertible demand note with CMGI dated February 1, 1999. Advances accrue interest at the annual rate of 7%, and advances and accrued interest may be prepaid without penalty. Advances outstanding under this note are secured by substantially all assets and intellectual property of the Company and principal, and accrued interest may be converted at the option of CMGI into shares of Series C Preferred Stock. The number of Series C Preferred shares to be issued upon conversion of each borrowing represented by the note is based on the estimated fair value of the Company at the end of the quarter in which such borrowing was made.

   In accordance with this arrangement, CMGI elected to convert advances and accrued interest outstanding at January 31, 1999 in the amount of $9,347,000 into 164,371 shares of Series C Preferred Stock.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Accipiter, Inc.:

We have audited the accompanying balance sheets of Accipiter, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accipiter, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Raleigh, North Carolina
March 26, 1998

                                ACCIPITER, INC.

                                 BALANCE SHEETS

                                                              December 31,
                                                           --------------------
                                               March 31,
                                                 1998         1997       1996
                                              -----------  ----------  --------
                                              (Unaudited)
                   Assets
Current assets:
  Cash and cash equivalents.................. $  689,332   $1,225,245  $ 95,392
  Accounts receivable, net of allowance for
   doubtful accounts of $19,120 at March 31,
   1998 and December 31, 1997................    711,944      436,744     4,290
  Other current assets.......................      2,383       19,935       --
                                              ----------   ----------  --------
    Total current assets.....................  1,403,659    1,681,924    99,682
Property and equipment, at cost..............    327,255      282,216    83,262
Less accumulated depreciation................     65,441       50,440     8,625
                                              ----------   ----------  --------
    Net property and equipment...............    261,814      231,776    74,637
                                              ----------   ----------  --------
Other assets, net............................      1,648        1,648     1,067
                                              ----------   ----------  --------
    Total assets............................. $1,667,121   $1,915,348  $175,386
                                              ==========   ==========  ========
    Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable and accrued expenses...... $  228,291   $   79,222  $ 36,383
  Payroll and sales taxes payable............        137          605    24,500
  Deferred revenues..........................    247,766          --        --
                                              ----------   ----------  --------
    Total current liabilities................    476,194       79,827    60,883
                                              ----------   ----------  --------
Notes payable................................        --           --    250,000
                                              ----------   ----------  --------
    Total liabilities........................    476,194       79,827   310,883
                                              ----------   ----------  --------
Preferred stock, $.001 par value, 4,250,000
 shares authorized:
  Series A convertible redeemable preferred
   stock 1,735,299 shares designated,
   1,424,940, 1,424,940 and 999,999 shares
   issued and outstanding at March 31, 1998
   and December 31, 1997 and 1996,
   respectively..............................  1,000,000    1,000,000   500,000
  Series B convertible preferred stock
   2,514,701 shares designated, 2,189,383
   and 2,173,883 shares issued and
   outstanding at March 31, 1998 and
   December 31, 1997, respectively...........  3,000,414    2,979,132       --
Stockholders' deficit:
  Common stock $.01 par value, 8,000,000
   shares authorized, 1,950,380, 1,950,000
   and 1,950,000 shares issued and
   outstanding at March 31, 1998, December
   31, 1997 and 1996, respectively...........     19,504       19,500    19,500
  Additional paid in capital.................         47          --        --
  Accumulated deficit........................ (2,829,038)  (2,163,111) (654,997)
                                              ----------   ----------  --------
    Total stockholders' deficit.............. (2,809,487)  (2,143,611) (635,497)
                                              ----------   ----------  --------
Commitments, contingencies and subsequent
 event
    Total liabilities and stockholders' defi-
     cit..................................... $1,667,121   $1,915,348  $175,386
                                              ==========   ==========  ========

                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                            STATEMENTS OF OPERATIONS

                             Three months ended                    Period from
                                 March 31,          Year ended   April 14, 1996
                            ---------------------  December 31,  to December 31,
                               1998       1997         1997           1996
                            ----------  ---------  ------------  ---------------
                                (Unaudited)
Revenues:
  License fees............. $  491,068  $  85,050  $   771,710      $     --
  Support fees.............     54,181      3,642      122,356            --
  Consulting fees..........     24,770        --        93,639          4,290
                            ----------  ---------  -----------      ---------
    Total revenues.........    570,019     88,692      987,705          4,290
                            ----------  ---------  -----------      ---------
Operating expenses:
  Development..............    235,421    130,805      649,209        203,092
  Support..................    125,110     17,000      138,300            --
  Marketing................    150,522     89,282      506,709        170,403
  General and
   administrative expenses
   ........................    392,701     90,591      672,761        168,221
  Executive................    108,708     26,985      179,152         66,224
  Selling..................    220,358     58,081      348,773         45,979
  Royalties................     12,620        --        23,600            --
  Other....................        --         --           280            268
                            ----------  ---------  -----------      ---------
    Total operating ex-
     penses................  1,245,440    412,744    2,518,784        654,187
                            ----------  ---------  -----------      ---------
    Operating loss.........   (675,421)  (324,052)  (1,531,079)      (649,897)
                            ----------  ---------  -----------      ---------
Other income, net:
  Interest income, net.....     11,094          9       19,220            --
  Other income (expense),
   net.....................     (1,600)     3,242        3,745            --
                            ----------  ---------  -----------      ---------
Other income, net..........      9,494      3,251       22,965            --
Income tax benefit.........        --         --           --             --
                            ----------  ---------  -----------      ---------
    Net loss............... $ (665,927) $(320,801) $(1,508,114)     $(649,897)
                            ==========  =========  ===========      =========

                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Common Stock    Additional
                          -----------------  paid in   Accumulated
                           Shares   Amount   capital     Deficit       Total
                          --------- ------- ---------- -----------  -----------
Issuance of common stock
 to founders............    650,000 $ 6,500   $7,900   $       --   $    14,400
Issuance of shares
 pursuant to 2 for 1
 stock dividend.........  1,300,000  13,000   (7,900)       (5,100)         --
Net loss................        --      --       --       (649,897)    (649,897)
                          --------- -------   ------   -----------  -----------
December 31, 1996.......  1,950,000  19,500      --       (654,997)    (635,497)
Net loss................        --      --       --     (1,508,114)  (1,508,114)
                          --------- -------   ------   -----------  -----------
December 31, 1997.......  1,950,000  19,500      --     (2,163,111)  (2,143,611)
Exercise of stock
 options (unaudited)....        380       4       47           --            51
Net loss (unaudited)....        --      --       --       (665,927)    (665,927)
                          --------- -------   ------   -----------  -----------
March 31, 1998
 (unaudited)............  1,950,380 $19,504   $   47   $(2,829,038) $(2,809,487)
                          ========= =======   ======   ===========  ===========


                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                            STATEMENTS OF CASH FLOWS

                             Three months ended                    Period from
                                 March 31,          Year ended   April 14, 1996
                            ---------------------  December 31,  to December 31,
                               1998       1997         1997           1996
                            ----------  ---------  ------------  ---------------
                                (Unaudited)
Cash flows from operating
 activities:
  Net loss................  $ (665,927) $(320,801) $(1,508,114)     $(649,897)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization
     expense..............      15,001        --        41,815          8,735
    Bad debt expense......         --         --        19,120            --
    Increase in accounts
     receivable...........    (275,200)   (30,745)    (451,574)        (4,290)
    Increase (decrease) in
     other current
     assets...............      17,552     (1,000)     (19,935)           --
    Increase in other
     assets...............         --         --          (581)        (1,177)
    Increase in accounts
     payable and accrued
     expenses.............     149,069     59,943       42,839         36,383
    Increase (decrease) in
     payroll and sales
     taxes payable........        (468)   (17,467)     (23,895)        24,500
    Increase in deferred
     revenues.............     247,766        --           --             --
                            ----------  ---------  -----------      ---------
      Net cash used in
       operating
       activities.........    (512,207)  (310,070)  (1,900,325)      (585,746)
                            ----------  ---------  -----------      ---------
Cash flows from investing
 activities -- purchase of
 equipment................     (45,039)   (11,467)    (198,954)       (83,262)
                            ----------  ---------  -----------      ---------
Cash flows from financing
 activities:
  Proceeds from notes
   payable................         --     250,000      550,000        250,000
  Proceeds from issuance
   of preferred stock.....      21,282        --     2,679,132        500,000
  Proceeds from issuance
   of common stock........          51        --           --          14,400
                            ----------  ---------  -----------      ---------
      Net cash provided by
       financing
       activities.........      21,333    250,000    3,229,132        764,400
                            ----------  ---------  -----------      ---------
      Net increase
       (decrease) in cash
       and cash
       equivalents........    (535,913)   (71,537)   1,129,853         95,392
Cash and cash equivalents
 at beginning of period...   1,225,245     95,392       95,392            --
                            ----------  ---------  -----------      ---------
Cash and cash equivalents
 at end of period.........  $  689,332  $  23,855  $ 1,225,245      $  95,392
                            ==========  =========  ===========      =========

                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          December 31, 1997 and 1996

(1) Company Operations and Summary of Significant Accounting Policies

   (a) Nature of Business and Presentation

   Accipiter, Inc. (the "Company") develops and markets Internet application software that enables web sites to deliver targeted advertising based on specific demographic profiles and to track individual visitors on a web site. Most of the Company's efforts since incorporation have been devoted to obtaining capital and developing and testing products. Accipiter's clients are both domestic and international organizations with web sites on the Internet.

   The Company was accounted for as a development stage enterprise in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises" in 1996. Operations commenced in 1997.

 Interim Financial Statements

   The financial statements of Accipiter, Inc. as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

   (b) Revenue Recognition

   The Company's revenue, which consists of license fees, software support and consulting fees, is recognized in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition" (AICPA SOP 91-1). Revenue from license fees is recognized upon shipment of the product and fulfillment of acceptance terms, if any. Revenue from software support and consulting services is recognized as services are provided.

   (c) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (d) Property and Equipment

   Property and equipment, consist of computer and office equipment which is being depreciated using the straight-line method over its estimated useful life of five years for furniture and three years for office equipment.


   (e) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

                                ACCIPITER, INC.

and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Income Taxes

   There was no income tax benefit for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996. The difference between the actual tax and the expected benefit is as follows:

                                                             1997       1996
                                                             ----       ----
   Computed "expected" tax benefit........................ $(512,800) $(220,900)
   Increase benefit in income taxes resulting from:
     Increase in valuation reserve........................   511,700    220,900
     Nondeductible meals and entertainment................     1,100        --
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

   At December 31, 1997, the Company has net operating loss carryforwards (NOL's) for federal income tax purposes of approximately $1,895,000 which expire in varying amounts between 2011 and 2012. The Company has NOL's for state tax purposes of approximately $1,895,000 which expire in varying amounts between 2001 and 2002. Additionally, the Company has research and development credits of approximately $23,000 which expire in varying amounts between 2009 and 2010. Due to the uncertainty regarding the ultimate realizability of the Company's NOL's, a full valuation allowance has been provided such that deferred tax assets are not recognized.

   The components of deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are as follows:

                                                              1997       1996
                                                              ----       ----
   Deferred tax assets:
     Tax loss carryforwards................................ $ 644,300  $114,000
     Miscellaneous reserves and credits....................     6,700       200
     Start-up costs........................................    85,700   108,000
                                                            ---------  --------
       Total...............................................   736,700   222,200
     Valuation allowance...................................  (732,600) (220,900)
                                                            ---------  --------
       Net deferred asset.................................. $   4,100  $  1,300
                                                            =========  ========
   Deferred tax liabilities:
     Fixed assets.......................................... $   4,100  $  1,300
     Deferred tax liability................................     4,100     1,300
                                                            ---------  --------
       Net deferred tax assets and (liability)............. $     --   $    --
                                                            =========  ========

   The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company's NOL's are limited, and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur federal income tax liability even though NOL's would be available in future years.

                                ACCIPITER, INC.

(3) Note payable

   During December 1996, the holder of the preferred stock ("Investor") advanced $250,000 in the form of a convertible note that accrued interest at 10%. The Investor advanced an additional $250,000 in 1997. The advances totaling $500,000 were converted to 422,000 shares of Series A preferred stock in 1997. Accrued interest of $3,485 was converted to 2,941 shares of Series A preferred stock in 1997.

   During May 1997, the Investor advanced the Company $300,000 in the form of a convertible note that accrued interest at 10% and which was subsequently converted to 218,500 shares of Series B preferred stock. Accrued interest of $5,610 was converted to 4,086 shares of Series B preferred stock in 1997.

(4) Capital Structure

   The Company is authorized to issue up 8,000,000 shares of $.01 par value common stock and 4,250,000 shares of $.001 par value preferred stock, of which 1,735,299 shares have been designated as Series A convertible preferred stock and 2,514,701 shares have been designated as Series B convertible preferred stock.

Series A and B preferred stock ("preferred stock")

   The significant terms of the preferred stock are as follows:

   Dividends--The holders of the preferred stock are eligible to receive dividends if and when declared by the Board of Directors of the Company. The preferred stockholders' right to receive dividends is senior to that of common stockholders.

   Liquidation Preference--The holders of preferred stock are senior to the common shareholders in the event of liquidation. The Series A preferred stockholders are entitled to receive a liquidation preference of $0.50 per preferred share. The Series B preferred stockholders are entitled to receive a liquidation preference of $1.373 per preferred share.

   Redemption and Conversion--Each share of preferred stock is convertible into common stock at the rate of one common share to one preferred share. The preferred stock is convertible upon the occurrence of an initial public offering or at the option of the preferred stockholders. In the event the preferred stock has not been redeemed or converted prior to July 1, 2002, the shares are redeemable at the option of the stockholders, with one-third payable on July 1, 2002, one-third payable on July 1, 2003, and one-third payable on July 1, 2004, from legally available funds on a pro rata basis at the liquidation preference.

   Voting Rights--The holders of the preferred stock are generally entitled to vote based on the number of common shares they would receive upon conversion.

Stock Options

   On May 30, 1996, the Board of Directors adopted a stock option plan to create an additional incentive for key employees, directors and consultants or advisors. At December 31, 1997, 1,050,000 common shares were authorized for issuance to be granted within 10 years of plan adoption. The Company issued incentive stock options to acquire 796,250 shares of common stock to employees and nonqualified options to acquire 71,864 common shares to a director during the period from adoption of the plan to December 31, 1997. The exercise price for options issued through February

                                ACCIPITER, INC.

1997 was set at $0.0667. The exercise price for options issued after February 1997 was set at $0.1373. Exercise prices were estimated to approximate the market value of the common stock on the date of issuance. Generally, the options provide that after a six month waiting period, vesting occurs ratably each month over forty-two months. At December 31, 1997, options for 143,481 shares were vested. No options have been exercised as of December 31, 1997.

   The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

   SFAS No. 123, Accounting for Stock-Based Compensation, permits entities to recognize compensation expense over the vesting period using the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

   The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for the grants in 1997 and 1996; dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.0% to 6.0%; and expected lives of 10 years for each option. The pro forma disclosures have not been included as the fair value of options granted for the year ended December 31, 1997 are immaterial.

   A summary of the status of the Company's stock plan as of December 1997 and 1996 and changes during the years then ended is presented below:

                                                     WEIGHTED         WEIGHTED
                                                     AVERAGE          AVERAGE
                                             1997    EXERCISE  1996   EXERCISE
                                            SHARES    PRICE   SHARES   PRICE
                                            -------  -------- ------- --------
      At the beginning of the year......... 362,750  $ 0.0667     --  $    --
      Granted.............................. 505,000    0.1273 362,750   0.0667
      Exercised............................     --        --      --       --
      Terminated........................... (12,000)   0.0667     --       --
                                            -------  -------- ------- --------
      At the end of year................... 856,114    0.1024 362,750   0.0667
                                            =======           =======
      Options exercisable at year-end...... 143,481                47
      Weighted-average fair value of
       options granted during the year.....          $ 0.1273         $ 0.0667

   The following table summarizes the information about stock options outstanding at December 31, 1997:

                                            OPTIONS OUTSTANDING
                                        ----------------------------  NUMBER OF
                                          NUMBER       REMAINING       OPTIONS
   EXERCISE PRICE                       OUTSTANDING CONTRACTUAL LIFE EXERCISABLE
   --------------                       ----------- ---------------- -----------
    $0.0667............................   423,250    8.5--9.2 years    120,966
    $0.1373............................   432,864     9.2--10 years     22,515
                                          -------                      -------
    Total..............................   856,114                      143,481
                                          =======                      =======

                                ACCIPITER, INC.

Stock Warrants

   In May 1996, the Company issued warrants to Investor for 63,300 shares of Series A preferred stock at an initial exercise price of $1.184834 per share. The warrants vested on May 31, 1997 and expire five years after the vesting date, on May 31, 2002.

   In December 1996, the Company issued warrants to Investor for 250,000 shares of Series A preferred stock at an initial exercise price of $.50 per share. The warrants vested immediately and expire on December 6, 2006.

   In February 1997, the Company entered into a license agreement with CNET, a customer. In connection with this agreement, the Company issued warrants to purchase 181,862 shares of common stock at an initial exercise price of $2.50 per share. Such warrants vest during the two years after the date of the agreement pursuant to certain conditions. The warrants are exercisable for two years after the vesting period. If the license agreement between the Company and CNET is terminated, the right to exercise these warrants will terminate after 60 days.

   In June 1997, the Company entered into a consulting agreement with a director of the Company. Pursuant to this agreement, the Company issued warrants to purchase 60,000 shares of common stock at an initial exercise price of $0.1373 per share. This warrant expires on June 12, 2002.

(5) Leases

   The Company has operating leases for office facilities, equipment, and furniture. Rent expense under these leases and other month-to-month arrangements totaled $163,407 and $14,311 in 1997 and 1996, respectively.

   The future minimum lease payments under the noncancellable lease agreements are as follows:

        1998.......................................................... $217,043
        1999..........................................................  125,693
        2000..........................................................   76,836
        2001..........................................................   16,429
                                                                       --------
      Total minimum lease payments.................................... $436,001
                                                                       ========

(6) Subsequent Event

   On March 11, the Company and CMG Information Services, Inc. ("CMG") entered into a letter agreement, providing for the acquisition of the Company by CMG. It is anticipated that the transaction will close on April 2, 1998. The letter agreement provides that the Company will be merged with a newly created wholly-owned subsidiary of CMG. It also provides that each common share of the Company and stock equivalents determined on a fully-diluted as-converted basis will be converted into the right to receive $35,000,000 worth of CMG common stock, price determined on March 2, 1998 as $55.50 per share. If the price of common stock of CMG fluctuates according to the agreement at the acquisition date, the number of shares may vary accordingly. The letter agreement provides that the acquisition is subject to the execution of a definitive agreement and to the occurrence or waiver of certain conditions.

(7) Related Party Transactions

   As noted in note 4, the Company entered into a consulting agreement with a director in June 1997. Payments under this agreement in 1997 totaled $42,000. The agreement ended in early 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Internet Profiles Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Internet Profiles Corporation at December 31, 1998 and 1997 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit of $27,768,378 at December 31, 1998 that raise substantial doubt as to its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Jose, California
March 1, 1999

                         INTERNET PROFILES CORPORATION

                                 BALANCE SHEETS
                           December 31, 1998 and 1997

                                                        1998          1997
                                                    ------------  ------------
                      Assets
Current assets:
  Cash and cash equivalents........................ $  1,191,604  $  5,641,857
  Accounts receivable, net of allowance of $308,586
   in 1998 and $232,655 in 1997....................      778,693       680,785
  Accounts receivable from corporate partner and
   investor, net of allowance of $50,000 in 1998
   and $47,074 in 1997 (Note 6)....................      268,090       222,209
  Prepaid expenses and other current assets........      376,999       210,840
                                                    ------------  ------------
    Total current assets...........................    2,615,386     6,755,691
Property and equipment, net........................    1,875,951     2,365,613
Other assets, net..................................      254,403       230,606
                                                    ------------  ------------
    Total assets................................... $  4,745,740  $  9,351,910
                                                    ============  ============
  Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Current portion of capital lease and loan
   obligation...................................... $  3,065,221  $    913,071
  Accounts payable.................................       60,913       492,083
  Accrued expenses.................................      821,799       513,589
  Commission payable to corporate partner and
   investor (Note 6)...............................      236,454       259,688
  Deferred revenue.................................       15,525        37,973
  Current portion of license accrual...............      175,000        58,334
                                                    ------------  ------------
    Total current liabilities......................    4,374,912     2,274,738
                                                    ------------  ------------
Capital lease and loan obligation, less current
 portion...........................................      533,762       884,973
License accrual, less current portion..............          --        116,666
                                                    ------------  ------------
    Total liabilities..............................    4,908,674     3,276,377
                                                    ------------  ------------
Commitments (Note 6)
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value:
  Authorized: 27,628,134 shares
  Series A (liquidation value: $68,737):
   Issued and outstanding: 1,140,350 shares in 1998
    and 1997.......................................        1,140         1,140
  Series B (liquidation value: $679,542):
   Issued and outstanding: 2,788,289 shares in 1998
    and 1997.......................................        2,788         2,788
  Series C (liquidation value: $4,113,184):
   Issued and outstanding: 2,168,586 shares in 1998
    and 1997.......................................        2,169         2,169
  Series D (liquidation value: $7,178,167):
   Issued and outstanding: 21,174,535 shares in
    1998 and 18,303,009 shares in 1997.............       21,175        18,303
  Common stock, $0.001 par value:
  Authorized: 75,000,000 shares
   Issued and outstanding: 4,553,463 shares in 1998
    and 2,383,475 shares in 1997...................        4,554         2,384
  Notes receivable from stockholders (Note 7)......      (69,468)          --
  Additional paid-in capital.......................   27,643,086    25,899,443
  Accumulated deficit..............................  (27,768,378)  (19,850,694)
                                                    ------------  ------------
    Total stockholders' equity (deficit)...........     (162,934)    6,075,533
                                                    ------------  ------------
    Total liabilities and stockholders' equity
     (deficit)..................................... $  4,745,740  $  9,351,910
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                            STATEMENTS OF OPERATIONS
                 for the years ended December 31, 1998 and 1997

                                                         1998         1997
                                                      -----------  -----------
Revenues............................................. $ 4,557,754  $ 3,050,244
Cost of revenues.....................................   3,889,330    3,502,485
                                                      -----------  -----------
  Gross margin (loss)................................     668,424     (452,241)
Operating expenses:
 Research and development............................   2,890,819    2,631,864
 General and administrative..........................   2,766,812    1,751,975
 Sales and marketing.................................   3,112,174    1,882,742
                                                      -----------  -----------
  Loss from operations...............................  (8,101,381)  (6,718,822)
Interest income......................................     125,935       78,043
Interest expense.....................................    (127,238)    (186,930)
Other income (Note 9)................................     185,000          --
                                                      -----------  -----------
  Net loss........................................... $(7,917,684) $(6,827,709)
                                                      ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                for the years ended December 31, 1998 and 1997

                                       Convertible Preferred Stock
                  ---------------------------------------------------------------------
                      Series A         Series B         Series C          Series D        Common Stock              Additional
                  ---------------- ---------------- ---------------- ------------------ ----------------   Notes      Paid-In
                   Shares   Amount  Shares   Amount  Shares   Amount   Shares   Amount   Shares   Amount Receivable   Capital
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------ ---------- -----------
Balances,
December 31,
1996............  1,140,350 $1,140 2,788,289 $2,788 2,168,586 $2,169        --      --  1,634,417 $1,635       --   $19,464,091
Issuance of
Series D
preferred stock
for cash at
$0.339 per
share, net of
issuance costs
of $59,921......        --     --        --     --        --     --  18,303,009 $18,303       --     --        --     6,126,496
Exercise of
options in
exchange for
cash............        --     --        --     --        --     --         --      --    421,844    422       --        63,772
Issuance of
common stock in
exchange for
technologies....        --     --        --     --        --     --         --      --    327,214    327       --       245,084
Net loss........        --     --        --     --        --     --         --      --        --     --        --           --
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------  --------  -----------
Balances,
December 31,
1997............  1,140,350  1,140 2,788,289  2,788 2,168,586  2,169 18,303,009  18,303 2,383,475  2,384       --    25,899,443
Issuance of
Series D
preferred stock
for cash at
$0.339 per
share, net of
issuance costs
of $14,473......        --     --        --     --        --     --   2,871,526   2,872       --     --        --       956,103
Exercise of
options in
exchange for
cash............        --     --        --     --        --     --         --      --    111,295    111       --         8,148
Issuance of non-
statutory
options to
employees.......        --     --        --     --        --     --         --      --        --     --        --       690,000
Issuance of
common stock in
connection with
exercise of
warrants........        --     --        --     --        --     --         --      --    322,000    322       --         2,898
Exercise of
options in
exchange for
promissory
notes...........        --     --        --     --        --     --         --      --  1,736,693  1,737  $(69,468)      67,731
Issuance of
common stock
warrants........        --     --        --     --        --     --         --      --        --     --        --        18,763
Net loss........        --     --        --     --        --     --         --      --        --     --        --           --
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------  --------  -----------
Balances,
December 31,
1998............  1,140,350 $1,140 2,788,289 $2,788 2,168,586 $2,169 21,174,535 $21,175 4,553,463 $4,554  $(69,468) $27,643,086
                  ========= ====== ========= ====== ========= ====== ========== ======= ========= ======  ========  ===========
                  Accumulated
                    Deficit       Total
                  ------------- -----------
Balances,
December 31,
1996............  $(13,022,985) $6,448,838
Issuance of
Series D
preferred stock
for cash at
$0.339 per
share, net of
issuance costs
of $59,921......           --    6,144,799
Exercise of
options in
exchange for
cash............           --       64,194
Issuance of
common stock in
exchange for
technologies....           --      245,411
Net loss........    (6,827,709) (6,827,709)
                  ------------- -----------
Balances,
December 31,
1997............   (19,850,694)  6,075,533
Issuance of
Series D
preferred stock
for cash at
$0.339 per
share, net of
issuance costs
of $14,473......           --      958,975
Exercise of
options in
exchange for
cash............           --        8,259
Issuance of non-
statutory
options to
employees.......                   690,000
Issuance of
common stock in
connection with
exercise of
warrants........           --        3,220
Exercise of
options in
exchange for
promissory
notes...........           --          --
Issuance of
common stock
warrants........           --       18,763
Net loss........    (7,917,684) (7,917,684)
                  ------------- -----------
Balances,
December 31,
1998............  $(27,768,378) $ (162,934)
                  ============= ===========

  The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                            STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 1998 and 1997

                                                         1998         1997
                                                      -----------  -----------
Cash flows from operating activities:
  Net loss........................................... $(7,917,684) $(6,827,709)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization....................   1,608,217    1,356,235
    Fair value of common stock warrants issued.......      18,763          --
    Common stock issued in exchange for technology or
     services........................................         --       245,411
    Non-statutory stock options issued to employees..     690,000          --
    Provision for doubtful accounts..................      78,857       (2,271)
    Changes in assets and liabilities:
     Accounts receivable.............................    (176,765)     (88,617)
     Accounts receivable from corporate partner and
      investor.......................................     (45,881)    (106,430)
     Prepaid expenses and other current assets.......    (166,159)     (68,399)
     Other assets....................................     (23,797)    (222,606)
     Accounts payable................................    (431,170)     141,104
     Accrued expenses................................     308,210      (24,511)
     Commission payable to corporate partner and in-
      vestor.........................................     (23,234)     204,188
     Deferred revenue................................     (22,448)       9,635
     Contingency accrual.............................         --       175,000
                                                      -----------  -----------
      Net cash used in operating activities..........  (6,103,091)  (5,208,970)
                                                      -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment................    (987,737)    (532,073)
                                                      -----------  -----------
      Net cash used in investing activities..........    (987,737)    (532,073)
                                                      -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of convertible debt.........   1,999,721          --
  Proceeds from issuance of Series D preferred
   stock.............................................     958,975    6,144,799
  Proceeds from exercise of options..................       8,259       64,194
  Proceeds from issuance of common stock in
   connection with the exercise of warrants..........       3,220          --
  Principal borrowings on capital lease..............     748,495          --
  Payments on capital lease and loan obligations.....  (1,078,095)    (715,986)
                                                      -----------  -----------
      Net cash provided by financing activities......   2,640,575    5,493,007
                                                      -----------  -----------
Net decrease in cash and cash equivalents............  (4,450,253)    (248,036)
Cash and cash equivalents, beginning of year.........   5,641,857    5,889,893
                                                      -----------  -----------
Cash and cash equivalents, end of year............... $ 1,191,604  $ 5,641,857
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
  Cash payments for interest......................... $   127,238  $   189,430
  Taxes paid......................................... $     2,138  $     2,500
Supplemental schedule of noncash financing activi-
 ties:
  Acquisition of property and equipment under capital
   lease and loan.................................... $   130,818  $   309,472
  Notes receivable from stockholders................. $    69,468          --

   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of the Company and Basis of Presentation of the Financial Statements

   Internet Profiles Corporation (the "Company") was incorporated in California on August 4, 1994 as a provider of software and services that help customers analyze and obtain independent verification of Web site activity. The Nielsen I/PRO Netline service provides an outsourced solution for comprehensive site analysis and reporting directly to the customer's desktop. Nielsen I/PRO I/Audit provides third party verification of web site traffic, validating a web site as an advertising vehicle for media buyers. Customized measurement services are also available, which provide a comprehensive and customized array of measurement and analysis for E-Commerce, ad-supported and corporate web sites.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and at December 31, 1998, the Company had an accumulated deficit of $27,768,378. The Company expects to incur further losses related to its operations. The Company's operations are currently funded by proceeds from the sale of convertible debt. In order to fund continuing operations, the Company entered into a definitive purchase agreement as of March 1, 1999, whereby the Company will be acquired by CMGI, Inc. (see Note 11).

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Substantially all of its cash and cash equivalents are custodied with one major financial institution.

Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximate fair value.

Revenue recognition

   The Company generally recognizes revenue on its Netline product ratably over the subscription period as the services are provided. The Company recognizes revenue on its I/Audit product upon delivery of its Web site audit reports. The Company provides an allowance for sales returns and doubtful accounts receivable, where appropriate.

                         INTERNET PROFILES CORPORATION

Depreciation and amortization

   Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives, which are generally three years. Software and marketing database licenses are carried at cost, which is amortized on a straight-line basis over their estimated useful lives, generally four years. Upon disposal, the assets and related accumulated depreciation or amortization are removed from the Company's accounts and the resulting gains or losses are reflected in the current operations.

Research and development costs

   Research and development costs are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release have substantially coincided, and as a result, the Company has not capitalized any software development costs.

Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current-year presentation.

Income taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

Concentration of credit risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Substantially all of its cash and cash equivalents are custodied with one major financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

   The Company performs Web site audit services to customers throughout the United States. One customer, a corporate partner and investor, accounted for 23% of accounts receivable as of December 31, 1998 and 1997.

Certain risks and uncertainties

   The Company's products and services are concentrated in a single segment in the internet industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on the management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

                         INTERNET PROFILES CORPORATION

3. Property and Equipment

   Property and equipment at December 31, 1998 and 1997 consist of the following:

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
   Computer and office equipment..................... $ 4,381,655  $ 4,496,479
   Furniture and fixtures............................     268,205      201,360
   Leasehold improvements............................     299,020       13,507
                                                      -----------  -----------
                                                        4,948,880    4,711,346
   Less accumulated depreciation and amortization....  (3,072,929)  (2,345,733)
                                                      -----------  -----------
                                                      $ 1,875,951  $ 2,365,613
                                                      ===========  ===========

   At December 31, 1998 and 1997, equipment on capital leases accounted for $3,088,206 and $2,339,710, respectively, of the computer and office equipment, and $2,090,899 and $1,258,313, respectively, of the accumulated depreciation and amortization.

4. Accrued Expenses

   Accrued expenses at December 31, 1998 and 1997 consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
   Accrued payroll and related expenses...................... $ 50,635 $ 50,974
   Accrued vacation..........................................  110,213  100,000
   Professional fees payable.................................   89,490   96,102
   Accrued bonuses...........................................  269,558  103,000
   Other accrued liabilities.................................  301,903  163,513
                                                              -------- --------
                                                              $821,799 $513,589
                                                              ======== ========

5. Capital Lease and Loan Obligations

   The Company leases certain property and equipment under capital leases which expire at various dates through November 2002. Future minimum lease payments under these capital lease agreements are as follows:

                                                                        1998
                                                                     ----------
   1999............................................................. $  584,481
   2000.............................................................    312,917
   2001.............................................................    239,112
   2002.............................................................     21,362
                                                                     ----------
   Total minimum lease payments.....................................  1,157,872
   Less amount representing interest................................    100,763
                                                                     ----------
   Present value of minimum lease payments..........................  1,057,109
   Less current portion.............................................    523,347
                                                                     ----------
                                                                     $  533,762
                                                                     ==========

                         INTERNET PROFILES CORPORATION

   The Company also entered into a loan and security agreement for equipment purchases with a financial institution under which the Company borrowed an aggregate amount of $768,050. The equipment line consists of advances for the acquisition of equipment through October 1997. The equipment loan bears interest at the bank's prime rate plus 0.5% (8.25% and 9% at December 31, 1998 and 1997, respectively) and is payable in monthly installments ending December 2000. The loan is secured by substantially all assets of the Company.

   Future minimum payments under this loan agreement are as follows:

Year ended December 31,

   1999............................................................... $306,013
   2000...............................................................  283,341
                                                                       --------
   Minimum payments...................................................  589,354
   Less amount representing interest..................................   47,201
                                                                       --------
   Present value of minimum payments.................................. $542,153
                                                                       ========

   The agreement in respect of the loan contains certain covenants related to the Company's quick ratio, liquidity and profitability. Default on any covenant may affect the commitment by the bank to continue to lend under the agreement and, if not corrected, could accelerate the maturity of any borrowings outstanding under the agreement. At December 31, 1998, and at various dates throughout the year, the Company was not in compliance with certain covenants. The Company has obtained waivers in respect of non-compliance as of December 31, 1998. The Company was in default of certain covenants subsequent to December 31, 1998, which if not corrected, could accelerate the maturity of borrowings still outstanding. Therefore, all balances outstanding at December 31, 1998 have been classified as current.

   In November and December 1998, the Company obtained a series of bridge loans totaling approximately $1,999,721 from a group of existing preferred shareholders. The notes bear interest at an annual rate of 6% which accrues daily and is added to the principal balance, with principal and interest to be repaid, in total, six months after the commencement of the note term. On the sale or merger of the Company, the loans would have certain repayment preferences involving either conversion of the notes to a new series of preferred stock, or repayment of the loans prior to distribution of any funds to holders of any class of Company preferred or common stock.

6. Commitments

   The Company leases three facilities under noncancelable operating leases expiring in September 1999 and July 2002. The Company is responsible for certain taxes, maintenance costs and insurance under these leases. Future minimum lease payments under the noncancelable operating leases are as follows:

   1999.............................................................. $  547,603
   2000..............................................................    435,612
   2001..............................................................    435,612
   2002..............................................................    254,107
                                                                      ----------
                                                                      $1,672,934
                                                                      ==========

   Rent expense for the years ended December 31, 1998 and 1997 was $578,839 and $702,434, respectively.

                         INTERNET PROFILES CORPORATION

   In 1995 the Company entered into an agreement with a corporate partner and investor for the sale and marketing of existing internet usage measurement and analysis products and services developed by the Company. Under this agreement, the Company is required to pay commissions on net revenues from products sold in the US primarily through the efforts of this corporate partner, as well as on products sold through the efforts of the Company. Revenues related to this agreement from products sold primarily through the efforts of this corporate partner for the years ended December 31, 1998 and 1997 totaled $363,508 and $390,995, respectively. Commissions incurred relative to this agreement on products sold through the efforts of the Company for the years ended December 31, 1998 and 1997 totaled $236,454 and $146,188, respectively. The agreement expired in September 1998 and was extended for an additional year, and may continue to be extended by the mutual agreement of the parties. As of December 31, 1998 and 1997 under this agreement, amounts payable under this agreement totaled $236,454 and $259,688, respectively, and amounts receivable from the corporate partner totaled $268,090 and $222,209, respectively.

   In October 1997, the Company agreed to pay $175,000 to a software vendor for a software license, payable in six monthly installments of $29,167 per month, with the first such payment being due and payable upon the earlier of ten days following the date upon which the vendor files a petition in bankruptcy, or 390 days from October 31, 1997. No payments related to this agreement were made during the year ended December 31, 1998. During January 1999, the balance outstanding on this agreement was paid in full to the software vendor.

7. Stockholders' Equity

Convertible Preferred Stock

Dividends

   The holders of Series A, B, C and D preferred stock are entitled to preferential noncumulative dividends at the rate of $0.0285, $0.111, $0.739 and $0.0339 per share, respectively, if and when declared by the Board of Directors. No dividends have been declared as of December 31, 1998 or 1997.

Liquidation

   Series D preferred stock will be entitled to receive in preference to the holders of the Series A, B and C preferred stock and the common stock an amount per share equal to $0.339. The maximum aggregate amount the holders of the Series A, B and C preferred stock will be entitled to receive is $4,861,463. The respective liquidation preferences of the Series A, B and C preferred stock adjust annually on May of each year to provide the Series C preferred with an annual increase in its liquidation preference amount of five percent. Any assets remaining after the distribution to the Series A, B, C and D preferred stock will be distributed pro-rata to the holders of the common stock.

Mergers

   A merger, reorganization or sale of all or substantially all of the assets of the Company in which more than 50% of the outstanding stock of the Company is exchanged, shall be deemed to be a liquidation, dissolution or winding up.

                         INTERNET PROFILES CORPORATION

Voting

   The holders of each share of Series A, B, C and D preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Conversion

   Each share of Series A, B, C and D preferred stock, at the option of the holder, may be converted into the number of fully paid and nonassessable shares of common stock as is determined by dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of Series A, B, C and D preferred stock are $0.285, $0.57, $2.47 and $0.339 per share, respectively. The initial conversion price of preferred stock is subject to adjustment from time to time. The number of shares into which a share of preferred stock is convertible is referred to as the conversion rate of such series.

   Conversion is automatic at its then effective conversion rate immediately upon a closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of equity securities.

Common stock

   The Company issued 1,000,000 shares of its common stock to the founders under a stock purchase agreement. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of December 31, 1998 and 1997, no dividends have been declared.

Stock issued in exchange for in-process technologies

   In November 1997, the Company acquired the rights to certain technologies which were previously held by two unrelated companies. In connection with the purchase of these in-process technologies, the Company issued 216,000 and 111,214 shares of common stock at fair value of $162,000 and $83,411, respectively. These amounts were immediately expensed to the statement of operations as part of the expenses for research and development.

Notes Receivable from Stockholders

   Notes receivable from stockholders consist of the exercise of stock options for notes. For a portion of the shares, exercise of the underlying option was permitted before vesting under the related option plan had occurred. The notes are full recourse promissory notes bearing interest at 6%, and are collateralized by the stock issued upon exercise of the stock options. Interest is payable in arrears, with both interest and principle being due and payable on the fourth anniversary of the date of the making of the note. Should certain circumstances occur, the Company has the right to repurchase any of the shares related to the early exercise of unvested options described above.

                         INTERNET PROFILES CORPORATION

Warrants

   In November 1994, in connection with a sales and marketing agreement, the Company issued a warrant valued at $97,229, to purchase 120,000 shares of common stock with an exercise price of $1.67 per share. The warrant expired during 1997.

   In December 1995, in connection with a sales and marketing agreement, the Company issued a warrant valued at $3,764, to purchase 644,000 shares of common stock. Of the 644,000 shares, 322,000 of the shares have an exercise price of $0.01 per share and 322,000 have an exercise price of $2.22 per share. The warrants were exercisable immediately upon grant. During the year ended December 31, 1998, 322,000 of the warrants were exercised at the exercise price of $0.01 per share, and the remaining 322,000 expired.

   In August 1995 and January 1996, in connection with a financing arrangement, the Company issued warrants valued at $32,491 and $22,962, to purchase 60,810 and 40,540 shares of Series B preferred stock at an exercise price of $1.11 per share. The warrants were exercisable immediately upon grant and will expire on the earlier August 2005 and January 2006, respectively, or the fifth anniversary of the closing date of the Company's initial public offering.

   In March 1996, in connection with a financing arrangement, the Company issued a warrant valued at $15,560, to purchase 4,330 shares of Series C preferred stock at an exercise price of $7.39 per share. The warrant was exercisable immediately upon grant and the warrant will expire in March 2001.

   In April 1996, in connection with a financing arrangement, the Company issued a warrant valued at $33,599, to purchase 9,472 shares of Series C preferred stock at an exercise price of $7.39 per share. The warrant was exercisable immediately upon grant and will expire at the earlier of April 2006 or the fifth anniversary of the closing date of the Company's initial public offering.

   In October 1996, in connection with a sales agreement, the Company issued a warrant valued at $72,776, to purchase 75,000 shares of common stock at an exercise price of $2.00 per share. The warrant was exercisable immediately upon grant and will expire at the earlier of October 1999 or the closing date of the Company's initial public offering.

   In February, 1998, in connection with a financing arrangement, the company issued a warrant valued at $41,000, to purchase 240,000 shares of Series D preferred stock at an exercise price of $0.339 per share. The warrant was exercisable immediately upon grant and will expire in February 2004.

   In August 1998, in connection with a financing arrangement, the Company issued a warrant valued at $28,033, to purchase 162,242 shares of Series D preferred stock at an exercise price of $0.339 per share. The warrant was exercisable immediately upon grant and will expire in August 2004.

   In connection with consulting agreements in September 1998, the Company issued warrants valued at $2,648, to purchase 125,000 shares of common stock with an exercise price of $0.04 per share. The warrant was exercisable immediately upon grant and will expire in September 2004.

                         INTERNET PROFILES CORPORATION

Stock Options

   The Company has adopted the 1995 Stock Option Plan (the "Plan") under which incentive stock options may be granted to employees and nonstatutory stock options may be granted to employees and consultants. In December 1997, the Company's Board of Directors increased the number of common stock shares reserved for issuance under the 1995 Stock Option Plan to 10,030,095.

   The Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants or employees. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonstatutory stock options). If an employee or person owns stock representing more than 10% of the outstanding voting shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. Stock options generally expire ten years from the date of grant. Options granted under the Plan generally become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and an additional 1/16 of such shares becoming exercisable each quarter thereafter.

   During the year ended December 31, 1998, compensation expense totaling $690,000 was immediately expensed to the statement of operations as part of the general and administrative expenses in respect of certain options granted to employees.

   Activity under the Plan is as follows:

                                               Outstanding Options
                                    --------------------------------------------
                                                                        Weighted
                                                                        Average
                                    Number of    Exercise   Aggregate   Exercise
                                      Shares       Price      Price      Price
                                    ----------  ----------- ----------  --------
Balances, January 1, 1997..........  2,056,210  $0.01-$1.50 $1,161,874   $0.57
  Additional shares reserved.......
  Options granted..................  1,286,311  $0.04-$1.50    992,518   $0.77
  Options exercised................   (421,844) $0.01-$1.50    (65,329)  $0.15
  Options canceled................. (1,203,503) $0.01-$1.50   (815,664)  $0.68
                                    ----------              ----------
Balances, December 31, 1997........  1,717,174  $0.01-$1.50  1,273,399   $0.74
  Options granted.................. 10,134,031     $0.04       405,361   $0.04
  Options exercised................ (1,847,988) $0.04-$0.75    (77,727)  $0.04
  Options canceled................. (2,047,672) $0.04-$1.50   (811,712)  $0.40
                                    ----------              ----------
Balances, December 31, 1998........  7,955,545  $0.01-$1.50 $  729,321   $0.11
                                    ==========              ==========

                         INTERNET PROFILES CORPORATION

   The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                               Options Outstanding
                         ------------------------------------------------
                                                       Weighted
                                                       Average                      Options
                                                      Remaining                   Exercisable
      Exercise             Number                    Contractual                    Number
      Prices             Outstanding                 Life (years)                 Exercisable
      --------           -----------                 ------------                 -----------
      $0.01                  60,000                      6.3                          55,624
      $0.04               7,322,575                      9.7                       5,073,020
      $0.11                  81,500                      7.0                          60,717
      $0.75                 314,470                      8.4                         128,868
      $1.00                  29,000                      7.4                          18,125
      $1.50                 148,000                      8.0                         128,873
                          ---------                                                ---------
                          7,955,545                      9.4                       5,465,227
                          =========                                                =========

Pro forma stock-based compensation

   During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans. The Company has chosen to continue to account for employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees" with disclosure of pro forma information concerning its stock option plan in accordance with SFAS No. 123. The following disclosures are provided pursuant to SFAS No. 123:

   Fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997.

                                    1998                      1997
                          ------------------------- -------------------------
                            Shares      Weighted      Shares      Weighted
                          outstanding average years outstanding average years
Options granted at $0.01
 per share                    60,000      6.27          60,000      7.27
Options granted at $0.04
 per share                 7,322,575      9.70          66,500      9.93
Options granted at $0.11
 per share                    81,500      7.03         100,000      8.02
Options granted at $0.75
 per share                   314,470      8.38       1,283,011      9.29
Options granted at $1.00
 per share                    29,000      7.35          44,000      8.35
Options granted at $1.50
 per share                   148,000      8.03         169,000      8.95

   The risk free interest rate for 1998 and 1997 were 5.42% and 6.36%, respectively. The weighted average fair value of those options granted in 1998 and 1997 was $0.04 and $0.77, respectively.

   The following pro forma loss information has been prepared following the provisions of SFAS No. 123:

                                                              1998       1997
                                                           ---------- ----------
      Net loss--pro forma................................. $7,948,894 $6,880,503

   The above pro forma effects on income may not be representative of the effects on net income for future years as option grants typically vest over several years and additional options are generally granted each year.

                         INTERNET PROFILES CORPORATION

8. Income Taxes

   The primary components of the net deferred tax asset as of December 31, 1998 and 1997 are:

                                                         December 31,
                                                   -------------------------
                                                       1998         1997
                                                   ------------  -----------
      Net operating loss carryforwards--federal
       and State.................................. $ 10,105,689  $ 7,658,836
      Depreciable assets..........................      229,659      194,836
      Reserves and allowances.....................      390,858      476,021
      Other temporary differences, net............     (565,662)    (569,511)
                                                   ------------  -----------
                                                     10,160,544    7,760,182
      Valuation allowance.........................  (10,160,544)  (7,760,182)
                                                   ------------  -----------
      Net deferred tax asset...................... $        --   $       --
                                                   ============  ===========

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset. The valuation allowance increased by $2,400,362 in 1998 and $2,616,592 in 1997.

   As of December 31, 1998, the Company has net operating loss carryforwards of approximately $25,071,000 and $17,891,000 for federal and California state tax purposes, respectively. Such carryforwards expire in varying amounts through the year 2018 if not used before such time to offset future taxable income or tax liabilities.

   Due to changes in the Company's ownership, the amount of net operating loss carryforwards available to offset future federal and state taxable income or tax may be limited by Internal Revenue Code (IRC) Section 382. The amount of such limitation, if any, has not been determined.

9. Sale of Technology

   In October 1998, the Company sold the rights to one of its internet properties in exchange for cash proceeds of $160,000 and certain limited future advertising rights valued at $25,000, resulting in a gain of $185,000.

10. Employee Benefit Plan

   Essentially all Company employees are covered by a Company-sponsored 401(k) plan, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. Each eligible employee may elect to contribute to the plan, through payroll deductions, up to 15% of compensation, subject to certain limitations. The Company, at its discretion, may make additional contributions. No such additional contributions were made during the years ended December 31, 1998 or 1997.

11. Subsequent Events

   In February 1999, the Company transferred its rights to certain technologies used in measuring and reporting the results of advertising campaigns in exchange for cash proceeds of $300,000. This amount is subject to increase if certain performance goals are met during 1999. The entire purchase

                         INTERNET PROFILES CORPORATION

                  NOTES TO FINANCIAL STATEMENTS--(Concluded)

price was recorded as a gain, as, in compliance with its normal accounting policies, the Company had previously expensed all costs associated with the development of this technology.

   On March 1, 1999, the Company signed a binding letter of intent to be acquired by CMGI, Inc. Upon signing of a definitive purchase agreement, the Company will become a wholly owned subsidiary of Engage Technologies, Inc., which is in turn a wholly owned subsidiary of CMGI, Inc. A portion of the purchase price will be used to retire certain liabilities, including the outstanding balance on a loan and security agreement with a financial institution, attorney and broker fees related to the transaction, and certain other commitments. Approximately 10% of the remaining purchase price will be used to retire a portion of the outstanding common stock of the Company. The remainder, in the form of various forms of equity vehicles available to CMGI, Inc., will be used to retire the balance of the Company's common and preferred stock.

                           ENGAGE TECHNOLOGIES, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma condensed consolidated balance sheet at January 31, 1999 gives pro forma effect to the acquisition of Internet Profiles Corporation, ("I/PRO"), completed by Engage Technologies, Inc., (the "Company"), in April 1999 as if it had occurred as of January 31, 1999.

   The unaudited pro forma combined condensed statements of operations of the Company for the year ended July 31, 1998 and the six months ended January 31, 1999 give pro forma effect to:

   .  the Accipiter acquisition;

   .  the I/PRO acquisition; and

  . the related financing of the acquisitions above as if each had occurred as of August 1, 1997.

   The results of operations of the Company for the fiscal year ended July 31, 1998 have been combined with the results of operations of Accipiter, Inc. for the period August 1, 1997 through March 31, 1998 (the results of operations of Accipiter for the period April 1, 1998 through July 31, 1998 are included in the consolidated statement of operations of the Company), and the results of operations of I/PRO for the twelve months ended September 30, 1998. In addition, the results of operations for the Company for the six months ended January 31, 1999 have been combined with the results of operations of I/PRO for the six months ended December 31, 1998. The results of operations of I/PRO for July 1998 through September 1998 have been included in both unaudited pro forma combined condensed statements of operations presented.

   The Company has accounted for their acquisitions under the purchase method of accounting. The total cost of businesses acquired including related fees and expenses is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price allocations for the I/PRO acquisition included in the unaudited pro forma data are preliminary. However, the Company does not expect that the final allocation of the purchase price will be materially different from its preliminary allocation.

   The unaudited pro forma financial data are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the financial statements and the accompanying notes included elsewhere in this prospectus.

                           ENGAGE TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF JANUARY 31, 1999
                                 (in thousands)

                                                                    Adjustments
                                              Pro forma      Pro      for the   Pro forma,
                          Engage   I/PRO (a) Adjustments    forma    Offering   as Adjusted
                          -------  --------- -----------   -------  ----------- -----------
Assets
Current assets:
  Cash and cash equiva-
   lents................  $   --    $ 1,192    $   --      $ 1,192
  Available-for-sale se-
   curities.............    1,563       --         --        1,563
  Accounts receivable
   net of allowance for
   doubtful accounts....    1,903     1,047        --        2,950
  Prepaid expenses......      217       377        --          594
                          -------   -------    -------     -------
    Total current as-
     sets...............    3,683     2,616        --        6,299
                          -------   -------    -------     -------
Property and equipment,
 net....................      665     1,876        --        2,541
Investment in joint ven-
 ture...................    1,609       --         --        1,609
Other assets............      --        254        --          254
Goodwill and other in-
 tangible assets, net...   16,825       --      22,203 (a)  39,028
                          -------   -------    -------     -------
                          $22,782   $ 4,746    $22,203     $49,731
                          =======   =======    =======     =======
Liabilities and Stock-
 holders' Equity (Defi-
 cit)
Current liabilities:
  Current portion of
   capital lease and
   loan obligation......  $   --    $ 3,065    $  (542)(c) $   523
                                                (2,000)(b)
  Debt to CMGI..........    9,347       --         --        9,347
  Accounts payable......      863        61        --          924
  Accrued expenses......    3,295     1,232       (229)(c)   4,298
  Deferred revenue......    4,932        16        --        4,948
                          -------   -------    -------     -------
    Total current lia-
     bilities...........   18,437     4,374     (2,771)     20,040
                          -------   -------    -------     -------
Capital lease and loan
 obligation, long term
 portion................      --        534        --          534
                          -------   -------    -------     -------
    Total liabilities...   18,437     4,908     (2,771)     20,574
                          -------   -------    -------     -------
Stockholders' equity
  Preferred stock.......       17        27        (27)(a)      39
                                                    22 (d)
  Common stock..........        1         5         (5)(a)       6
                                                     5 (d)
  Notes receivable from
   stockholders.........      --        (69)        69 (a)     --
  Additional paid-in
   capital..............   41,856    27,643    (27,643)(a)  71,641
                                                29,785 (d)
  Deferred compensa-
   tion.................     (914)      --         --         (914)
  Accumulated other
   comprehensive income
   .....................      148       --         --          148
  Accumulated deficit...  (36,763)  (27,768)    27,768 (a) (41,763)
                                                (5,000)(a)
                          -------   -------    -------     -------
    Total stockholders'
     equity.............    4,345      (162)    24,974      29,157
                          -------   -------    -------     -------
                          $22,782   $ 4,746    $22,203     $49,731
                          =======   =======    =======     =======

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     BALANCE SHEET AS OF JANUARY 31, 1999

(a) The following table represents the estimated allocation of the purchase price over the historical net book values of the acquired assets and liabilities of I/PRO at December 31, 1998, and is for illustrative purposes only. Actual allocations will be based on fair values as of the acquisition date (April 9, 1999). Assuming the transaction occurred on January 31, 1999, the allocation would have been as follows (in thousands):

   Working capital deficit, net of cash acquired of $1,192............ $  (179)
   Property plant and equipment.......................................   1,876
   Other assets.......................................................     254
   Long term liabilities..............................................    (534)
   In process research and development................................   5,000
   Intangible assets..................................................  22,203
                                                                       -------
   Purchase price, net of cash acquired............................... $28,620
                                                                       =======

  The estimated purchase price excludes contingent payments of up to $3 million that will be due the stockholders of I/PRO in the event that certain revenue, employee retention, and clickstream data collection goals are met one year subsequent to the closing. The Company anticipates recording contingent payments, if any, as additional purchase price.

(b) Reflects the conversion of I/PRO's short term bridge loans to shares of I/PRO preferred stock upon the closing of the purchase.

(c) Reflects I/PRO's satisfaction of certain I/PRO liabilities simultaneous to the closing of the purchase as set forth in the stock purchase agreement.

(d) Reflects the issuance of Engage common shares and options to acquire Engage common shares to the stockholders of I/PRO and the expected issuance of Series C preferred shares to CMGI for its contribution to the total purchase price of I/PRO.

                           ENGAGE TECHNOLOGIES, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the year ended July 31, 1998 and the six months ended January 31, 1999

                                     Year Ended July 31, 1998                    Six Months Ended January 31, 1999
                          ---------------------------------------------------  ----------------------------------------
                                                            Pro Forma                                  Pro Forma
                                                       ----------------------                     ---------------------
                           Engage    I/PRO   Accipiter Adjustments    Total     Engage    I/PRO   Adjustments   Total
                          --------  -------  --------- -----------   --------  --------  -------  -----------  --------
                                                  (in thousands, except per share data)
Revenue:
 Product revenue........  $  1,945  $   --    $   965    $  --       $  2,910  $  3,588  $   --     $   --     $  3,588
 Services and support
  revenue...............       272    3,973       193       --          4,438       677    2,591        --        3,268
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Total revenue...........     2,217    3,973     1,158       --          7,348     4,265    2,591        --        6,856
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Cost of revenue:
 Cost of product
  revenue...............       185                 36     1,213(c)      1,434       580                 500(c)    1,080
 Cost of services and
  support revenue.......     2,057    3,849       215         8(e)      6,129     2,484    1,821        --        4,305
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Total cost of revenue...     2,242    3,849       251     1,221         7,563     3,064    1,821        500       5,385
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Gross (loss) margin.....       (25)     124       907    (1,221)         (215)    1,201      770       (500)      1,471
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Operating expenses:
 In-process research and
  development...........     9,200      --        --     (9,200)(a)       --        --       --         --          --
 Research and
  development...........     5,925    3,565       534       120(e)     10,144     3,878    1,524        --        5,402
 Selling and marketing..     4,031    2,694       796        32(e)      7,553     3,732    1,825        --        5,557
 General and
  administrative........     2,333    1,959     1,164       360(e)      5,816     1,586    1,904        --        3,490
 Amortization of
  goodwill and other
  intangibles...........     1,273      --        --      6,136(b)      7,409     1,909      --       1,796(b)    3,705
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Total operating
 expenses...............    22,762    8,218     2,494    (2,552)       30,922    11,105    5,253      1,796      18,154
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Loss from operations....   (22,787)  (8,094)   (1,587)    1,331       (31,137)   (9,904)  (4,483)    (2,296)    (16,683)
Gain on sale of product
 rights.................     9,240      185                             9,425       --       185        --          185
Equity in loss of joint
 venture................       --       --        --        --            --       (160)     --         --         (160)
Other income (expense),
 net....................      (172)     (32)       30        67(d)       (107)     (339)     (37)        35(d)     (341)
                          --------  -------   -------    ------      --------  --------  -------    -------    --------
Net (loss) income.......  $(13,719) $(7,941)  $(1,557)   $1,398      $(21,819) $(10,403) $(4,335)   $(2,261)   $(16,999)
                          ========  =======   =======    ======      ========  ========  =======    =======    ========
Pro forma basic and
 diluted net loss per
 share..................  $  (1.64)                                  $  (1.21) $   (.62)                       $   (.87)
                          ========                                   ========  ========                        ========
Pro forma weighted
 average number of basic
 and diluted shares
 outstanding............     8,375                                     18,064    16,824                          19,514
                          ========                                   ========  ========                        ========

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Year ended July 31, 1998 and the six months ended January 31, 1999

(a) Adjustment to in-process research and development reflects the elimination of $9,200 expensed to in-process research and development related to the acquisition of Accipiter in April, 1998. The Company expects to expense approximately $5,000 to in-process research and development related to the April, 1999 acquisition of I/PRO.The Company will adjust its allocation of the I/PRO purchase price upon completion of a valuation of I/PRO.

(b) Reflects additional goodwill and other intangible asset amortization expense related to the acquisition of Accipiter and I/PRO. Goodwill and other intangible assets are being amortized over five and two years, respectively, using the straight-line method.

(c) Reflects additional amortization expense of developed technology acquired in the purchase of Accipiter and I/PRO. Developed technology is being amortized over five years using the straight-line method.

(d) Reflects a reduction in interest expense related to I/PRO borrowings that would have been settled by I/PRO had the acquisition been consummated at the beginning of the periods presented. This calculation was made based on actual amounts expensed by I/PRO in the related periods.

(e) Reflects additional amortization expense of deferred compensation acquired in the purchase of Accipiter for the period August 1, 1997 through April 8, 1998, the acquisition date.

                                  UNDERWRITING

   Engage and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Hambrecht & Quist LLC and Bear, Stearns & Co. Inc. are the representatives of the underwriters.

                           Underwriters                        Number of Shares
                           ------------                        ----------------
     Goldman, Sachs & Co......................................
     Hambrecht & Quist LLC....................................
     Bear, Stearns & Co. Inc..................................
                                                                  ---------
       Total..................................................
                                                                  =========

                             ---------------------
   If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional shares from Engage to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by Engage. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                 Paid by Engage
                               ----------------

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share............................................. $            $
Total................................................. $            $

   Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the Underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Engage, its directors, officers and stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to gifts or transfers to affiliates or transactions under any existing employee benefit plans. Please see "Shares Available for Future Sale" for a discussion of various transfer restrictions.

   In addition, at the request of Engage, the Underwriters have reserved for
sale, at the initial public offering price,     shares of common stock for
directors, employees and associates of Engage. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Engage and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Engage's historical performance, estimates of the business potential and earnings prospects of Engage, an assessment of Engage's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Engage has applied to list the common stock on the Nasdaq National Market under the symbol "ENGA".

   In connection with this offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

   These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Engage estimates that its share of the total expenses of this offering,
excluding underwriting discounts and commissions, will be approximately    .

   Engage has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization ..........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  30
Management...............................................................  48
Transactions and Relationship Between Engage and CMGI....................  54
Security Ownership of Principal Stockholder and Management...............  57
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  62
Validity of Common Stock.................................................  63
Experts..................................................................  63
Available Information....................................................  64
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                ---------------

Through and including    , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                                      Shares

                           Engage Technologies, Inc.

                                 Common Stock

                              -------------------

                          [ENGAGE LOGO APPEARS HERE]
                              -------------------

                             Goldman, Sachs & Co.
                               Hambrecht & Quist
                           Bear, Stearns & Co. Inc.

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

   SEC registration fee................................................ $20,850
   NASD filing fee.....................................................   8,000
   Nasdaq National Market listing fee..................................       *
   Printing and engraving expenses.....................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Blue Sky fees and expenses (including legal fees)...................       *
   Transfer agent and registrar fees and expenses......................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

  --------
  * To be filed by Amendment

   Engage will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and Engage's charter and by-laws provide for indemnification of Engage's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Engage and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Engage's charter and by-laws filed as Exhibits 3.1 and 3.4 hereto, respectively.

   The Underwriting Agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of Engage against some liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

   In the three fiscal years preceding the filing of this registration statement, Engage has issued the following securities that were not registered under the Securities Act:

   (a) Issuance of Capital Stock.

   In July 1998, Engage issued 700,000 shares of its Series A convertible preferred stock to CMGI pursuant to the Merger Agreement between Engage and Accipiter. In April 1998, Engage issued 800,000 shares of its Series A convertible preferred stock to CMGI in exchange for (i) cancellation of $8,000,000 of intercompany debt and (ii) shares of common stock of Engage previously held by CMGI. CMGI currently owns 1,500,000 shares of Engage's Series A convertible preferred stock at an average purchase price of $5.34 per share. Every one share of Series A Preferred Stock will convert into 10 shares of common stock upon the consummation of this offering.

   In August 1998, Engage issued 238,597 shares of its Series B convertible preferred stock to Sumitomo Corporation and Sumitomo Corporation of America at a purchase price of $8.38 per share, for an aggregate consideration of $2,000,000. Upon closing of the offering, the 238,597 outstanding shares of Series B preferred stock will convert into 238,597 shares of common stock.

   Engage issued a secured demand note to CMGI, dated February 1, 1999, in the aggregate amount of $9,347,451, which is convertible into 164,371 shares of Engage's Series C convertible preferred stock. Every one share of Series C convertible preferred stock will convert into 10 shares of common stock upon the consummation of this offering.

   In April 1999, Engage acquired I/PRO. As part of the acquisition, Engage issued to I/PRO stockholders 505,092 shares of Engage common stock in exchange for I/PRO common stock.

   In April 1999, Engage agreed to issue to CMGI, in cancellation of $22,086,307 of indebtedness incurred by Engage to acquire I/PRO, 218,460 shares of Series C convertible preferred stock.

   (b) Grants and Exercises of Stock Options.

   As of April 30, 1999, Engage had granted options to purchase an aggregate of 3,233,897 shares of common stock under the 1995 Equity Incentive Plan exercisable at a weighted average exercise price of $4.31 per share. From August 1, 1995 to April 30, 1998, Engage issued 107,570 shares of common stock for an aggregate purchase price of $31,682 pursuant to exercise of employee options.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit No.                               Exhibit
 -----------                               -------
     1.1*    Form of Underwriting Agreement.
     3.1     Certificate of Incorporation.
     3.2*    Form of Amended and Restated Certificate of Incorporation.
     3.4     By-laws.
     3.5*    Form of Amended and Restated By-laws.
     4.1*    Specimen Certificate for shares of Common Stock.
     4.2     Description of Capital Stock (contained in the Certificate of
             Incorporation filed as Exhibit 3.1).
     5.1*    Opinion of Hale and Dorr LLP.
    10.1     1995 Equity Incentive Plan.
    10.2*    1999 Employee Stock Purchase Plan.
    10.3*    1999 Director Stock Option Plan.
    10.4*    Letter Agreement by and among Engage, CMGI and Red Brick Systems,
             Inc., dated October 6, 1998.
    10.5*    Letter Agreement by and among Engage, NaviSite Internet Services
             Corporation and ServerCast Communications, L.L.C., dated September
             16, 1998.
    10.6     Series B Convertible Preferred Stock Purchase Agreement by and
             among Engage, Sumitomo Corporation and Sumitomo Corporation of
             America, dated July 31, 1998.

 Exhibit No.                               Exhibit
 -----------                               -------
   10.7*     License Agreement between Engage and Engage Technologies Japan,
             Inc., dated July 31, 1998.
   10.8*     International Reseller Agreement between Engage and Engage
             Technologies Japan, Inc., dated July 31, 1998.
   10.9*     Amended and Restated Software License Agreement by and between Red
             Brick Systems, Inc. and Engage, dated July 31, 1998.
   10.10*    DSS Server Software License Agreement by and between Engage, including its parent company CMGI and CMGI's majority-owned subsidiaries, dated July 31, 1998.
   10.11*    Exclusive Strategic Alliance Agreement between Engage and AdSmart
             Corporation and Cross Beam Networks Corporation, dated January 7,
             1998.
   10.12*    Services and License Agreement between Lycos, Inc. and Engage, dated October 29, 1997.
   10.13*    Sales and Marketing Agreement by and between Internet Profiles
             Corporation and the Nielsen Media Research division of A. C.
             Nielsen Company, dated September 5, 1995.
   10.14*    Lease Agreement between Engage Technologies Limited and Capital and Countries PLC, dated April 4, 1999.
   10.15     Anthony & Co. Office Lease between Milkson Associates, LLC and
             Accipiter, Inc., dated April 9, 1997.
   10.16     Amendment to Lease Agreement between Milkson Associates, LLC and
             Accipiter, Inc., dated November 5, 1997.
   10.17*    Form of Director Indemnification Agreement.
   10.18*    Form of Investor Rights Agreement between Engage and CMGI.
   10.19*    Form of Administrative Support Agreement between Engage and CMGI.
   10.20*    Separation Agreement between CMGI and Chris Evans, dated May 3,
             1999.
   10.21*    Consulting, Inventions and Non-Disclosure Agreement between Engage and Chris Evans, dated May 3, 1999 (filed as an exhibit to Exhibit
             10.20).
   10.22*    Inter-Company Agreement between Engage and CMGI, dated April 7,
             1999.
   10.23*    Secured Convertible Demand Note issued by Engage to CMGI, dated as of
             February 1, 1999.
   10.24*    Security Agreement between Engage and CMGI, dated as of May 3,
             1999.
   10.25*    Intellectual Property Security Agreement between Engage and CMGI, dated as of May 3, 1999.
   21.1      Subsidiaries.
   23.1*     Consent of Hale and Dorr LLP (contained in Exhibit 5.1).
   23.2      Consent of KPMG Peat Marwick LLP.
   23.3      Consent of KPMG Peat Marwick LLP (Accipiter).
   23.4      Consent of PricewaterhouseCoopers LLP.
   24.1      Power of Attorney (contained on page II-5).
   27.1      Financial Data Schedule.

--------
* To be filed by amendment.

   (b) Financial Statement Schedules.

     Schedule II--Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Andover, Massachusetts on May 7, 1999.

                                          Engage Technologies, Inc.

                                              /s/ Paul L. Schaut
                                          By: _________________________________
                                             Paul L. Schaut
                                             Chief Executive Officer,
                                             President and Director

                       POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of Engage Technologies, Inc., hereby severally constitute and appoint Paul L. Schaut and Stephen A. Royal, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Engage Technologies, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

          /s/ Paul L. Schaut           Chief Executive Officer,       May 7, 1999
______________________________________  President and Director
            Paul L. Schaut              (Principal Executive
                                        Officer)

         /s/ Stephen A. Royal          Chief Financial Officer        May 7, 1999
______________________________________  and Treasurer (Principal
           Stephen A. Royal             Financial and Accounting
                                        Officer)

        /s/ David S. Wetherell         Chairman of the Board of       May 7, 1999
______________________________________  Directors
          David S. Wetherell

        /s/ Edward A. Bennett          Director                       May 7, 1999
______________________________________
          Edward A. Bennett

       /s/ Christopher A. Evans        Director                       May 7, 1999
______________________________________
         Christopher A. Evans

     /s/ Andrew J. Hajducky, III       Director                       May 7, 1999
______________________________________
       Andrew J. Hajducky, III

         /s/ Craig D. Goldman          Director                       May 7, 1999
______________________________________
           Craig D. Goldman


                                  Schedule II

                              ENGAGE TECHNOLOGIES
                       VALUATION AND QUALIFYING ACCOUNTS
              for the years ended July 31, 1996, 1997 and 1998 and
                     the six months ended January 31, 1999
                                 (in thousands)

                                              Additions
                                         --------------------
                              Balance at Charged to           Deductions Balance
                              Beginning  Costs and               From    at End
Description                    of Year    Expenses  Other (1)  Reserves  of Year
-----------                   ---------- ---------- --------- ---------- -------
Year ended July 31, 1996:
  Allowance for doubtful ac-
   counts...................     $ --        --         --        --      $ --
Year ended July 31, 1997:
  Allowance for doubtful ac-
   counts...................     $ --        --         --        --      $ --
Year ended July 31, 1998:
  Allowance for doubtful ac-
   counts...................     $ --       240        120        --      $360
Six months ended January 31,
 1999:
  Allowance for doubtful ac-
   counts...................     $360        41         --       (49)     $352

--------
    (1) Represents allowance for doubtful accounts of Accipiter, Inc. as of April 1, 1998.

                                 EXHIBIT INDEX

 Exhibit No.                               Exhibit
 -----------                               -------
    1.1*     Form of Underwriting Agreement.
    3.1      Certificate of Incorporation.
    3.2*     Form of Amended and Restated Certificate of Incorporation.
    3.4      By-laws.
    3.5*     Form of Amended and Restated By-laws.
    4.1*     Specimen Certificate for shares of Common Stock.
    4.2      Description of Capital Stock (contained in the Certificate of
             Incorporation filed as Exhibit 3.1).
    5.1*     Opinion of Hale and Dorr LLP.
   10.1      1995 Equity Incentive Plan.
   10.2*     1999 Employee Stock Purchase Plan.
   10.3*     1999 Director Stock Option Plan.
   10.4*     Letter Agreement by and among Engage, CMGI and Red Brick Systems,
             Inc., dated October 6, 1998.
   10.5*     Letter Agreement by and among Engage, NaviSite Internet Services
             Corporation and ServerCast Communications, L.L.C., dated September
             16, 1998.
   10.6      Series B Convertible Preferred Stock Purchase Agreement by and
             among Engage, Sumitomo Corporation and Sumitomo Corporation of
             America, dated July 31, 1998.
   10.7*     License Agreement between Engage and Engage Technologies Japan,
             Inc., dated July 31, 1998.
   10.8*     International Reseller Agreement between Engage and Engage
             Technologies Japan, Inc., dated July 31, 1998.
   10.9*     Amended and Restated Software License Agreement by and between Red
             Brick Systems, Inc. and Engage, dated July 31, 1998.
   10.10*    DSS Server Software License Agreement by and between Engage, including its parent company CMGI and CMGI's majority-owned subsidiaries, dated July 31, 1998.
   10.11*    Exclusive Strategic Alliance Agreement between Engage and AdSmart
             Corporation and Cross Beam Networks Corporation, dated January 7,
             1998.
   10.12*    Services and License Agreement between Lycos, Inc. and Engage, dated October 29, 1997.
   10.13*    Sales and Marketing Agreement by and between Internet Profiles
             Corporation and the Nielsen Media Research division of A. C.
             Nielsen Company, dated September 5, 1995.
   10.14*    Lease Agreement between Engage Technologies Limited and Capital and Countries PLC, dated April 4, 1999.
   10.15     Anthony & Co. Office Lease between Milkson Associates, LLC and
             Accipiter, Inc., dated April 9, 1997.
   10.16     Amendment to Lease Agreement between Milkson Associates, LLC and
             Accipiter, Inc., dated November 5, 1997.
   10.17*    Form of Director Indemnification Agreement.
   10.18*    Form of Investor Rights Agreement between Engage and CMGI.
   10.19*    Form of Administrative Support Agreement between Engage and CMGI.
   10.20*    Separation Agreement between CMGI and Chris Evans, dated May 3,
             1999.
   10.21*    Consulting, Inventions and Non-Disclosure Agreement between Engage and Chris Evans, dated May 3, 1999 (filed as an exhibit to Exhibit
             10.20).
   10.22*    Inter-Company Agreement between Engage and CMGI, dated April 7,
             1999.
   10.23*    Secured Convertible Demand Note issued by Engage to CMGI, dated as of
             February 1, 1999.
   10.24*    Security Agreement between Engage and CMGI, dated as of May 3,
             1999.
   10.25*    Intellectual Property Security Agreement between Engage and CMGI, dated as of May 3, 1999.
   21.1      Subsidiaries.
   23.1*     Consent of Hale and Dorr LLP (contained in Exhibit 5.1).

 Exhibit No. Exhibit
 ----------- -------
    23.2     Consent of KPMG Peat Marwick LLP.
    23.3     Consent of KPMG Peat Marwick LLP (Accipiter).
    23.4     Consent of PricewaterhouseCoopers LLP.
    24.1     Power of Attorney (contained on page II-5).
    27.1     Financial Data Schedule.

--------
* To be filed by amendment.